As filed with the Securities and Exchange Commission on October 2, 2019

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________________________

AVRA MEDICAL ROBOTICS, INC.

(Exact name of registrant as specified in its charter)

Florida	3841	47-3478854
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3259 Progress Drive

Suite 112A

Orlando, FL 32826

(407) 956-2250

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive officer)

Barry F. Cohen

CEO

3259 Progress Drive

Suite 112A

Orlando, FL 32826

(407) 956-2250

Name, address, including zip code, and telephone number,

including area code, of agent for service)

_________________________________

Copies to:

Dale S. Bergman, Esq David Segrera, Esq Gutiérrez Bergman Boulris, PLLC 901 Ponce De Leon Blvd., Suite 303 Coral Gables, FL 33134 (305) 358-5100	Mitchell S. Nussbaum, Esq Angela M. Dowd, Esq Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

_________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Units, consisting of shares of the registrant’s common stock, par value $0.0001 per share and warrants to purchase shares of common stock	$10,000,000.00	$1,298.00
Warrants to purchase common stock included as part of the Units(4)	Included with the Units	—
Common stock included as part of the Units(5)	Included with the Units	—
Common stock issuable upon exercise of the warrants included as part of the Units(5)(6)	$11,500,000.00	$1,493.00
Underwriter warrants to purchase Common Stock(7)	—	—
Common stock issuable upon exercise of the underwriter warrants(5)(7)	$550,000.00	$72.00
Total: (4)	$22,050,000.00	$2,863.00

____________

(1)      Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)      Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3)      Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder.

(4)      Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the securities of the registrant underlying the warrants.

(5)      Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(6)      Includes shares issuable upon exercise of the warrants that the underwriters have the option to purchase to cover over-allotments, if any.

(7)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue upon the closing of this Offering, warrants to Maxim Group LLC entitling it to purchase up to 5.0% of the aggregate shares of common stock sold to investors in this Offering. The exercise price of the warrants is equal to 110% of the public offering price per Unit. The warrants are exercisable commencing six (6) months after the date of effectiveness of this registration statement and will terminate three (3) years after the date of effectiveness of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 2, 2019

AVRA MEDICAL ROBOTICS, INC.

        Units, Each Unit Consisting of

One Share of Common Stock and

a Warrant to Purchase         Shares of Common Stock

_________________________________

We are offering ______________ units, with each unit consisting of one share of common stock, $0.0001 par value per share, and a warrant to purchase         shares of common stock at an exercise price of $         per share (together with the shares of common stock underlying such warrants, the “Units”) of Avra Medical Robotics, Inc., a Florida corporation (the “Company”), in a firm commitment underwritten public offering at a public offering price of $____________ per Unit (this “Offering”).

The warrants offered hereby may be exercised from time to time beginning on the date of issuance and expire on         . Our Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of our common stock and the warrants comprising our Units are immediately separable and will be issued separately in this Offering.

Our common stock is currently quoted on the OTCQB Marketplace (“OTCQB”) under the symbol “AVMR.” However, the trading market for our common stock is sporadic and extremely limited. On October 1, 2019, the most recent date for which a quotation is available, the closing price of our common stock on the OTCQB was $1.70. There currently is no public market for the warrants offered. We have applied to list our common stock and our warrants on the Nasdaq Capital Market under the symbols “AVRA” and “AVRAW.” There can be no assurance that we will be successful in listing our common stock or our warrants on the Nasdaq Capital Market.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves significant risks. You should review carefully the “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price		$
Underwriting discounts and commissions(1)(2)		$
Proceeds, before expenses, to us		$

____________

(1)    We have also agreed to reimburse the underwriters for certain expenses. See “Underwriting” for additional information regarding total underwriter compensation.

(2)    The amount of offering proceeds to us presented in this table does not give effect to any exercise of the warrants being issued in this Offering, if any.

We have granted a 45-day option to the underwriters to purchase up to an additional ______________ shares of common stock at a price of $__________ per share and/or an additional ____________ warrants at a price of $         per warrant less, in each case, the underwriting discount solely to cover overallotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $         and the total proceeds to us, before expenses, will be $          .

The underwriters expect to deliver the Units against payment in New York, New York on ____________ __, 2019.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is ___________ __, 2019

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ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States Persons outside the United States who come into possession of this prospectus and any free writing prospectus related to this Offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless the context otherwise requires, the terms “Avra,” “Avra Medical Robotics,” “the Company,” “we,” “us,” and “our” refer to Avra Medical Robotics, Inc.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various third-party industry and research sources, on assumptions that we have made based on that data and other similar sources, and on our knowledge of the markets for our services. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

In addition, industry publications, studies, and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section captioned “Risk Factors” and elsewhere in this prospectus. These and other factors could cause our actual results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

We are a medical robotics company developing a fully autonomous medical robotic system using proprietary software which integrates Artificial Intelligence (“AI”) and Deep Learning, or machine learning, (“DL”). By using an AI and DL enhanced software program, we are creating an intelligent robotic system that we believe can “robotize” a wide range of medical procedures currently being performed by human hands. We are concentrating our research and development efforts to meet rising expectations of patients and practitioners alike for the precision, safety and speed offered by an AI enhanced robotics platform system that can be combined with proven medical devices, end-effectors and surgical instruments.

We believe that progress in mechanical and software engineering has made possible lightweight and relatively inexpensive robotic devices for difficult procedures in various medical fields. Medical robots are already being successfully employed in several areas of surgery, including Urology (Prostate), Colo-Rectal, Gynecology, Thoracic, General Surgery, Orthopedics, and Neuro and Spine Surgery. Robots are also being used for Tele-medicine and assistive robotic methods are addressing the delivery of healthcare in inaccessible locations, ranging from rural areas lacking specialist expertise to post-disaster scenarios, and battlefield areas. With the aging population dominating demographics in the U.S. across all spectrums of healthcare, robotic technologies are being developed toward promoting improved function, lower morbidity and improved overall outcomes.

We are developing a treatment-independent autonomous robotics system utilizing our proprietary AI-driven precision guidance system, applicable to a variety of minimally and non-invasive procedures, with an initial focus on skin resurfacing aesthetic procedures utilizing several FDA approved skin enhancing techniques robotized for superior performance and optimal results. Our medical robotic system is being developed to deliver skin resurfacing treatments, such as micro-needling and laser therapies with improved efficiency, accuracy and precision over current procedures conducted by human hand, and only requiring the doctor to input or just confirm treatment parameters. As a result, use of our medical robotic system is expected to provide improved quality and safety as well as improve patient throughput and workflow.

Our autonomous medical robotics system is being developed to be compatible with available FDA approved surgical tools and end-effectors, enabling us to initially penetrate a sizable and fast-growing aesthetics market, which includes micro-needling and laser solutions. Our robotics system will allow doctors, and anyone permitted to treat patients, defined at the State level, such as a licensed aesthetician, to treat damaged skin autonomously by delivering micro-needling to the skin. The micro-needling catalyzes the natural process of collagen remodeling, consisting of formation of new collagen, elastin, and vascularization in the papillary dermis, similar to the effect of laser treatments.

We expect our robotic system to eliminate many of the common errors that occur during handheld procedures, such as over- or under- exposure of the needles or energy-based instruments that can have terrible cosmetic results and even injure the patient. In addition, our system is being designed to continuously adjust treatment parameters, such as penetration depth, time, and energy in order to individualize the outcome based on our algorithms.

Our robotic system has been designed and developed through a seamless collaboration of the surgeon, the engineer and the scientist. Since the robot industry has progressed greatly in miniaturization, adaptability and lower costs, we believe that the Avra “brains” technology component can lead to dramatic opportunities in all of medicine.

The advantages of robotizing already FDA approved aesthetic tools are many. In contrast to a human using a handheld device, our aesthetics robotic system has the potential to perform each and every procedure with unsurpassed precision without constraint of age, proficiency, experience or fatigue. Likewise, in many skin related treatments the amount of energy delivered, distance and/or depth of the instrument to, or into, the skin, and treating only the affected area are critical to the outcome. The robotic system can maintain these parameters with unparalleled accuracy. The system can also replicate the same procedure time and again precisely. Delivery of certain aesthetic treatments by robotic systems is believed to be the most efficient option, requiring fewer visits per patient while increasing patient throughput — a benefit for patients and practitioners alike.

Advantages of using our medical robotic approach to procedures include:

•        Reduced cost per treatment

•        Better treatment accuracy

•        Better treatment outcomes

•        Increased patient throughput and revenue generation for the physician

•        Easier multi-platform integration

•        Addresses shortfall of physicians/surgeons

•        Easier future integration of medical and technological advancements such as molecular biologics

We believe that our initial medical robotic system for the aesthetics market should find rapid acceptance based on the aforementioned advantages of using the attributes of robotics versus traditional manual applications. Furthermore, there is general acceptance by consumers for fee-for-service cash payments in the facial aesthetics market thereby avoiding medical insurance reimbursement issues.

Our medical robotic system utilizes a robotic arm that has seven-degrees of freedom integrated with our proprietary AI-driven control software and algorithms. The robotic arm was designed and built under the required medical device standards of the U.S. Food and Drug Administration (“FDA”). Our strategy is to integrate the robotic arm with FDA approved devices, which is expected to allow for a more expedited approval of the integrated system. We believe that the FDA approval process will primarily focus upon validation of the medical robotic system’s software control. This could lead to a less onerous, more de-risked regulatory path to approval, particularly if strong preclinical results are achieved. Subsequent to the completion of the FDA preclinical work, estimated to be six months, we believe that we will be able to additionally modify and robotize certain non-invasive instruments that do not require FDA approvals and proceed to the cosmetic treatments marketplace. This action could sharply reduce the time to commercial operations and revenues.

We have retained the services of The Horizon Phoenix Group (“HPG”), a consulting firm experienced in securing U.S. and foreign regulatory approvals for medical devices, in order to expedite the regulatory process. Working with HPG, we prepared and filed an application with the FDA for our initial medical robotic system and on August 12, 2019, held an initial pre-collaboration meeting with the FDA. This is the first of a series of meetings where the Avra system and its regulatory requirements will be discussed in ever-increasing specificity. This should allow for a more focused regulatory process, saving both resources and time. The robotic arm that we will utilize for our system has already been granted approval in the EU and received a CE mark. We have begun implementing a quality and regulatory system that will serve as the foundation for U.S., Canadian, European, Australian, Japanese, and Brazilian market access for our medical robotic system. The Medical Device Single Audit Program (“MDSAP”), which we are employing, is a single inspection that, when completed, is expected to support market access to these six most important medical device marketplaces.

Since 2016, we have had a research partnership with the University of Central Florida (“UCF”) to develop a prototype intelligent medical robotic system. UCF is recognized particularly for its work in the area of medical robotic research and design, with a focus on guidance systems. We have paid UCF a one-time fee for outright ownership of work developed by UCF in the collaboration.

On September 10, 2019, we entered into a collaborative research and development agreement with Infinite Mind, LLC (“IM”). IM is in the business of developing computerized systems for robot operation and automation employing software and AI for applications in various industries. Its owners include Ruthi Pollak (see “Management — Avra Scientific Advisory Board”) and Dr. Fred Moll, a founder of Intuitive Surgical and Auris Health, recently acquired by Johnson & Johnson. Our CEO is also an owner of IM. IM, with the use of Avra’s facilities and cooperation of Avra personnel, will seek to develop software and AI systems for robots that are relevant to the field of medical treatment or diagnostics. As part of the collaboration, IM has granted Avra an exclusive, worldwide, full paid-up, perpetual, royalty-free license to commercialize any technology (including any patents) developed by IM individually or jointly with AVRA during the term of the agreement as well as existing technology of IM in the field of medical robotics. This license survives termination of the agreement.

Our senior leadership team and advisory boards have broad and deep experience in clinical practice, medical research, innovation and development in the medical robotics field. We believe that our team, which has been active in the medical robotics field for many years, brings the necessary skills and experience to develop and commercialize intelligent medical robotic systems, as well as in marketing, supply chain management, and the implementation of all other aspects of business operations.

We believe we can rapidly develop and commercialize our initial medical robotic system in the aesthetic skin resurfacing market because of the following advantages and progress made to date, including:

•        Our team is experienced in medical robotic engineering.

•        We are working in conjunction with preeminent physicians, engineers and scientific institutions.

•        We have substantially completed the design phase and are ready to complete a final, integrated prototype for the regulatory process which has been initiated.

•        Our robotic arm was built under the required medical device standards of the FDA and has already received a CE Mark in Europe.

•        Our strategy is to integrate the robotic arm with FDA approved devices for skin resurfacing, which we anticipate will allow for a more expedited regulatory approval, with the FDA approval process primarily focused upon validation of the medical robotic system’s software control. We held a pre-collaboration meeting with the FDA on August 12, 2019, which should now allow us to better focus on only the meaningful required activities, saving both resources and time.

•        We have begun implementing a quality and regulatory system that will serve as the foundation for U.S., Canadian, European, Australian, Japanese, and Brazilian market access for AVRA’s medical robotic system. The Medical Device Single Audit Program (“MDSAP”), which we are employing, is a single inspection that, when completed, is expected to support market access to the six most important medical device marketplaces.

•        We believe that our treatment-independent medical robotics platform system will be compatible with currently and yet to be approved end-effectors and/or surgical tools enabling rapid entry into the skin resurfacing and other markets with new and improved devices.

Medical Robotic and Skin Rejuvenation Markets

The concept of using a robot in surgical procedures became a practical reality in 2000, when the FDA approved the da Vinci® robotic system, introduced to the market by Intuitive Surgical, Inc. (“ISRG”). For years, ISRG was essentially the sole company manufacturing and marketing robotic devices for use in the rapidly emerging field of robotic assisted, minimally invasive surgery.

Today, the U.S. is the leader in robot assisted surgery. However, other countries have been fast followers, having already recognized both the need and the promise of such technologies. The development of surgical robotics is motivated by the desire to enhance the effectiveness of a procedure by coupling information to action in the operating room or interventional suite and transcend human physical limitations in performing surgery and other interventional procedures, while still affording human control over the procedure. Two decades after the first reported robot assisted surgical procedure, surgical robots are now being widely used in the operating room.

According to Kenneth Research, the worldwide medical robotics market is projected to reach $11.36 billion by 2023, expanding at a compound annual growth rate (“CAGR”) of 12.6% during 2018-2023. According to Kenneth Research, North America is currently the world’s largest market for medical robotics, holding an over 40% market share as of 2019, with significant growth expected in the coming years.

Growth in North America is driven by a few factors including the high rate of adoption of these new technologies and the growing demand for more precise, less invasive, and safer surgical methods. The overall growth of this industry is driven by the rising demand for these technologies, the growing and aging population, as well as increasing healthcare expenditures.

Due to the growth in robotics for medical applications over the last several years, the medical robotics space has seen increasing mergers and acquisitions activity and we expect this to continue for the foreseeable future. Some recent examples include:

•        Medtronic’s acquisition of Mazor Robotics in September 2018 for $1.6 billion.

•        Johnson & Johnson’s acquisition of Auris Health in February 2019 for $5.75 billion.

•        Johnson & Johnson is now a shareholder of Avra through its ownership of Auris Health, which was one of the founding shareholders of Avra.

•        Stryker’s acquisition of Orthoscape in March 2019 for $220 million.

•        Intuitive Surgical’s acquisition of Schölly Fiberoptic’s robotic endoscope business in July 2019 for an undisclosed sum.

•        Siemens Medical Solutions’ acquisition of Corindus Vascular Robotics in August 2019 for $1.1 billion.

Similarly, the demand for skin rejuvenation procedures is also rapidly growing, which is a primary reason why Avra’s team chose this market as its initial point of entry into the medical robotics field. According to a research letter published by Jama Network, in 2016, the total number of dermatology providers was 13,365 (10,845 dermatologists and 2,520 dermatology physician assistants). The global medical aesthetic market is expected to reach $16.7 billion by 2022, with North America accounting for approximately half the volume and remaining the largest single market.

According to the National Laser Institute between 2000 and 2018, the total number of non-surgical cosmetic treatments performed increased by 228% with 15.9 million non-surgical cosmetic treatments performed in 2018. The National Laser Institute also estimated that over $16.5 billion was spent in the U.S. on cosmetic procedures in 2018.

According to a research study by Persistence Market Research, the global market for skin rejuvenation is projected to reach a CAGR of 8.7%. By region, the North American and Asian Pacific excluding Japan (“APEJ”) regions reflect high potential in the years to come. The North American region is expected to dominate the global market as it is estimated to be the largest for skin rejuvenation. The North American skin rejuvenation market is estimated to reach a CAGR of 9.4% at its peak.

Technology Overview

The core of the design and engineering of our medical robotic system is the AI-driven robotic arm navigation and guidance software which permits the system to autonomously guide a medical, surgical grade robotic arm and end-effector for safer and more effective treatment of patients. Our initial medical robotic system is designed to perform minimally invasive, surgical facial corrections using a micro-needling device for skin resurfacing. We plan to quickly follow this up with a laser end-effector, a tool useable for various skin resurfacing procedures. This modular approach should allow us to quickly adopt future technologies and instruments with only minor adaptations to the end-effectors and surgical tools approved for use.

The key technology in our system is the Avra Intelligent Instrument Guidance Software (“AIIGS”), an image-guided robotic guidance system that receives real-time 3D images, live sensor inputs from various subsystems to calculate precise orientation of the arm and end-effector over the patient in real-time during a procedure, ultimately allowing precision delivery of treatment to any area of the human body that is beyond the capabilities of a human being, and which should allow for more optimal and consistent treatments. The various image capture and sensor subsystems are outlined below and include, 2D image capture, 3D image capture and tracking, distance sensors, and touch sensors. We expect the AIIGS capability should then be relatively easily employed to support other surgical procedures beyond skin resurfacing, such as skin and wound care, drug delivery, tattoo removal, cellulite reduction, biopsies and Mohs surgery, to name a few.

In the case of facial micro-needling, through our proprietary intuitive graphic user interface, the doctor will be able to acquire a high-resolution depth map of the patient’s face and superimpose a trajectory map over Aesthetic Regions-of-Interest (“AROIs”). The doctor would then accept the suggested treatment protocol or assign specific micro-needling parameters to each AROI. AIIGS will autonomously control the arm and end-effector to follow a predetermined path based on the doctor’s specified parameters for each AROI, and continuously calculate the current and desired position over the sequential AROIs to ensure the precise treatment parameters are met. It will also reorient the end-effector so it is perpendicular to each AROI to ensure optimal application of micro-needling injection, and with the precise pressure needed, accounting for patient movement in real-time.

Our medical robotic subsystems modules are outlined below. Areas of continuous development work include AI, DL and medical robotic safety guidelines.

AVRA Medical Robot System Block Diagram

PROCESSOR SUBSYSTEM
ROBOTIC ARM ASSEMBLY
END EFFECTOR
Micro-needling RF Control
Micro-needling Instrument
Sensors cap-touch, pressure distance, skin-type
Control
Acquisition
GUI
Render
TOUCH
DISPLAY
General Processing
STORAGE
NETWORK
HDD
AIIGS
AVRA Intelligent Instrument Guidance System
3D Point Cloud Analysis
Sense Capture
Image Analysis
Image Capture
Kinematics Motor Control
Position Feedback
AI – DEEP LEARNING
Video Compression
3D Depth Sensor
2D Camera
ROBOT ARM
motors
Position encoders
USB I/F
RS232 I/F

Product Description

There are five key elements to our medical robotic system, all of which can potentially generate revenues:

•        Robotic Systems:    Standardized robotic arms, precision guidance system, and software controls designed to the needs of doctors and physicians. This includes elements of AI, DL and related algorithms which may have applications to other fields of work beyond medical and may be licensed out in the future.

•        Robotic Tools:    Standardized tools that can be modified to cover a wide range of medical procedures. Avra plans to sell its robotic systems while obtaining recurring revenues and high gross margins from its tools, which will need to be replaced, just as they are in the handheld versions, for each individual procedure.

•        Maintenance:    Service contracts supporting ongoing operation and simplified so that much of the support can be performed remotely.

•        Education and Training:    Remote and on-site training programs for surgeons, aestheticians, hospitals and medical support staff.

•        Software:    Updates to both the software and algorithms.

Regulatory Strategy

Our products and operations will be subject to extensive regulation in the U.S. by the FDA and by similar agencies in other countries or regions in which we may market our medical robotic systems. In order to make market entry efficient, a comprehensive regulatory strategy has been devised to create robust preclinical and clinical data supporting our product claims and proving that our medical robotic system is safe and will perform as intended.

Our regulatory strategy will employ four tiers of tightly interrelated activities. The specific undertaking in each of the tiers will be coordinated in advance with each regulatory jurisdiction where we intend to commercialize our system (U.S., Canada, the European Union, Brazil, Japan and Australia). The four tiers are:

1.      Preclinical testing of the system (the controller, the computer, the arm and the end-effector.) Preclinical testing encompasses testing without using the device on human subjects. Key facets of preclinical testing are electrical safety, electromagnetic compatibility (“EMC”) and electromagnetic interference (“EMI”) testing; integration testing of the system elements and the development of a clinical training program.

2.      Software involves all elements of the arm’s operations. The documentation required to demonstrate safety and effectiveness is comprehensive. Each task within a process is mapped and controlled. A risk matrix is established to guide the software development and also to play the pivotal role in verification, validation and testing.

3.      Proof of concept testing follows preclinical and software. In proof of concept testing, we will need to demonstrate the arm and its end-effector operation is such that even someone with little robotic experience can successfully use the arm within the indications for use and for the purposes intended. A three-stage demonstration will be undertaken first on animals of various sizes and weights; then on human cadavers of various sizes and weights and finally on a small cohort of human subjects. Each stage must be successfully completed before the next stage is undertaken. The final stage (human proof of concept testing) will be under the supervision of an Institutional Review Board (“IRB”) or similar ethics committee.

4.      The strength of our testing to date has two aims — address all aspects of risk and minimize the size and expense of a human clinical trial. It is our belief that any remaining element of risk or uncertainty will only require a small sample size (50 patients or less). Regardless of the sample size, the human clinical trial shall have a performance endpoint and a safety endpoint that will serve to measure the outcome.

To support our ongoing compliance, we will become registered to the requirements of EN ISO 13485, the U.S. FDA QSR (Quality System Requirements), ANVISA (Agência Nacional de Vigilância Sanitária) from Brazil, TGA (Therapeutic Goods Administration) from Australia, Health Canada, Japanese MHLW (Ministry of Health, Labour and Welfare) and CE (Conformité Européenne) Marking under the new Medical Device Regulations. To achieve this with minimal expense, we shall use a Medical Device Single Audit Program (“MDSAP”) Auditing Organization that is also a European Notified Body.

In order for us to market our products in other countries, we must obtain regulatory approvals and comply with safety and quality regulations in those countries. These regulations, including the requirements for approval or clearance and the time required for regulatory review, vary from country to country.

To expedite securing approvals to market, we have retained the services of HPG, a consulting firm experienced in securing U.S. and foreign approvals to market medical devices. HPG has prepared and filed an application with the FDA for our initial medical robotic system and participated in the initial pre-collaboration meeting with the FDA on August 12, 2019. This is the first of a series of meetings where the Avra system and its regulatory requirements will be discussed in ever-increasing specificity. We believe that this should allow us to closely focus on only the meaningful activities saving both resources and time. The robotic arm we will utilize for our system has already been approved in the EU and received a CE mark. The Company has begun implementing a quality and regulatory system that will serve as the foundation for U.S., Canadian, European, Australian, Japanese, and Brazilian market access for our medical robotic system. The MDSAP, which we are employing, is a single inspection that, when completed, is expected to support market access to these six most important medical device marketplaces.

Our regulatory strategy has been designed so that once the first treatment is approved then following treatments, such as those using lasers, should enjoy a much quicker time to approval. Our expected timeline may change depending on available resources and FDA response times.

We plan to be registered via the MDSAP in accordance with the requirements of the U.S. FDA, Health Canada, Australian TGA, MHLW Japan, ANVISA of Brazil and the EU Medical Device Regulation, and plan to have completed integration testing for the system (controller, computer, arm, cabling, end-effector and the software) for at least two medical systems by the end of 2020.

Depending upon the terms of our agreement with the FDA on the need for and depth of proof of concept and clinical trial testing, we believe that we should have completed the proof of concept and human clinical trial portion within one year of our agreement with them. As a result, we expect this to be completed by the end of 2021. We would then hold market clearances for our robotic system from the U.S. FDA, Health Canada, and CE Marking under the European Medical Directive. At around the same time, we believe that we will have made substantial progress toward market clearances in Australia, Japan and Brazil.

Intellectual Property

Our proprietary software and algorithms are expected to be one of the greatest value drivers for the Company. The software and AI links all our robotic system’s various sensors, systems and tools and allows them to work seamlessly together to complete procedures autonomously given the treatment parameters provided by the operator.

To date, we have submitted six provisional patents which were subsequently combined into one international utility patent application, filed on June 20, 2017, that brought together the various parts of our AIIGS. The utility patent application covers the combination of a navigation system, including its various sensors such as distance and angle, and different end-effector mechanisms, with a medical robotic arm. The national stages of the international patent application were then submitted in the U.S. on July 19, 2018 and in Brazil in December 2018. On April 11, 2018, we also submitted a U.S. design patent application, which covers the robotic arm segment housing. This design patent application was also filed in Canada on October 11, 2019.

We intend to continue filing, as necessary, patent applications in the U.S., as well as in other jurisdictions where we intend to market our products and where the dates of our initial patent applications will give us a right of priority.

We also expect to accumulate a tremendous amount of data as needed for its AI and DL systems. This should result in continuous improvements in patient outcomes. This proprietary data should not only be of value to Avra, but may also be of value to third parties in the aesthetics world.

Summary Risk Factors

Our business is subject to numerous risks, as more fully described in the “Risk Factors” section immediately following this prospectus summary. These risks include, among others:

•        We are a development stage company with a limited operating history and our future profitability is uncertain.

•        As we develop our business, we anticipate future losses and negative cash flow, which may limit or delay our ability to become profitable.

•        We will require additional financing to complete development of, obtain regulatory approvals and protections, manufacture and market our medical robotic system and to develop and commercialize other medical robotic systems in the future. A failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development activities, other operations or commercialization efforts.

•        If our planned products do not achieve market acceptance, we will not be able to generate the revenue necessary to support our business.

•        Our medical robotic systems and operations will be subject to extensive and rigorous government regulation, principally by the FDA. Complying with FDA regulations is a complex process, and our failure to obtain any necessary approvals could subject us to significant delay and could have an adverse effect on the Company.

•        If defects are discovered in our medical robotic systems, we may incur additional unforeseen costs stemming from physicians, hospitals and other potential customers possibly not purchasing our products and our reputation may suffer. This would have a material adverse effect on our business.

•        The use of our medical robotic systems could result in product liability and negligence claims that could be expensive, divert management’s attention and harm our business.

•        If we are unable to protect the intellectual property for our medical robotic systems from use by third parties, our ability to compete in the market will be harmed.

•        Others may assert that our products infringe on their intellectual property rights, which may cause us to engage in costly disputes and, if we are not successful in defending ourselves, could also require us to pay substantial damages, prohibiting us from selling our products.

Corporate Information

The Company was incorporated in the state of Florida on February 4, 2015 under the name “Avra Surgical Microsystems, Inc.” and changed its name to “Avra Medical Robotics, Inc.”, on November 5, 2015.

Our principal executive offices are located at 3259 Progress Drive, Suite 112A, Orlando, FL 32826. Our telephone number is (407) 956-2250. Our corporate website is www.avramedical.com. Information appearing on our corporate website is not part of this prospectus.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.07 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•        we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•        we are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        we are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

•        we are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-pay frequency” and “say-on-golden-parachute” votes);

•        we are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•        we are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation.

We may take advantage of any or all of these provisions until December 31, 2022 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have $1.07 billion or more in annual gross revenues, have $700 million or more in aggregate worldwide market value of our shares held by non-affiliates as of any June 30 or issue more than $1.0 billion of non-convertible debt over a three-year period.

Going Concern

Our auditors have included a “going concern” explanatory paragraph in their report on our consolidated financial statements for the fiscal year ended December 31, 2018, expressing substantial doubt that we can continue as an ongoing business for the next twelve months. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot secure the financing needed to continue as a viable business, our shareholders may lose some or all of their investment in us.

THE OFFERING

Issuer	Avra Medical Robotics, Inc.
Securities offered by us

We are offering         Units. Each Unit consists of one share of our common stock and a warrant to purchase         shares of our common stock (together with the shares of common stock underlying such warrants). The Units will not be certificated or issued in stand-alone form. The shares of our common stock and the warrants comprising the Units are immediately separable upon issuance and will be issued separately in this Offering.

Offering price per Unit	$_____________
Over-allotment option

We have granted the underwriters an option, exercisable for forty-five (45) days after the date of this prospectus, to purchase up to an additional ____________ shares of common stock at a price of $____ per share and/or an additional _______ warrants at a price of $______ per warrant less, in each case the underwriting discount solely to cover overallotments, if any.

Description of the warrants

The exercise price of the warrants is $____ per share. Each warrant is exercisable for of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein. A holder may not exercise any portion of a warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%. Each warrant will be exercisable immediately upon issuance and will expire on ___ years from the date of issuance. The terms of the warrants will be governed by a Warrant Agreement, dated as of the effective date of this Offering, between us and VStock Transfer, LLC (the “Warrant Agent”). This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants. For more information regarding the warrants, you should carefully read the section titled “Description of The Securities We Are Offering — Warrants” in this prospectus.

Common stock to be outstanding immediately after this Offering	__________________ shares.
Use of proceeds

We estimate the net proceeds to us from this Offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $ ______________million.

We intend to use the net proceeds for working capital and general corporate purposes, which include, but are not limited to the development and engineering of a final prototype medical robotic system to submit for FDA and other regulatory approvals and the costs of obtaining such regulatory approvals. See “Use of Proceeds” for more information.

Current Market for the common stock and warrants

Our common stock is currently quoted on the OTCQB under the symbol “AVMR.” However, the trading market for our common stock is sporadic and extremely limited. There is currently no public market for the offered warrants.

Proposed Nasdaq Capital Market Trading Symbol and Listing

We have applied to list our common stock and warrants on the Nasdaq Capital Market under the symbols “AVRA” and “AVRAW,” respectively. No assurance can be given that such listings will be approved or that a liquid trading market will develop for our common stock or warrants.

Underwriters’ warrants

We will issue to Maxim Group LLC, as the representative of the underwriters, upon closing of this Offering compensation warrants entitling the underwriters or their designees to purchase up to five percent (5%) of the aggregate number of shares of our common stock that we issue to retail investors in this Offering. The warrants will be exercisable for a three (3) year period, commencing six (6) months following the effective date of this prospectus at an exercise price per share equal to 110% of the public offering price of the shares of our common stock offered hereby. See “Underwriting.”

Lock-up

We, our directors, executive officers, and certain shareholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days commencing on the date of this prospectus. See “Underwriting.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to purchase any of our securities.

Outstanding Shares

The number of shares of common stock to be outstanding immediately following this Offering is based on 22,107,218 shares issued and outstanding as of the date of this prospectus The number of shares of common stock to be outstanding immediately following this Offering does not take into account as of the date of this prospectus:

•        the 4,151,939 shares of our common stock reserved for issuance under presently outstanding options or unvested stock awards issued under our 2016 Incentive Stock Plan with a weighted-average exercise price of $0.316 per share;

•        the 5,000,000 shares of our common stock reserved for future issuance under our 2016 Incentive Stock Plan;

•        the 181,500 shares of our common stock reserved for issuance under presently outstanding warrants with a weighted-average exercise price of $1.25 per share;

•        the _________shares of our common stock issuable upon the exercise of warrants to be issued as part of the Units in this Offering (or _______ shares if the underwriters exercise their over-allotment option in full); and

•        the ____________shares of our common stock that may be issued upon exercise of the underwriters’ warrants.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options and warrants, the warrants being issued in this Offering or the underwriter warrants.

Summary Financial Information

The summary consolidated statements of operations data for each of the years ended December 31, 2018 and 2017 and the summary consolidated balance sheet data as of December 31, 2018 have been derived from our audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

The summary consolidated statements of operations data for the six months ended June 30, 2019 and 2018 and the summary consolidated balance sheet data as of June 30, 2019, have been derived from our unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus. The unaudited consolidated financial statements were prepared on the same basis as our audited financial statements. In our opinion, such financial statements include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements.

You should read this information together with the consolidated financial statements and related notes and other information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Statement of Operations	For the Six Months Ended June 30, 2019	For the Six Months Ended June 30, 2018	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017
	(unaudited)	(unaudited)
Revenues	$—	$—	$—	$—
Cost of Sales	$—	$—	$—	$—
Research and Development	$51,874	$16,281	$27,125	$71,170
Other Selling, General and Interest Expenses	$641,197	$427,676	$933,255	$939,637
Net Loss	$700,715	$443,913	$960,322	$1,037,723
Balance Sheet Data	As of June 30, 2019	As of December 31, 2018
	(unaudited)
Cash	$39,095	$35,716
Total Assets	$207,228	$145,434
Total Liabilities	$883,914	$449,783
Total Shareholders’ Deficiency	$676,686	$304,349
Total Liabilities and Shareholders’ Equity (Deficit)	$207,228	$145,434

RISK FACTORS

An investment in our securities involves a number of very significant risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our securities. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our securities to decline and/or you to lose part or all of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that, as of the date of this prospectus, we deem immaterial may also harm our business. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We are a development stage company with a limited operating history and our future profitability is uncertain.

We were incorporated in Florida on February 4, 2015 under the name “Avra Surgical Microsystems, Inc.” We changed our name to “Avra Medical Robotics Inc.” on November 5, 2015. We are currently in the development stage with a limited operating history and no revenues from operations to date. We have not yet demonstrated our ability to generate revenue, and we may not be able to produce revenues or operate on a profitable basis. As a result, it is difficult to evaluate our performance and to forecast our future operating results. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by an early development stage company in a relatively new, potentially highly competitive healthcare industry. Moreover, as an early stage company, we have no prior experience in implementing and managing our planned business in an operational setting. Accordingly, there can be no assurance that we will be able to successfully implement our business plans or strategies.

We cannot provide any assurance that we will be successful in addressing the risks which we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

As we develop our business, we anticipate future losses and negative cash flow, which may limit or delay our ability to become profitable.

We have incurred losses since our inception and expect to experience operating losses and negative cash flow for the foreseeable future. For the years ended December 31, 2018 and December 31, 2017, we had net losses of $960,322 and $1,037,723, respectively and for the three months ended June 30, 2019 and June 30, 2018, we had net losses of $389,997 and $205,509, respectively. We anticipate our losses will continue to increase from current levels because we expect to incur additional costs and expenses related to developing our business, including research and development costs, employee related costs, capital expenditures, the costs of complying with government regulations, sales force, manufacturing, distribution and training. We can provide no assurance as to when, or if, the products we intend to develop will become commercially viable, generate revenues, or become profitable. Even if we achieve profitability, we may not be able to sustain it.

We will require substantial additional financing to complete development of, obtain regulatory approvals and protections, manufacture and market our medical robotic system and to develop and commercialize other medical robotic systems in the future. A failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development activities, other operations or commercialization efforts.

We have no products yet developed or approved for marketing, have generated no revenues from operations to date and may not be able to produce revenues in the foreseeable future. Our capital needs to date have been met by private offerings of our securities or loans. We believe that we will continue to expend substantial resources for the foreseeable future on the completion of development of our planned intelligent medical robotic system, securing necessary regulatory approvals, manufacture, marketing and other commercialization efforts for the Avra medical robotic system and development and commercialization of additional medical robotic systems in the future.

Our future capital requirements depend on many factors, including:

•        the scope, progress, results and costs of research and development of our planned medical robotic system and any future products we may seek to develop;

•        the cost, time and success of obtaining regulatory approval of our initial medical robotic system;

•        the cost, time and success of obtaining patent and other intellectual property protections;

•        the cost of commercialization activities of our planned system and any future products which we may develop and seek to commercialize;

•        our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements, if we choose to utilize such arrangements in connection with the commercialization of our planned and future medical robotic systems;

•        the number and characteristics of any future medical robotic systems we may develop;

•        any product liability or other lawsuits related to our products or commenced against us;

•        the expenses needed to attract and retain skilled personnel;

•        the costs associated with being a public company; and

•        the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims or other intellectual property rights, including litigation costs and the outcome of such litigation.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to:

•        delay, limit, reduce or terminate development activities for our current or future medical robotic systems, if any;

•        delay, limit, reduce or terminate our research and development activities; or

•        delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our current or future product candidates.

If our planned products do not achieve market acceptance, we will not be able to generate the revenue necessary to support our business.

We expect that our medical robotic system, once developed, will offer an important alternative system to perform certain skin resurfacing procedures. Achieving physician and patient acceptance of our system will be crucial to our success. If our products fail to achieve market acceptance, customers will not purchase our products and we will not be able to generate the revenue necessary to support our business. We believe that physicians’ acceptance of the benefits of procedures performed using our system will be essential for acceptance of our system by patients. Our system will represent new technologies that will compete with established and emerging treatment options in the world of dermatological and aesthetic procedures. Some of these procedures are widely accepted in the medical and skin resurfacing communities and in many cases have a long history of use. Physicians will not recommend the use of our system unless we can demonstrate that they produce results comparable or superior to existing techniques. Technological advances could also make such traditional treatments more effective or less expensive than using our planned system, which could render our system obsolete or unmarketable. Studies could also be published that show that other treatment options are more beneficial and/or cost-effective than our planned system. We cannot be certain that physicians will use our systems, if developed and approved, to replace or supplement established treatments or that our system will continue to be competitive with current or future technologies. If our medical robotic system, once developed, is not accepted and not competitive, our business and financial results will be materially adversely affected.

Even if we can prove the effectiveness of our medical robotic system through any clinical trials we are required to conduct, physicians may elect not to use our products. For example, physicians may continue to recommend existing techniques or current devices simply because such methods are already widely accepted. In addition, physicians may be slow to adopt our system because of the perceived liability risks arising from the use of a new system. If our system does not receive market acceptance, we will not be able to generate the revenue to support our business.

We do not have training experience or capabilities on this new system yet and we may encounter delays in developing such experience or capabilities or resistance from customers to the effort required to be trained, problems or delays that could result in lost revenue.

We anticipate that there will be a learning process involved for users of our initial medical robotic system to become proficient in its use. Broad use of our system will require training. Market acceptance could be delayed by the time required to complete this training. We may not be able to rapidly train users in numbers sufficient to generate adequate demand for our system.

Our medical robotic systems and operations will be subject to extensive and rigorous government regulation, principally by the FDA. Complying with FDA regulations is a complex process, and our failure to obtain any necessary approvals could subject us to significant delay and could have an adverse effect on our Company.

Our products and operations will be subject to extensive and rigorous regulation in the United States by the FDA and by similar agencies in other countries or regions in which we may market our products. Unless an exemption applies, each medical device that we intend to market in the U.S. must first receive either “510(k) clearance” or “Premarket (PMA) approval” from the FDA pursuant to the Federal Food, Drug, and Cosmetic Act. The FDA’s 510(k) clearance process usually takes from four to 12 months, but it can last longer. The process of obtaining PMA approval is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. In either case, we anticipate that we will be required to conduct only a limited number of preclinical and/or clinical trials. Although we plan to employ a strategy of integrating our medical robotic system’s robotic arm with FDA approved devices, in order to potentially expedite the approval process by focusing FDA review upon validation of the medical robotic system’s software control, we cannot be sure that 510(k) clearance or PMA approval will be obtained in the future for any medical robotic systems we propose to market.

Our medical robotic system could fail to receive regulatory approval for many reasons, including the following:

•        we may be unable to successfully complete any clinical trials which we are required to conduct;

•        we may be unable to demonstrate to the satisfaction of the FDA or other regulatory authorities that our medical robotic system is safe;

•        the FDA or other regulatory authorities may disagree with the design or implementation of any clinical trials we are required to conduct;

•        the results of clinical trials that we do undertake may not meet the level of statistical significance required by the FDA or other regulatory authorities for approval;

•        the FDA or other regulatory authorities may disagree with our interpretation of data from any preclinical studies or clinical trials we are required to conduct;

•        a decision by the FDA, other regulatory authorities or us to suspend or terminate a clinical trial at any time;

•        the data collected from clinical trials of our medical robotic system may be inconclusive or may not be sufficient to obtain regulatory approval in the United States or elsewhere; and

•        our third-party manufacturers of supplies needed for manufacturing our medical robotic system may fail to satisfy FDA or other regulatory requirements and may not pass inspections that may be required by FDA or other regulatory authorities;

We may encounter substantial delays in our regulatory approvals. We cannot guarantee that any preclinical testing or clinical trials which we are required to conduct, will be conducted as planned or completed on schedule, if at all. Delays can be costly and could negatively affect our ability to complete any preclinical or clinical trials that we are required to conduct for our medical robotic system. If we are not able to successfully complete any such preclinical or clinical trials in a timely and cost-effective manner, we will not be able to obtain regulatory approval and/or will not be able to commercialize our medical robotic systems, which would have an adverse effect on our business.

To be able to market and sell our medical robotic systems in other countries, we must obtain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals, and the time required for regulatory review vary from country to country. Obtaining and maintaining foreign regulatory approvals is expensive, and we cannot be certain that we will receive regulatory approvals in any foreign country in which we plan to market our medical robotic systems. If we fail to obtain regulatory approval in any foreign country in which we plan to market our products, our ability to generate revenue will be harmed.

Even if we obtain regulatory approval, we will be subject to ongoing regulatory scrutiny.

Because our medical robotic systems will be commercially distributed, numerous post-market regulatory requirements apply. We will be required to timely file various reports with the FDA, require that we report to the regulatory authorities if our robotic system has caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. If these reports are not filed timely, regulators may impose sanctions and sales may suffer, and we may be subject to product liability or regulatory enforcement actions, all of which could harm our business.

If we initiate a correction or removal to reduce a risk to health posed, we would be required to submit a publicly available Correction and Removal report to the FDA and in many cases, similar reports to other regulatory agencies. This report could be classified by the FDA as a product recall which could lead to increased scrutiny by the FDA, other international regulatory agencies and our customers regarding the quality and safety of products. Furthermore, the submission of these reports has been and could be used by competitors against us in competitive situations and cause customers to delay purchase decisions or cancel orders and would harm our reputation.

The FDA and the Federal Trade Commission (the “FTC”) also regulate the advertising and promotion of our robotic system to ensure that the claims we make are consistent with our regulatory approvals, that there are adequate and reasonable data to substantiate the claims and that our promotional labeling and advertising is neither false nor misleading in any respect. If the FDA or FTC determines that any of our advertising or promotional claims are misleading, not substantiated or not permissible, we may be subject to enforcement actions, including warning letters, and we may be required to revise our promotional claims and make other corrections or restitutions.

FDA and state authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by FDA or state agencies, which may include any of the following sanctions:

•        adverse publicity, warning letters, fines, injunctions, consent decrees and civil penalties;

•        repair, replacement, refunds, recall or seizure of our products;

•        operating restrictions, partial suspension or total shutdown of production;

•        criminal prosecution.

We will be subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements. If the FDA finds that we have failed to comply, it can institute a wide variety of enforcement actions, ranging from a regulatory letter to a public Warning Letter to more severe civil and criminal sanctions, including the seizure of our products and equipment or ban on the import or export of our medical robotic systems. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

We rely and intend to rely on third parties to conduct some or all aspects of our product development, research, and any preclinical and clinical testing we are required to undertake and these third parties may not perform satisfactorily.

We do not currently, and do not expect to in the future, independently conduct all aspects of our product development, research and any clinical and preclinical trials we are required to undertake. We currently rely, and expect to continue to rely, on third parties with respect to these items, and control only certain aspects of their activities.

Any of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, our commercialization activities may be delayed or suspended. Our reliance on these third parties for research and development activities reduces our control over these activities but does not relieve us of our responsibility to ensure compliance with all required legal, regulatory and scientific standards and any applicable trial protocols.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our studies in accordance with regulatory requirements or our stated study plans and protocols, we may be delayed in completing, or unable to complete, the preclinical studies and clinical trials required.

We intend to rely on third parties to conduct, supervise and monitor any preclinical and clinical trials we are required to undertake. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our robotic systems and our business could be substantially harmed.

We intend to rely on clinical research organizations (“CROs”) and clinical trial sites to ensure that any clinical trials we are required to undertake are conducted properly and on time. While we will have agreements governing their activities, we will have limited influence over their actual performance. We will control only certain aspects of our CROs’ activities. Nevertheless, we will be responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities.

We and our CROs are required to comply with the FDA’s Good Clinical Practices (“GCPs”) for conducting, recording and reporting the results of clinical trials to assure that the data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. The FDA, and comparable foreign regulatory authorities, enforce these GCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If we or our CROs fail to comply with applicable GCPs, the clinical data generated in our future clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving any marketing applications. Upon inspection, the FDA may determine that our clinical trials did not comply with GCPs. Accordingly, if our CROs fail to comply with these regulations, we may be required to repeat such clinical trials, which would delay the regulatory approval process.

The CROs we ultimately use will not be our employees, and therefore, we will be unable to directly monitor whether or not they devote sufficient time and resources to our clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities that could harm our competitive position. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our therapeutic candidates. If any such event were to occur, our financial results and the commercial prospects for our therapeutic candidates would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

Moreover, there is no assurance that we can enter into arrangements with CROs on commercially reasonable terms or if we terminate our relationship with a CRO, that we will be able to secure an alternative CRO on commercially reasonable terms. There can be no assurance that we will not encounter challenges or delays with respect to entering into and/or maintaining relationships with appropriate CROs, or that any delays or challenges we encounter in this regard will not have a material adverse impact on our business, financial condition and prospects.

We intend to utilize the services of third-party manufacturers and suppliers for our medical robotic systems. While we have not as yet established relationships or entered into agreements with any such manufacturers or suppliers, if we do so, and such third-party manufacturers or suppliers fail to comply with Federal, state or foreign manufacturing standards, our manufacturing operations could be interrupted and our product sales and operating results could suffer.

We intend to utilize the services of third-party manufacturers and suppliers for our medical robotic systems. While we have not as yet established relationships or entered into agreements with any such manufacturers or suppliers, if we do so, such third-party manufacturers and suppliers will be required to comply with the FDA’s current Good Manufacturing Practice requirements (“cGMP”) and requirements contained in the FDA’s Quality System Regulation (“QSR”), which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. We and our manufacturers and suppliers will also be subject to compliance with International Organization for Standardization (“ISO”) quality system standards in order to produce products for sale in Europe, as well as the regulations of other foreign jurisdictions regarding the manufacturing process if we market our products elsewhere overseas. The FDA and the ISO enforce compliance with their respective systems through periodic and unannounced inspections of manufacturing facilities. To date, our facilities have not been subject to any inspections by regulatory authorities, but we anticipate that we and certain of our third-party manufacturers and suppliers will be subject to such inspections in the future. If our facilities or those of our manufacturers or suppliers fail to take satisfactory corrective action in response to an adverse inspection, the FDA, ISO, or other foreign governing agency could take enforcement action, including any of the following sanctions:

•        untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•        customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;

•        operating restrictions or partial suspension or total shutdown of production;

•        refusing or delaying requests for 510(k) clearance or PMA approvals of new products or modified products;

•        withdrawing 510(k) clearances or PMA approvals that have already been granted;

•        refusal to grant export approval for our products; or

•        criminal prosecution.

Compliance with complex foreign and U.S. laws and regulations that apply to our international operations increases our cost of doing business in international jurisdictions and could expose us or our employees to fines and penalties in the United States and/or abroad. These numerous and sometimes conflicting laws and regulations include U.S. laws such as the Foreign Corrupt Practices Act, and similar laws in foreign countries, such as the U.K. Bribery Act of 2010, which became effective on July 1, 2011. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business and damage to our reputation. Although we will implement policies and procedures designed to ensure compliance with these laws, there can be no assurance that our employees, contractors or agents will not violate our policies.

If defects are discovered in our medical robotic systems, we may incur additional unforeseen costs stemming from physicians, hospitals and other potential customers possibly not purchasing our products and our reputation may suffer. This would have a material adverse effect on our business.

Our medical robotic systems will incorporate mechanical parts, electrical components, optical components and computer software, any of which can contain errors or failures, especially when first introduced. In addition, new products such as our medical robotic system or enhancements to them may contain undetected errors or performance problems that, despite testing, are discovered only after commercial shipment. Because our medical robotic systems products will be designed to be used for performing complex surgical procedures, we expect that our customers will have an increased sensitivity to such defects. We cannot assure that, once developed and marketed, our medical robotic systems will not experience component aging, errors or performance problems. If we experience flaws or performance problems, any of the following could occur:

•        delays in product shipments;

•        loss of revenue;

•        delay in market acceptance;

•        diversion of our resources;

•        damage to our reputation;

•        product recalls;

•        regulatory actions;

•        increased service or warranty costs; or

•        product liability claims.

The use of our medical robotic systems could result in product liability and negligence claims that could be expensive, divert management’s attention and harm our business.

Our business will expose us to significant risks of product liability claims. The medical device industry has historically been litigious, and we will face financial exposure to product liability claims if the use of our products were to cause injury or death. There is also the possibility that defects in the design or manufacture of our medical robotic systems or their components might necessitate a product recall. Any weaknesses in training and services associated with our medical robotic systems may also be subject to product liability lawsuits. Although we plan to obtain and maintain product liability insurance, the coverage limits of these policies may not be adequate to cover future claims. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs. A product liability or negligence claim or any product recalls could also harm our reputation or result in a decline in revenues. Furthermore, if a patient is harmed by a surgical procedure in which our medical robotic system is used, even in the absence of any alleged system malfunction or defect, we can be exposed to negligence claims based on alleged inadequacies in our training of physicians or our training of our personnel. A negligence claim, regardless of its merit or eventual outcome, could result in significant legal defense costs. Legal actions also divert management’s attention from our business, resulting in a material adverse effect on our operations and financial results.

We do not have medical device manufacturing experience or capabilities and we may encounter manufacturing problems or delays that could result in lost revenue.

We expect that manufacturing our planned medical robotic systems will be a complex process. As a result, we may encounter difficulties in scaling up production of our medical robotic system, including, among others:

•        problems involving production yields;

•        quality control and assurance;

•        component supply shortages;

•        import or export restrictions on components, materials or technology;

•        shortages of qualified personnel; and

•        compliance with state, federal and foreign regulations.

If demand for our products exceeds our manufacturing capacity, we could develop a substantial backlog of customer orders. If we are unable to maintain larger-scale manufacturing capabilities, our ability to generate revenues will be limited and our reputation in the marketplace could be damaged.

We do not have medical device sales and marketing experience or capabilities, which could impair our ability to achieve profitability.

We do not have experience as a company in the sales and marketing of our planned medical robotic systems. As such, we may not be successful in marketing and selling the planned medical robotic system, assuming that we successfully complete development and we receive FDA approval to market in the U.S. and comparable foreign approvals for marketing abroad. We intend to establish a sales and marketing organization supported by clinical and technical representatives who will provide training, clinical and technical support and other services to our customers before and during the surgery but may not be able to successfully create and sustain such an organization, which could delay the successful adoption of our products. Additionally, any sales and marketing organization that we develop may be competing against the experienced and well-funded sales and marketing organizations of some of our competitors. We will face significant challenges and risks in developing our sales and marketing organization, including, among others:

•        our ability to recruit, train and retain adequate numbers of qualified sales and marketing personnel;

•        the ability of sales personnel to obtain access to leading surgeons and persuade adequate numbers of hospitals to purchase our products;

•        costs associated with hiring, maintaining and expanding a sales and marketing organization; and

•        government scrutiny with respect to promotional activities in the healthcare industry.

If we are unable to develop and maintain these sales and marketing capabilities, we may be unable to generate revenue and may not become profitable.

Our industry is highly competitive and if we fail to effectively compete, our business and financial results would be significantly harmed.

We consider our primary initial competition will come from existing skin resurfacing procedures. Our success will depend in part on convincing hospitals, physician practices and patients to convert from conventional treatment methods to use of Avra’s intelligent medical robotic system to perform these procedures.

In addition, a number of companies manufacture and market or are developing and planning to market various robotic systems that are designed to be used in performing various surgical procedures. Many of these companies have significantly greater experience and financial resources than does Avra. While we currently do not know of any medical robotic companies currently targeting the skin resurfacing market, our revenues may be reduced or eliminated if our competitors develop and market products that are more effective or less expensive than our products.

We believe that the primary competitive factors in the market we address will be procedural capability, cost of operations, efficacy, ease of use, quality, reliability, and effective sales support, training and service. If we fail to effectively compete, our business and financial results would be significantly harmed.

If we lose our key personnel or are unable to attract and retain additional personnel, our ability to compete will be harmed.

We are highly dependent on the principal members of our management and scientific staff. Our product development plans depend, in part, on our ability to attract and retain engineers with experience in mechanics, electronics, software development and associated skills. Attracting and retaining qualified personnel will be critical to our success, and competition for qualified personnel is intense. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among technology and healthcare companies and universities. The loss of any of these persons or our inability to attract and retain qualified personnel could harm our business and our ability to compete.

We currently rely on our CEO and several key executives and the loss of their services could have an adverse effect on our company.

Our success depends in large part upon our Chief Executive Officer, Chief Operating Officer, Chief Medical Officer, and Chief Strategy Officer. The loss of any of their services would currently have a material adverse effect on Avra. We are party to employment agreements with each of these individuals, but we do not currently have key man insurance in place.

Our CEO currently occupies similar executive and director positions in a number of privately held companies, most of which are inactive. While we do not believe that his responsibilities in such roles will materially interfere with his duties at Avra or pose any conflict of interest with his duties at Avra, there can be no assurance given in this regard.

Risks Related to Our Intellectual Property

If we are unable to protect the intellectual property for our medical robotic systems from use by third parties, our ability to compete in the market will be harmed.

Our commercial success will depend in part on patents. We have filed and plan on obtaining additional patent and other intellectual property protection for the technologies developed and to be developed for our products, and on successfully defending our patents and other intellectual property against third party challenges.

We may incur substantial costs in obtaining patents and, if necessary, defending our proprietary rights. The patent positions of medical device companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. We cannot assure you that we will obtain the patent protection we seek or that the protection we receive will be found valid and enforceable if challenged. We also cannot assure you that we will be able to develop additional patentable proprietary technologies. If we fail to obtain adequate protection of our intellectual property, or if any protection we obtain is reduced or eliminated, others could use our intellectual property without compensating us, resulting in harm to our business. We may also determine that it is in our best interests to voluntarily challenge a third party’s products or patents in litigation or administrative proceedings, including patent interferences or reexaminations. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

In addition to patents, we may rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical security measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If these measures do not protect our rights adequately, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in developing our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection outside the United States. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing any of our intellectual property rights, or may design around our proprietary technologies, which would harm our ability to compete in the market.

Others may assert that our products infringe on their intellectual property rights, which may cause us to engage in costly disputes and, if we are not successful in defending ourselves, could also require us to pay substantial damages, prohibiting us from selling our products.

We are aware of both United States and foreign patents issued to third parties that relate to computer-assisted surgery and minimally invasive surgery. We do not know whether any of these patents, if challenged, would be held valid, enforceable and infringed. The medical device industry has been characterized by extensive litigation and administrative proceedings regarding patents and other intellectual property rights, and companies have employed such actions to gain a competitive advantage. If third parties in any patent action are successful, our potential patent portfolio may be damaged, we may have to pay substantial damages, including treble damages, and we may be required to stop selling our products or obtain a license which, if available at all, may require us to pay substantial royalties. We cannot be certain that we will have the financial resources or the substantive arguments to defend our patents from infringement or claims of invalidity or unenforceability, or to defend against allegations of infringement of third-party patents. In addition, any public announcements related to litigation or administrative proceedings initiated by us, or initiated or threatened against us, could cause our stock price to decline.

We may be forced to litigate to enforce or defend our intellectual property rights, and/or the intellectual property rights of our licensors.

We may be forced to litigate to enforce or defend our intellectual property rights against infringement by competitors, and to protect our trade secrets against unauthorized use. In so doing, we may place our intellectual property at risk of being invalidated, unenforceable, or limited or narrowed in scope and may no longer be used to prevent the manufacture and sale of competitive product. Further, an adverse result in any litigation or other proceedings before government agencies such as the United States Patent and Trademark Office, or the USPTO, may place pending applications at risk of non-issuance. Further, interference proceedings, derivation proceedings, entitlement proceedings, ex parte reexamination, inter partes reexamination, inter partes review, post-grant review, and opposition proceedings provoked by third parties or brought by the USPTO or any foreign patent authority may be used to challenge inventorship, ownership, claim scope, or validity of our patent applications. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential and proprietary information could be compromised by disclosure during this type of litigation.

Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and/or management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of litigation proceedings more effectively than we can because of their greater financial resources and personnel. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to conduct our clinical trials, continue our internal research programs, in-license needed technology or enter into strategic collaborations that would help us bring our therapeutic candidates to market. As a result, uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

The rights and measures we rely on to protect the intellectual property underlying our products may not be adequate to prevent third parties from using our technology, which could harm our ability to compete in the market.

In addition to patents, we plan to rely on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical security measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If they do not protect our rights adequately, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in developing our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection outside the United States. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing any of our intellectual property rights or may design around our proprietary technologies.

Risks Related to Our Status as a Public Company

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934 that require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are and following the consummation of this Offering, we will be required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm has to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. The incurrence of such costs is an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a sustained trading market ever develops, could drop significantly.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Section 404 of the Sarbanes-Oxley Act requires the management of public companies to conduct an annual review and evaluation of their internal controls and to obtain an attestation report from their registered public accounting firm regarding the effectiveness of internal controls. However, so long as we qualify as an emerging growth company, we will be exempt from the auditors’ attestation requirement under Section 404 of the Sarbanes-Oxley Act. We would no longer qualify as an emerging growth company at such time as described in the risk factor below.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Rule 13a-15(f) under the Exchange Act, internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•        pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

•        provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of our company are being made only in accordance with authorizations of our management and/or directors; and

•        provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

In our periodic reports under the Exchange Act, we are required to include a report of management on the effectiveness of our internal control over financial reporting. Currently, management has reported that our disclosure controls and procedures and our internal control over financial reporting, were not effective at the reasonable assurance level in that:

•        We do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act. Management evaluated the impact of our failure to have written documentation of our internal controls and procedures on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

•        We do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. Management evaluated the impact of our failure to have segregation of duties on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

Following completion of this Offering, we intend to address these weaknesses by expanding our internal accounting and financial staff and implementing written internal control policies and procedures. We may have to incur significant time and expense to do so.

To maintain the effectiveness of our disclosure controls and procedures and our internal control over financial reporting, we expect that we will need to continue enhancing existing, and implement new, financial reporting and management systems, procedures and controls to manage our business effectively and support our growth in the future. The process of evaluating our internal control over financial reporting requires an investment of substantial time and resources, including by our Chief Financial Officer and other members of our senior management. The determination and any remedial actions required could divert internal resources and take a significant amount of time and effort to complete and could result in us incurring additional costs that we did not anticipate, including the hiring of outside consultants. During the evaluation and testing process, if we identify one or more additional material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our securities to decline. We could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

As a smaller reporting company, we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results of operations and financial prospects.

Currently, we are a “smaller reporting company,” as defined by Rule 12b-2 of the Exchange Act. As a “smaller reporting company,” we are able to provide simplified executive compensation disclosures in our filings and have certain other decreased disclosure obligations in our filings with the SEC, including being required to provide only two years of audited financial statements in annual reports. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects.

Furthermore, we are a non-accelerated filer as defined by Rule 12b-2 of the Exchange Act, and, as such, are not required to provide an auditor attestation of management’s assessment of internal control over financial reporting, which is generally required for SEC reporting companies under Section 404(b) of the Sarbanes-Oxley Act. Because we are not required to, and have not, had our auditors provide an attestation of our management’s assessment of internal control over financial reporting, a material weakness in internal controls may remain undetected for a longer period.

The Jobs Act has reduced the information that we are required to disclose.

Under the Jobs Act, the information that we will be required to disclose has been reduced in a number of ways.

As a company with less than $1.07 billion in revenues during our last fiscal year, we qualify as an “emerging growth company,” as defined in the Jobs Act (an “EGC”). We will retain that status until the earliest of (a) the last day of the fiscal year which we have total annual gross revenues of $1,070,000,000 (as indexed for inflation in the manner set forth in the Jobs Act) or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor thereto which would generally occur upon our attaining a public float of at least $700 million.

As an EGC, we are relieved from the following:

•        We are excluded from Section 404(b) of Sarbanes-Oxley Act, which otherwise would have our auditors to attest to and report on our internal control over financial reporting. The JOBS Act also amended Section 103(a)(3) of Sarbanes-Oxley to provide that (i) any new rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or changes to the auditor’s report to include auditor discussion and analysis (each of which is currently under consideration by the PCAOB) shall not apply to an audit of an EGC; and (ii) any other future rules adopted by the PCAOB will not apply to our audits unless the SEC determines otherwise.

•        The Jobs Act amended Section 7(a) of the Securities Act to provide that we need not present more than two years of audited financial statements in an initial public offering registration statement and in any other registration statement, need not present selected financial data pursuant to Item 301 of Regulation S-K for any period prior to the earliest audited period presented in connection with such initial public offering. In addition, we are not required to comply with any new or revised financial accounting standard until such date as a private company (i.e., a company that is not an “issuer” as defined by Section 2(a) of Sarbanes-Oxley) is required to comply with such new or revised accounting standard. Corresponding changes have been made to the Exchange Act, which relates to periodic reporting requirements, which would be applicable if we were required to comply with them.

•        As long as the Company is an EGC we may comply with Item 402 of Regulation S-K, which requires extensive quantitative and qualitative disclosure regarding executive compensation, by disclosing the more limited information required of a “smaller reporting company.”

•        The Jobs Act will also exempt us from the following additional compensation-related disclosure provisions that were imposed on U.S. public companies pursuant to the Dodd-Frank Act: (i) the advisory vote on executive compensation required by Section 14A(a) of the Exchange Act; (ii) the requirements of Section 14A(b) of the Exchange Act relating to shareholder advisory votes on “golden parachute” compensation; (iii) the requirements of Section 14(i) of the Exchange Act as to disclosure relating to the relationship between executive compensation and our financial performance; and (iv) the requirement of Section 953(b)(1) of the Dodd-Frank Act, which requires disclosure as to the relationship between the compensation of our chief executive officer and median employee pay.

Risks Related to Our Common Stock

An active trading market may not develop for our securities and you may not be able to sell your common stock or warrants at or above the offering price per share or the warrant exercise price per share.

Our common stock is currently quoted on the OTCQB under the symbol “AVMR.” However, the trading market for our common stock is sporadic and extremely limited. We have applied to list our common stock and warrants on the

Nasdaq Capital Market under the symbols “AVRA” and “AVRAW” respectively. There can be no assurance that we will be successful in listing our common stock or warrants on the Nasdaq Capital Market. Even if our common stock is listed on the Nasdaq Capital Market, we cannot predict the extent to which investor interest in our Company will lead to the development of any active trading market in our common stock or how liquid the market for our common stock might become. If a market does not develop or is not sustained, it may be difficult for you to sell your shares at the time you wish to sell them, at a price that is attractive to you, or at all. You may not be able to sell your shares of common stock at or above the offering price per share or warrants at or above the warrant exercise price per share.

The market price and trading volume of our securities may be volatile and may be affected by economic conditions beyond our control.

The market price of our securities is likely to be volatile. Some specific factors that could negatively affect the price of our securities or result in fluctuations in its price and trading volume include:

•        regulatory actions with respect to our medical robotic systems or our competitors’ products;

•        actual or anticipated fluctuations in our quarterly operating results or those of our competitors;

•        publication of research reports by securities analysts about us or our competitors in the industry;

•        our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•        issuances by us of debt or equity securities;

•        litigation involving our company, including shareholder litigation; investigations or audits by regulators into the operations of our company; or proceedings initiated by our competitors or clients;

•        strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•        the passage of legislation or other regulatory developments affecting us or our industry; fluctuations in the valuation of companies perceived by investors to be comparable to us;

•        trading volume of our common stock;

•        sales or perceived potential sales of our common stock by our directors, senior management or our shareholders in the future;

•        short selling or other market manipulation activities;

•        announcement or expectation of additional financing efforts;

•        terrorist acts, acts of war or periods of widespread civil unrest;

•        natural disasters and other calamities;

•        changes in market conditions for medical device stocks; and

•        conditions in the U.S. financial markets or changes in general economic conditions.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our common stock, the price and trading volume of our securities could decline.

The trading market for our securities k will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our securities could be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, the price of our securities would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our securities to decline.

The ability of our executive officers and directors, who are our principal shareholders, to control our business may limit or eliminate minority shareholders’ ability to influence corporate affairs.

As of September 1, 2019, our executive officers, directors, 5% stockholders and their affiliates beneficially own approximately 46.5% of our voting stock. Therefore, these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders, acting together, may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our Common stock that you may believe are in your best interest as one of our stockholders.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Our board of directors has the authority, without shareholder approval, to issue preferred stock with terms that may not be beneficial to holders of our common stock.

Our Amended and Restated Articles of Incorporation allows us to issue shares of preferred stock without any vote or further action by our shareholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Our Amended and Restated Articles of Incorporation, Bylaws, employment agreements with our executive officers and appointment agreements with our directors, provide for indemnification of directors and officers at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of executive officers and/or directors.

Our Amended and Restated Articles of Incorporation, Bylaws, employment agreements with our executive officers and appointment agreements with our directors, provide for the indemnification of officers and directors. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable.

Raising additional funds through debt or equity financing could be dilutive and may cause the market price of our securities to decline

We expect to raise some or all of the funds we need to develop our products by selling our securities, including but not limited to sales of our common stock, in private or public offerings To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be substantially diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic collaborations or partnerships, or marketing, distribution or licensing arrangements with third parties, we may be required to limit valuable rights to our intellectual property, technologies, product candidates or future revenue streams, or grant licenses or other rights on terms that are not favorable to us. Furthermore, any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates

Sales of a substantial number of shares of our Common Stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

Risks Related to this Offering

Resales of our common stock including the common stock issuable upon exercise of the warrants being offered in this Offering in the public market may cause the market price of our common stock to fall.

Sales of a substantial number of shares of our common stock, including the shares of common stock issuable upon exercise of the warrants being offered in this Offering, in the public market could occur at any time. The issuance of new shares of our common stock, including the shares of common stock issuable upon exercise of the warrants being offered in this Offering, could result in resales of our common stock by our existing stockholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our common stock and consequently our warrants.

As of the date of this prospectus, we had approximately 22,107,218 shares of common stock outstanding. Substantially all of such shares of common stock may be sold in the public market. If our existing shareholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the expiration of applicable legal restrictions on resale and the lock-up agreements, the trading price of our stock could decline.

Our management will have broad discretion over the use of the net proceeds from this Offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this Offering and could use them for purposes other than those contemplated at the time of commencement of this Offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for our company.

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

The public offering price per Unit is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase securities in this Offering, you will pay an effective price per share of common stock you acquire that substantially exceeds our net tangible book value per share after this Offering. Assuming no exercise of the warrants being offered in this Offering, no value is attributed to such warrants and such warrants are classified as and accounted for as equity, you will experience immediate dilution of $_______ per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this Offering and the public offering price per Unit. In addition, if previously issued options and warrants to acquire common stock are exercised at prices below the offering price or the accompanying warrants being offered in this Offering are accounted for as liabilities, you will experience further dilution. See “Dilution” for a more detailed discussion of the dilution you may incur in connection with this Offering.

Even if this Offering is successful, we may need to raise additional funding to complete the development and commercialization of our product candidates. Additional financing may not be available on acceptable terms, or at all. Failure to obtain additional capital may force us to delay, limit, or terminate our product development efforts or other operations.

We estimate that our current cash and cash equivalents, along with the net proceeds from this Offering, will be sufficient for us to fund our operating expenses and capital expenditure requirements through February 2023. Without giving effect to the anticipated net proceeds from this Offering, our existing capital resources are not sufficient to meet our projected operating requirements through February 2020. This raises substantial doubt about our ability to continue as a going concern beyond one year from the date of our unaudited consolidated financial statements for the six months ended June 30, 2019. The net proceeds from this Offering may remove such doubt regarding our ability to continue as a going concern. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. In addition, the expected net proceeds of this Offering may not be sufficient for us to fund any of our product candidates through regulatory approval, and we may need to raise substantial additional capital to complete the development and commercialization of our product candidates. We may continue to seek funds through equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing. Additional funding may not be available to us on acceptable terms, or at all. Any failure to raise capital as and when needed, as a result of insufficient authorized shares or otherwise, could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies.

The offering price per Unit in this Offering is not an indication of the fair value of our common stock.

In determining the offering price per Unit in the Offering, our board of directors considered a number of factors, including, but not limited to, our need to raise capital in the near term to continue our operations, the current and historical trading prices of our common stock, a price that would increase the likelihood of participation in this Offering, the cost of capital from other sources and the value of the warrants being issued as components of the Unit. The offering price per Unit does not necessarily bear any relationship to any established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the offering price per Unit. You should not consider the offering price per Unit as an indication of the value of our Company or our common stock.

Risks Related to the Warrants

The warrants may not have any value and if an active, liquid trading market for the warrants does not develop, you may not be able to sell your warrants quickly or at or above the price you paid for them.

The warrants issued in this Offering will be immediately exercisable and expire on _______. The warrants will have an initial exercise price equal to $ _________. In the event that our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Prior to this Offering, there has been no public market for any of our warrants. We have applied to list the warrants on the Nasdaq Capital Market. However, there can be no assurance that such listing will be approved. An active trading market may not develop for the warrants to be sold in this Offering or, if developed, may not be sustained, and the market for the warrants may be highly volatile or may decline regardless of our operating performance. The lack of an active market may impair your ability to sell your warrants at the time you wish to sell them or at a price that you consider reasonable.

Since the warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Holders of our warrants will have no rights as a common shareholder until they acquire our common stock.

Until investors acquire shares of our common stock upon exercise of the warrants being offered in this Offering, they will have no rights with respect to our common stock such as voting rights or the right to receive dividends. Upon exercise of such warrants, holders will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

We may amend the terms of the warrants in a way that may be adverse to holders with the approval by the holders of a majority of the then outstanding warrants.

Our warrants will be issued in physical certificated form under a warrant agreement between the Warrant Agent and us. The warrant agency agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. All other modifications or amendments, including any amendment to increase the exercise price of the warrants or shorten the exercise period of the warrants, shall require the written consent of the registered holders of a majority of the then outstanding warrants.

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

We will be issuing warrants to purchase shares of common stock as part of this Offering. To the extent we issue shares of common stock to effect a future business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding ordinary shares and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of sale, of the shares of common stock underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

Certain of the possible adjustments to the warrants may result in a deemed distribution from us to a beneficial owner of a warrant that will be taxable, even though the beneficial owner does not receive a corresponding distribution of cash.

The exercise terms of the warrants being offered in this Offering may be adjusted in certain circumstances. An adjustment to the number of shares of common stock that will be issued on the exercise of the warrants or an adjustment to the exercise price of the warrants (or, in certain circumstances, a failure to make adjustments) may be treated as a taxable deemed distribution to a holder of the warrants, even if such holder does not receive any cash or other property in connection with the adjustment. Holders of the warrants should consult their tax advisors regarding the proper treatment of any adjustments to the warrants. For a more detailed discussion, see “— Material U.S. Federal Income Tax Considerations For Holders of Our Common Stock and Warrants.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Those statements appear in this prospectus, and include statements regarding the intent, belief or current expectations of our company and management that are subject to known and unknown risks, uncertainties and assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors” above.

Forward-looking statements in this prospectus may include, without limitation, statements regarding:

(i)     the plans and objectives of management for future operations, including plans or objectives relating to the development of our medical robotic systems,

(ii)    the timing or likelihood of regulatory filing, approvals and required licenses for our medical robotic systems;

(iii)   our ability to adequately protect our intellectual property rights and enforce such rights to avoid violation of the intellectual property rights of others;

(v)    the timing, costs and other aspects of the commercial launch of our medical robotic systems;

(vi)   our estimates regarding the market opportunity, clinical utility, potential advantages and market acceptance of our medical robotic systems;

(vii)  the impact of government laws and regulations;

(viii) our ability to recruit and retain qualified research and development personnel;

(ix)   difficulties in maintaining commercial scale manufacturing capacity and capability and our ability to generate growth;

(x)    uncertainty in industry demand;

(xi)   general economic conditions and market conditions in our industry;

(xii)  future sales of large blocks of our securities, which may adversely impact our share price;

(xiii) the depth of the trading market in our securities;

(xiv) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, and

(xv)  our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC.

These statements are not guarantees of future performance and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not assume any obligation to update any forward-looking statement. We disclaim any intention or obligation to update or revise any forward-looking statement contained herein, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that our net proceeds from this Offering will be approximately $        million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their overallotment option to purchase additional shares of common stock and warrants in full, we estimate that the net proceeds will be approximately $___ million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. This estimate excludes the proceeds, if any, from exercise of the warrants sold in this Offering. If all of the warrants sold in this Offering (excluding any warrants purchased upon exercise of the underwriters’ overallotment option, if any) were to be exercised in cash at the exercise price of $____ per share, we would receive additional net proceeds of approximately $____ million. We cannot predict when or if these warrants will be exercised. It is possible that these warrants may expire and may never be exercised. We intend to use the net proceeds of this Offering for working capital and general corporate purposes, which include, but are not limited to the development and engineering of a final prototype medical robotic system to submit for FDA and other regulatory approvals and the costs of obtaining such regulatory approvals.

The expected use of the net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures depend on numerous factors, including the progress of our development efforts and any unforeseen cash needs are difficult to predict. As a result, we cannot currently specify in more detail the percentage of the net proceeds that we may use for each of the listed purposes. Accordingly, we will have broad discretion in the use of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our stock.

Pending the use of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit or government securities.

DIVIDEND POLICY

We have not paid any dividends on our common stock since inception and we currently expect that, in the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2019:

•        on an actual basis; and

•        on an as adjusted basis to reflect the sale of $__________ million in Units by us in this Offering, after deducting estimated Offering expenses payable by us. The as adjusted basis assumes no exercise of the overallotment option by the underwriters, and excludes the proceeds, if any, from the exercise of any warrants issued in this Offering.

You should read this table in conjunction with our historical financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

	As of June 30, 2019
	Actual	As Adjusted
Shareholders’ equity (deficit):
Common stock, $0.0001 par value per share; authorized 100,000,000 shares; 21,427,546 shares issued and outstanding, actual; ______________ shares issued and outstanding, as adjusted;	$2,143	$

Preferred stock, $0.0001 par value per share; authorized 5,000,000 shares, 0 shares issued and outstanding actual and pro forma as adjusted	-0-		-0-
Additional paid-in capital	2,504,979
Accumulated deficit	(3,183,808)

Total shareholders’ equity (deficit)	(676,686)
Total liabilities and shareholders’ equity (deficit)	$207,228

The number of shares of common stock issued and outstanding actual and as adjusted in the table above excludes:

•        the 4,151,939 shares of our common stock reserved for issuance under presently outstanding options or unvested stock awards issued under our 2016 Incentive Stock Plan with a weighted-average exercise price of $0.316 per share;

•        the 5,000,000 shares of our common stock reserved for future issuance under our 2016 Incentive Stock Plan;

•        the 181,500 shares of our common stock reserved for issuance under presently outstanding warrants with a weighted-average exercise price of $1.25 per share;

•        the _________shares of our common stock issuable upon the exercise of warrants to be issued as part of the Units issued in this Offering (or _______ shares if the underwriters exercise their over-allotment option in full); and

•        the ____________shares of our common stock that may be issued upon exercise of the underwriters’ warrants.

DILUTION

If you invest in our Units, your interest will be diluted to the extent of the difference between the public offering price per Unit that you pay and the pro forma as adjusted net tangible book value per share of our common stock after this Offering. Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding. Our historical net tangible book value as of June 30, 2019 was ($739,234) or ($0.0345) per share, based on 21,427,546 shares of common stock outstanding as of June 30, 2019.

Net tangible book value dilution per share represents the difference between the amount per share paid by new investors who purchase shares from us in this Offering and the pro forma net tangible book value per share of common stock immediately after completion of this Offering. As of June 30, 2019, after giving effect to our sale of the $_______ of Units in this Offering (attributing no value to the warrants or proceeds from the sale of warrants being offered) and after deducting estimated Offering expenses payable by us, our pro forma as adjusted net tangible book value would have been $_______ or $_______ per share. This represents an immediate increase in pro forma net tangible book value of $_______ per share to existing shareholders, and an immediate dilution in pro forma net tangible book value of $_______ per share to new investors purchasing shares in this Offering. The table below illustrates this per share dilution as of June 30, 2019.

	Before Offering		After Offering
Public offering price per Unit	$		$
Net tangible book value per share as of June 30, 2019		$(0.0345)
Increase in pro forma net tangible book value per share attributable to new investors participating in this Offering	$		$
Pro forma as adjusted net tangible book value per share after this Offering			$
Dilution of pro forma net tangible book value per share to new investors			$

the underwriters exercise their option to purchase additional shares in full, the adjusted net tangible book value per share of our common stock after giving effect to this Offering would be approximately $____ per share of common stock and the dilution in adjusted net tangible book value per share to investors in this Offering would be approximately $____ per share of common stock.

The following table sets forth, on an as adjusted basis as of June 30, 2019, the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of common stock and by new investors, at a public offering price of $____ per share (attributing no value to the warrants or proceeds from the sale of warrants being offered), and before deducting estimated Offering expenses that payable by us.

	SHARES PURCHASED		TOTAL CONSIDERATION		AVERAGE PRICE PER SHARE
	NUMBER	PERCENT	AMOUNT	PERCENT
Existing shareholders	21,427,546%		$1,200,149%			$0.056
New investors		%		%
Total		100%		$100%	$

The foregoing discussion and tables are based on the number of shares of common stock outstanding as of June 30, 2019, but excludes:

•        the 4,151,939 shares of our common stock reserved for issuance under presently outstanding options or unvested stock awards issued under our 2016 Incentive Stock Plan with a weighted-average exercise price of $0.316 per share;

•        the 5,000,000 shares of our common stock reserved for future issuance under our 2016 Incentive Stock Plan;

•        the 181,500 shares of our common stock reserved for issuance under presently outstanding warrants with a weighted-average exercise price of $0.316 per share; and

•        the _________shares of our common stock issuable upon the exercise of warrants to be issued as part of the Units and

•        the _____________shares of our common stock that may be issued upon exercise of the underwriters’ warrants.

BUSINESS

Overview

We are a medical robotics company developing a fully autonomous medical robotic system using proprietary software which integrates Artificial Intelligence (“AI”) and Deep Learning, or machine learning, (“DL”). By using an AI and DL enhanced software program, we are creating an intelligent robotic system that we believe can “robotize” a wide range of medical procedures currently being performed by human hands. We are concentrating our research and development efforts to meet rising expectations of patients and practitioners alike for the precision, safety and speed offered by an AI enhanced robotics platform system that can be combined with proven medical devices, end-effectors and surgical instruments.

We believe that progress in mechanical and software engineering has made possible lightweight and relatively inexpensive robotic devices for difficult procedures in various medical fields. Medical robots are already being successfully employed in several areas of surgery, including Urology (Prostate), Colo-Rectal, Gynecology, Thoracic, General Surgery, Orthopedics, and Neuro and Spine Surgery. Robots are also being used for Tele-medicine and assistive robotic methods are addressing the delivery of healthcare in inaccessible locations, ranging from rural areas lacking specialist expertise to post-disaster scenarios, and battlefield areas. With the aging population dominating demographics in the U.S. across all spectrums of healthcare, robotic technologies are being developed toward promoting improved function, lower morbidity and improved overall outcomes.

We are developing a treatment-independent autonomous robotics system utilizing our proprietary AI-driven precision guidance system, applicable to a variety of minimally and non-invasive procedures, with an initial focus on skin resurfacing aesthetic procedures utilizing several FDA approved skin enhancing techniques robotized for superior performance and optimal results. Our medical robotic system is being developed to deliver skin resurfacing treatments, such as micro-needling and laser therapies with improved efficiency, accuracy and precision over current procedures conducted by human hand, and only requiring the doctor to input or just confirm treatment parameters. As a result, use of our medical robotic system is expected to provide improved quality and safety as well as improve patient throughput and workflow.

Our autonomous medical robotics system is being developed to be compatible with available FDA approved surgical tools and end-effectors, enabling us to initially penetrate a sizable and fast-growing aesthetics market, which includes micro-needling and laser solutions. Our robotics system will allow doctors, and anyone permitted to treat patients, defined at the State level, such as a licensed aesthetician, to treat damaged skin autonomously by delivering micro-needling to the skin. The micro-needling catalyzes the natural process of collagen remodeling, consisting of formation of new collagen, elastin, and vascularization in the papillary dermis, similar to the effect of laser treatments.

We expect our robotic system to eliminate many of the common errors that occur during handheld procedures, such as over- or under- exposure of the needles or energy-based instruments that can have terrible cosmetic results and even injure the patient. In addition, our system is being designed to continuously adjust treatment parameters, such as penetration depth, time, and energy in order to individualize the outcome based on our algorithms.

Our robotic system has been designed and developed through a seamless collaboration of the surgeon, the engineer and the scientist. Since the medical robotic industry has progressed greatly in miniaturization, adaptability and lower costs, we believe that the Avra “brains” technology component can lead to dramatic opportunities in all of medicine.

The advantages of robotizing already FDA approved aesthetic devices are many. In contrast to a human using a handheld device, our aesthetics robotic system has the potential to perform each and every procedure with unsurpassed precision without constraint of age, proficiency, experience or fatigue. Likewise, in many skin related treatments the amount of energy delivered, distance and/or depth of the instrument to, or into, the skin, and treating only the affected area are critical to the outcome. The robotic system can maintain these parameters with unparalleled accuracy. The system can also replicate the same procedure time and again precisely. Delivery of certain aesthetic treatments by robotic systems is believed to be the most efficient option, requiring fewer visits per patient while increasing patient throughput — a benefit for patients and practitioners alike.

Advantages of using our medical robotic approach to procedures include:

•        Reduced cost per treatment

•        Better treatment accuracy

•        Better treatment outcomes

•        Increased patient throughput and revenue generation for the physician

•        Easier multi-platform integration

•        Addresses shortfall of physicians/surgeons

•        Easier future integration of medical and technological advancements such as molecular biologics

We believe that our initial medical robotic system for the aesthetics market should find rapid acceptance based on the aforementioned advantages of using the attribute of robotics versus traditional manual applications. Furthermore, there is general acceptance by consumers for fee-for-service cash payments in the facial aesthetics market thereby avoiding medical insurance reimbursement issues.

Our medical robotic system utilizes a robotic arm that has 7-degrees of freedom integrated with our proprietary AI-driven control software and algorithms. The robotic arm was designed and built under the required medical device standards of the U.S. Food and Drug Administration (“FDA”). Our strategy is to integrate the robotic arm with FDA approved devices, which is expected to allow for a more expedited approval of the integrated system. We believe that the FDA approval process will primarily focus upon validation of the medical robotic system’s software control. This could lead to a less onerous, more de-risked regulatory path to approval, particularly if strong preclinical results are achieved. Subsequent to the completion of the FDA preclinical work, estimated to be six months, we believe that we will be able to additionally modify and robotize certain non-invasive instruments that do not require FDA approvals and proceed to the cosmetic treatments marketplace. This action could sharply reduce the time to commercial operations and revenues.

We have retained the services of The Horizon Phoenix Group (“HPG”), a consulting firm experienced in securing U.S. and foreign regulatory approvals for medical devices, in order to expedite the regulatory process. Working with HPG, we prepared and filed an application with the FDA for our initial medical robotic system and on August 12, 2019, held an initial pre-collaboration meeting with the FDA. This is the first of a series of meetings where the Avra system and its regulatory requirements will be discussed in ever-increasing specificity. This should allow for a more focused regulatory process, saving both resources and time. The robotic arm that we will utilize for our system has already been granted approval in the EU and received a CE mark. We have begun implementing a quality and regulatory system that will serve as the foundation for U.S., Canadian, European, Australian, Japanese, and Brazilian market access for our medical robotic system. The Medical Device Single Audit Program (“MDSAP”), which we are employing, is a single inspection that, when completed, is expected to support market access to these six most important medical device marketplaces.

Since 2016, we have had a research partnership with the University of Central Florida (“UCF”) to develop a prototype intelligent medical robotic system. UCF is recognized particularly for its work in the area of medical robotic research and design, with a focus on the guidance systems. Avra has paid UCF a one-time fee for outright ownership of work developed by UCF in the collaboration.

On September 10, 2019, we entered into a collaborative research and development agreement with Infinite Mind, LLC (“IM”). IM is in the business of developing computerized systems for robot operation and automation employing software and AI for applications in various industries. Its owners include Ruthi Pollak (see “Management — Avra Scientific Advisory Board”) and Dr. Fred Moll, a founder of Intuitive Surgical and Auris Health, recently acquired by Johnson & Johnson. Our CEO is also an owner of IM. IM, with the use of Avra’s facilities and cooperation of Avra personnel, will seek to develop software and AI systems for robots that are relevant to the field of medical treatment or diagnostics. As part of the collaboration, IM has granted Avra an exclusive, worldwide, full paid-up, perpetual, royalty-free license to commercialize any technology (including any patents) developed by IM individually or jointly with AVRA during the term of the agreement as well as existing technology of IM in the field of medical robotics. This license survives termination of the agreement.

Our senior leadership team and advisory boards have broad and deep experience in clinical practice, medical research, innovation and development in the medical robotics field. We believe that our team, which has been active in the medical robotics field for many years, brings the necessary skills and experience to develop and commercialize intelligent medical robotic systems, as well as in marketing, supply chain management, and the implementation of all other aspects of business operations.

We believe we can rapidly develop and commercialize its initial medical robotic system in the aesthetic skin resurfacing market because of the following advantages and progress made to date, including:

•        Our team is experienced in medical robotic engineering.

•        We are working in conjunction with preeminent physicians, engineers and scientific institutions.

•        We have substantially completed the design phase and are ready to complete a final, integrated prototype for the regulatory approval process which has been initiated.

•        Our robotic arm was built under the required medical device standards of the FDA and has already received a CE Mark in Europe.

•        Our strategy is to integrate the robotic arm with FDA approved devices for skin resurfacing, which we anticipate will allow for a more expedited regulatory approval, with the FDA approval process primarily focused upon validation of the medical robotic system’s software control. We held a pre-collaboration meeting with the FDA on August 12, 2019, which should now allow us to better focus on only the meaningful required activities, saving both resources and time.

•        We have begun implementing a quality and regulatory system that will serve as the foundation for U.S., Canadian, European, Australian, Japanese, and Brazilian market access for AVRA’s medical robotic system. The Medical Device Single Audit Program (“MDSAP”), which we are employing, is a single inspection that, when completed, is expected to support market access to the six most important medical device marketplaces.

•        We believe that our treatment-independent medical robotics platform system will be compatible with currently and yet to be approved end-effectors and/or surgical tools enabling rapid entry into the skin resurfacing and other markets with new and improved devices.

Medical Robotic and Skin Rejuvenation Markets

The United States is expected to see a shortage of nearly 122,000 physicians by 2032 as demand for physicians continues to grow faster than supply, according to new data published by the AAMC (Association of American Medical Colleges). This trend is unfortunately being seen in the rest of the world as well. The World Health Organization (“WHO”) estimates that there is a global shortage of 4.3 million physicians, nurses, and other health professionals. The shortage is often starkest in developing nations due to the limited numbers and capacity of medical schools in these countries.

One solution that is expected to mitigate this shortage will be the growing use of robotic systems for both their ability to be used remotely by the doctor (i.e. a doctor could, from a central location, cover anywhere in the world given proper connectivity), but also for their ability to increase the efficiency of existing practitioners. The ever-growing high cost of healthcare is also a driver for the growth in the use of robotic systems.

Advantages of using medical robotics include:

•        Reduced cost per treatment

•        Better treatment accuracy

•        Better treatment outcomes

•        Increase patient throughput

•        Easier multi-platform integration

•        Addresses shortfall of physicians/surgeons

The concept of using a robot in surgical procedures became a practical reality in 2000, when the FDA approved the da Vinci® robotic system, introduced to the market by Intuitive Surgical, Inc. (“ISRG”). For years, ISRG was essentially the sole company manufacturing and marketing robotic devices for use in the rapidly emerging field of robotic assisted, minimally invasive surgery.

Today, the U.S. is the leader in robot-assisted surgery. However, other countries are fast followers, having already recognized both the need and the promise of such technologies. The development of surgical robotics is motivated by the desire to enhance the effectiveness of a procedure by coupling information to action in the operating room or interventional suite and transcend human physical limitations in performing surgery and other interventional procedures, while still affording human control over the procedure. Two decades after the first reported robot assisted surgical procedure, surgical robots are now being widely used in the operating room.

According to Kenneth Research, the worldwide medical robotics market is projected to reach $11.36 billion by 2023, expanding at a compound annual growth rate (“CAGR”) of 12.6% during 2018–2023. According to Kenneth Research, North America is currently the world’s largest market for medical robotics, holding an over 40% market share as of 2019, with significant growth expected in the coming years.

Growth in North America is driven by a few factors including the high rate of adoption of these new technologies and the growing demand for more precise, less invasive, and safer surgical methods. The overall growth of this industry is driven by the rising demand for these technologies, the growing and aging population, as well as increasing healthcare expenditures.

Due to the growth in robotics for medical applications over the last several years, the medical robotics space has seen increasing mergers and acquisitions activity and we expect this to continue for the foreseeable future. Some recent examples include:

•        Medtronic’s acquisition of Mazor Robotics in September 2018 for $1.6 billion.

•        Johnson & Johnson’s acquisition of Auris Health in February 2019 for $5.75 billion

•        Johnson & Johnson is now a shareholder of Avra through its ownership of Auris Health, which was one of the founding shareholders of Avra.

•        Stryker’s acquisition of Orthoscape in March 2019 for $220 million.

•        Intuitive Surgical’s acquisition of Schölly Fiberoptic’s robotic endoscope business in July 2019 for an undisclosed sum.

•        Siemens Medical Solutions’ acquisition of Corindus Vascular Robotics in August 2019 for $1.1 billion.

Similar to growth in the use of medical robot in various procedures, the demand for skin rejuvenation procedures is also rapidly growing, which is a primary reason why we chose the skin rejuvenation market as its initial point of entry into the medical robotics field. According to a research letter published by Jama Network, in 2016, the total number of dermatology providers was 13,365 (10,845 dermatologists and 2,520 dermatology physician assistants). The global medical aesthetic market is expected to reach $16.7 billion by 2022, with North America remaining the largest single market.

According to the National Laser Institute, between 2000 and 2018, the total number of non-surgical cosmetic treatments performed increased by 228% with 15.9 million non-surgical cosmetic treatments performed in 2018. The National Laser Institute also estimated that over $16.5 billion was spent in the U.S. on cosmetic procedures in 2018.

According to a research study by Persistence Market Research, the global market for skin rejuvenation is projected to reach a CAGR of 8.7%. By region, the North American and Asian Pacific excluding Japan (“APEJ”) regions reflect high potential in the years to come. The North American region is expected to dominate the global market as it is estimated to be the largest and highly attractive for skin rejuvenation. The North American skin rejuvenation market is estimated to reach a CAGR of 9.4% at its peak.

Most products designed to improve the appearance of the skin do not repair the skin itself; rather, they cover and hide scarring and blemishes temporarily. Wrinkles also are challenging as the skin ages and are hard to cover over. Some current treatments aim to slow or forestall the development of wrinkles, but with questionable effectiveness. Micro-needling and laser treatments are two common ablative procedures currently in use today for skin resurfacing, specifically focused on tone, texture and skin tightening. Other platforms include radiofrequency, ultrasound, cryolipolysis, and a multitude of laser frequencies that are available to practitioners.

Micro-needling is used to treat and improve conditions like acne scarring, fine lines and wrinkles, loose skin, skin texture, pore size, brown spots, stretch marks, and pigment issues. It is also called skin needling, collagen induction therapy (“CIT”), and percutaneous collagen induction (“PCI”). Most anyone can have the procedure performed, as long as they do not have any active infections, lesions, or any known wound healing problems.

Micro-needling is typically performed in a series of four to six sessions, spaced about a month apart. During the procedure, a topical anesthetic is applied, and then stainless-steel micro-needles are inserted into the skin to cause microinjuries or punctures. The damage caused by the needles encourages the body to send healing agents (elastin and collagen) to the punctures to repair them. According to a 2008 study, skin treated with four micro-needling sessions spaced one month apart produced up to a 400% increase in collagen and elastin six months after completing treatment.

Laser resurfacing also can shrink wrinkles, even eliminating small wrinkles, by removing the outer layer of skin, allowing new skin to form. While simple, this procedure can be painful. Laser resurfacing works by burning off skin; skin can reach 1500°F (800°C) in the process of being removed, and adjacent areas of skin can approach 400°F. Unsurprisingly, general anesthesia is often required. Open wounds are created and healing may take up to three weeks. Skin redness may persist for three months, during which the skin is particularly sensitive to UV light. Other risks of laser resurfacing include scarring, changes in skin pigmentation and bacterial infection.

Most, if not all, of the more severe adverse effects of laser resurfacing treatments are due to errors in the application of the treatment. Applying the laser too close to the skin, for too long on one area of the skin, and at the wrong settings, are just some examples of human errors for this procedure. Robotizing this procedure could reduce, if not eliminate, these human errors.

A recent study by Yongsoo Lee, M.D., co-CEO and co-founder, Oh and Lee Medical Robot, Inc., in South Korea, presented at the American Society for Laser Medicine and Surgery meeting held in April 2017, comparing the improvements in the evenness of laser irradiation using a robot versus manual irradiation found the robot-guided treatment to be much more accurate than the human hand, achieving superior outcomes.

Results of the study showed that robotic irradiation demonstrated consistency in distances between beams and distribution in fractions at both 30 and 10 Hz frequencies and was significantly superior than manual irradiation in the ratio of area covered by beams to regions of interest, distances between beams, and distribution in fractions at each frequency. The investigators concluded the robot-guided treatment to be superior to the manually guided treatment.

“As an aesthetic dermatologist myself, I can appreciate that virtually all doctors would welcome the robot-guided treatments, as valuable time can be saved in the busy practice. That saved time can then be invested in other patients and procedures, allowing physicians to see more patients per day. Moreover, due to the heightened precision of robotic-guided treatments, cosmetic treatments are much safer with a significantly reduced chance of adverse events occurring such as burns and spotty hypopigmentation,” Dr. Lee said.

Technology Overview

Current robots used in surgery are under the direct control of a surgeon — the so-called “Master-slave system”, often in a teleoperation scenario in which a human operator manipulates a master input device and the patient-side robot follows the input. There is no autonomy. Traditional minimally invasive surgical robots provide the surgeon with a higher degree of dexterity inside the body, eliminate operator tremor, scale down operator motions to a fraction of normal distances, and provide a very intuitive connection between the operator and the instrument tips. The surgeon can cut, cauterize, suture and reconstruct tissue with accuracy equal to or better than that of invasive open surgery. A surgical system contains both robotic devices and real-time imaging devices to visualize the operative field during the course of surgery.

The use of robotics in medicine inherently involves physical interaction between caregivers, patients, and robots — in all combinations.

Developing user-friendly physical interfaces between humans and robots requires all the classic elements of a robotic system: sensing, perception, and action. A great variety of sensing and perception tasks are required, including recording the motions and forces of a surgeon to infer their intent, determining the mechanical parameters of human tissue, and estimating the forces between a robot and a moving patient. The reciprocal nature of interaction means that the robot will also need to provide useful feedback to the human operator, whether that person is a caregiver or a patient. We need to consider systems that involve many human senses, the most common of which are vision, haptics (force and tactile), and sound. A major reason why systems involving physical collaboration between humans and robots are so difficult to design well is that, from the perspective of a robot, humans are extremely uncertain and dynamic.

Unlike in a passive, static environment, humans dynamically change their motion, force, and immediate purpose throughout a procedure. These changes can be caused by something as simple as physiologic movement (e.g., a patient breathing during surgery), or as complex as the motions of a surgeon suturing during surgery. During physical interaction with a robot, the human is an integral part of a closed-loop feedback system, simultaneously exchanging information and energy with the robotic system, and thus cannot simply be thought of as an external system input.

In addition, the loop is often closed with both human force and visual feedback, each with its own errors and delays that can potentially cause challenges in a human-robot system. Given these problems, how does one guarantee safe, collaborative and useful physical interaction between robots and humans? To date, no existing systems provide the user with an ideal experience of physically interacting with a robot. Device design and control are essential to the operation of all medical and health robots, since they interact physically with their environment.

Accordingly, one of the most important technical challenges is in the area of mechanisms. Miniaturization is challenging in large part because current electromechanical actuators (the standard because of their desirable controllability and power to weight ratio) are relatively large. Biological analogs (e.g., human muscles) are far superior to engineered systems in terms of compactness, energy efficiency, low impedance, and high force output. Interestingly, these biological systems often combine “mechanisms” and “actuation” into an integrated, inseparable system. Goals for systems that achieve high dexterity at any scale will naturally differ greatly depending on the medical application (e.g. the surgery, rehabilitation, and prosthetics).

We are focusing on truly innovative technology that is in line with current applications, but delivers an innovative approach. We are integrating image-guidance with navigation, AI, and organ-targeting to bring a system that is truly diverse and multi-dimensional. Having identified limitations in the predominantly non-autonomous robotic systems, we propose a disruptive model, which considers design and development through a seamless collaboration of the surgeon, the engineer and the scientist.

The core of the design and engineering of our medical robotic system is the AI-driven robotic arm navigation and guidance software which permits the system to autonomously guide a medical, surgical grade robotic arm and end-effector for safer and more effective treatment of patients. Our initial medical robotic system is designed to perform minimally invasive, surgical facial corrections using a micro-needling device for skin resurfacing. We plan to quickly follow this up with a laser end-effector, a tool useable for various skin resurfacing procedures. This modular approach should allow us to quickly adopt future technologies and instruments with only minor adaptations to the end-effectors and surgical tools approved for use.

The key technology in our system is the Avra Intelligent Instrument Guidance Software (“AIIGS”), an image-guided robotic guidance system that receives real-time 3D images, live sensor inputs from various subsystems to calculate precise orientation of the arm and end-effector over the patient in real-time during a procedure, ultimately allowing precision delivery of treatment to any area of the human body that is beyond the capabilities of a human being, and which should allow for more optimal and consistent treatments. The various image capture and sensor subsystems are outlined below and include, 2D image capture, 3D image capture and tracking, distance sensors, and touch sensors. We expect the AIIGS capability should then be relatively easily employed to support other surgical procedures beyond skin resurfacing, such as skin and wound care, drug delivery, tattoo removal, cellulite reduction, biopsies and Mohs surgery, to name a few.

In the case of facial micro-needling, through our proprietary intuitive graphic user interface, the doctor will be able to acquire a high-resolution depth map of the patient’s face and superimpose a trajectory map over Aesthetic Regions-of-Interest (“AROIs”). The doctor would then accept the suggested treatment protocol or assign specific micro-needling parameters to each AROI. AIIGS will autonomously control the arm and end-effector to follow a predetermined path based on the doctor’s specified parameters for each AROI, and continuously calculate the current and desired position over the sequential AROIs to ensure the precise treatment parameters are met. It will also reorient the end-effector so it is perpendicular to each AROI to ensure optimal application of micro-needling injection, and with the precise pressure needed, accounting for patient movement in real-time.

Our medical robotic subsystems modules are outlined below. Areas of continuous development work include AI, DL, and medical robotic safety guidelines.

While we continue to develop ours own custom robotic arm we are using an existing robotic arm that has been specifically developed under medical device standards and that meets all of our requirements for a robotic arm.

The robot is classified as a lightweight robot and is a jointed-arm robot with seven axes. All drive units and current-carrying cables are routed inside the robot. Every axis contains multiple sensors that provide signals for robot control (e.g. position control and impedance control) and that are also used as a protective function for the robot. Every axis is monitored by sensors: axis range sensors ensure that the permissible axis range is adhered to, torque sensors ensure that the permissible axis loads are not exceeded, and temperature sensors monitor the thermal limit values of the electronics.

Our medical robotic system requires high levels of accuracy and repeatability. Repeatability is a measure of the ability of the robot to consistently reach a specified point in 3D space (X, Y, Z). Accuracy is a measure of the distance error between the commanded point and the achieved point. Accuracy can be improved with external sensing, for example proximity, vision system or infra-red.

For skin resurfacing, technological improvements in motors, materials and in high resolution imaging allow for the use of robotic devices to assist the surgeon to autonomously treat damaged skin. Presently, we are not aware of any commercially available robotic devices designed for this application.

Application of Artificial Intelligence and Deep Learning

Artificial intelligence, or AI, refers to software technologies that make a robot or computer act and think like a human. Some software engineers state that it is only artificial intelligence if it performs as well or better than a human. In this context, when we talk about performance, we mean human computational accuracy, speed, and capacity.

Artificial intelligence includes the development of computer systems that can perform tasks that normally require human intelligence. Speech recognition, decision-making, visual perception, for example, are features of human intelligence that artificial intelligence may possess. Translation between languages is another feature.

Humans can “learn as we go along.” In other words, learn from experience. Machines with AI can also do this, which we call machine learning. A neural network is an example of machine learning.

A broad definition of a Deep Learning (“DL”) solution is the implementation of algorithms and techniques that endow machines with the ability to autonomously acquire the skills for executing complex tasks effectively letting robots acquire their own skills over time.

The term “learning” can be equated to an optimization process. Optimizing an objective that reflects the actual fitness of the behavior at accomplishing a specific task, such as a robot learning optimal trajectory, where the object is to traverse a predetermined trajectory in a timely, safe and efficient manner. Telling our AIIGS system to find the optimal trajectory is a very high-level objective. This cannot be implemented with simple, static equations that control the robotic arm and end-effector, but with a reinforcement-learning algorithm we can discover the behavioral skills that optimize the goal. We will need to choose a “representation” for a behavioral skill.

A representation could be a trajectory, a sequence of points, a motion. The robot could traverse to a specific point, but will do so from its current pose. What if you ask it to go to the same point from a different starting pose? The same sequence will not work. It needs to be more flexible to control a more complex movement. This could be in the form of a feedback controller where it looks at the state, applies a function and outputs the action. The more flexible the representation, the greater number of skills can be learned as it relates to a real world environment.

One choice for a general, flexible representation is a Large Neural Network (“LNN”) that can represent any function; therefore, they can represent any motor skill. It needs more prior knowledge in order to learn. This is where sensor feedback is used and integrated. These can be cameras, tactile sensors, joint encoders that feed into the LNN, reducing the need to engineer specific perceptions and actions for any input modality.

For non-embodied systems such as image processing and speech processing, machine learning has been used and is very successful. This is primarily due to having good supervision. Learning is very successful when you know what the output should be for a given input.

Deep Learning is a typical machine learning method which we intend to use extensively for the perception and intelligent control of our medical robotic system. We intend to apply a DL approach to detect and recognize facial features and use this information to optimally map, code and plan a trajectory over the individual AROIs virtually superimposed over a patient’s face. This is accomplished through “feature” learning. In machine learning and pattern recognition, a feature is an individual measurable property or characteristic of a phenomenon being observed. Choosing informative, discriminating and independent features is a crucial step for effective algorithms in pattern recognition, classification and regression.

DL is typically classified into three categories: supervised learning, unsupervised learning, and reinforcement learning.

•        Supervised learning, the most common form of machine learning, where the error is measured between the actual and desired output and assigned a cost function with the goal being to minimize the cost. Supervised learning can be directly applied to the trajectory the arm and end-effector follows to arrive at a specific AROI. Accumulated data will be analysed and used in future path trajectories.

•        Unsupervised learning does not assign a cost function, but instead aims to find the hidden patterns, structures or features embedded in the collected data. Unsupervised learning can be applied to the specific sequence of movements the arm and end-effector traverses to arrive at a specific AROI at the proper orientation and at the proper pressure. This varies with each patient’s skin type as well as the curvature and location on the face. For example, prior to firing the needles the micro-needling instrument must approach at a perpendicular angle to the specific AROI and make even and consistent contact with the patient’s skin. Our AIIGS will accumulate this information and apply it to future procedures.

•        In reinforcement learning, a software agent is defined to explore and exploit the space of possible strategies. Feedback in the form of reward or cost from the dynamic environment is referred as the outcome of the chosen action.

With our medical robotic system, some examples of functionality where DL will be employed are:

•        optimal trajectory of the arm and end-effector based on the size and shape of the patient’s head and face;

•        optimal arm manipulation as it traverses the trajectory;

•        efficient and safe arm movements;

•        optimal approach attitude of the micro-needling instrument as it approaches various topographical sections of the patient’s face; and

•        optimal treatment protocols such as depth, energy, time for micro-needling for specific skin types and for each AROI.

Product Description

There are five key elements to our medical robotic system, all of which can potentially generate revenues:

•        Robotic Systems:    Standardized robotic arms, precision guidance system, and software controls designed to the needs of doctors and physicians. This includes elements of AI, DL and related algorithms which may have applications to other fields of work beyond medical and may be licensed out in the future.

•        Robotic Tools:    Standardized tools that can be modified to cover a wide range of medical procedures. Avra plans to sell its robotic systems while obtaining recurring revenues and high gross margins from its tools, which will need to be replaced, just as they are in the handheld versions, for each individual procedure.

•        Maintenance:    Service contracts supporting ongoing operation and simplified so that much of the support can be performed remotely.

•        Education and Training:    Remote and on-site training programs for surgeons, aestheticians, hospitals and medical support staff.

•        Software:    Updates to both the software and algorithms.

Regulatory Strategy

Our products and operations will be subject to extensive regulation in the U.S. by the FDA and by similar agencies in other countries or regions in which we may market our medical robotic systems. In order to smooth our market entry a comprehensive regulatory strategy has been devised where we create robust preclinical and clinical data supporting our product’s claims and proving the Avra Medical Robotic Arm is safe and will perform as intended.

We will employ four tiers of tightly interrelated activities. The specific undertaking in each of the tiers will be coordinated in advance with each regulatory jurisdiction where we intend to offer the product line for sale (the U.S., Canada, the European Union, Brazil, Japan and Australia). The four tiers are:

1.      Preclinical testing of the system (the controller, the computer, the arm and the end-effector.) Preclinical testing encompasses testing without using the device on human subjects. Key facets of preclinical testing are electrical safety, EMC and EMI testing; integration testing of the system elements and the development of a clinical training program.

2.      Software involves all elements of the arm’s operations. The documentation required to demonstrate safety and effectiveness is comprehensive. Each task within a process is mapped and controlled. A risk matrix is established to guide the software development and also to play the pivotal role in verification, validation and testing.

3.      Proof of concept testing follows preclinical and software. In proof of concept we demonstrate the arm and its end-effector operation and that even someone with little robotic experience can successfully use the arm within the indications for use and for the purposes intended. A three-stage demonstration will be undertaken first on animals of various sizes and weights; then on human cadavers of various sizes and weights and finally on a small cohort of human subjects. Each stage must be successfully completed before the next stage is undertaken. The final stage (human proof of concept testing) will be under the supervision of an Institutional Review Board (“IRB”) or similar ethics committee.

4.      The strength of our testing to date has two aims — address all aspects of risk and second to minimize the size and expense of a human clinical trial. It is our belief that any remaining element of risk or uncertainty will only require a small sample size (50 or less). Regardless of the sample size the human clinical trial shall have a performance endpoint and a safety endpoint that will serve as milestones to measure the outcome.

To support our ongoing compliance the company will become registered to the requirements of EN ISO 13485, the U.S.FDA QSR, ANVISA from Brazil, TGA from Australia, Health Canada, Japanese MHLW and CE Marking under the new Medical Device Regulations. To achieve this with minimal expense, we shall use a Medical Device Single Audit Program (“MDSAP”) Auditing Organization that is also a European Notified Body.

Unless an exemption applies, each medical device that we intend to market in the U.S. must first receive either “510(k) clearance” or “Premarket (PMA) approval” from the FDA pursuant to the Federal Food, Drug, and Cosmetic Act. The FDA’s 510(k) clearance process usually takes from four to 12 months, but it can last longer. The process of obtaining PMA approval can be more costly, lengthy and uncertain. It generally takes from one to three years or even longer.

The FDA decides whether a device must undergo either the 510(k) clearance or PMA approval process based upon statutory criteria. These criteria include the level of risk that the agency perceives is associated with the device and a determination whether the product is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to request 510(k) clearance, unless an exemption applies. The manufacturer must demonstrate that the proposed device is “substantially equivalent” in intended use, safety and effectiveness to a legally marketed “predicate device” that is either in class I, class II, or is a “preamendment” class III device, one that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for submission of a PMA application. After a device receives 510(k) clearance, any modification to the device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval.

Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a legally marketed predicate device, are placed in class III. Such devices are required to undergo the PMA approval process in which the manufacturer must prove the safety and effectiveness of the device to the FDA’s satisfaction.

A PMA application must provide preclinical and clinical trial data as well as information about the device and its components regarding, among other things, device design, manufacturing and labeling. As part of the PMA review, the FDA will inspect the manufacturer’s facilities for compliance with cGMP and QSR requirements, which include elaborate testing, control, documentation and other quality assurance procedures. During the FDA’s review, an FDA advisory committee, typically a panel of clinicians, likely will be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel’s recommendation is important to the FDA’s overall decision-making process. If the FDA’s evaluation of the PMA application is favorable, the FDA typically issues an “approvable letter” requiring the applicant’s agreement to comply with specific conditions or to supply specific additional data or information in order to secure final PMA approval.

Once the approvable letter conditions are satisfied, the FDA will issue a PMA order for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA order can include post-approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in an enforcement action, including withdrawal of the approval. After approval of a PMA, a new PMA or PMA supplement may be required in the event of modifications to the device, its labeling or its manufacturing process.

A clinical trial may be required to support a 510(k) submission and generally is required for a PMA application. Such trials generally require an Investigational Device Exemption, or IDE, application be approved in advance by the FDA for a specified number of patients and study sites, unless the product is deemed an insignificant risk device eligible for more abbreviated IDE requirements. The IDE must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin if the FDA and the appropriate institutional review boards at the clinical trial sites approve the IDE. Trials must be conducted in conformance with FDA regulations and institutional review board requirements.

In order for us to market our products in other countries, we must obtain regulatory approvals and comply with safety and quality regulations in those countries. These regulations, including the requirements for approval or clearance and the time required for regulatory review, vary from country to country.

To expedite securing approvals to market, we have retained the services of HPG, a consulting firm experienced in securing U.S. and foreign approvals to market medical devices. HPG has prepared and filed an application with the FDA for our initial medical robotic system and participated in the initial pre-collaboration meeting with the FDA on

August 12, 2019. This is the first of a series of meetings where the Avra system and its regulatory requirements will be discussed in ever-increasing specificity. We believe that this should allow us to closely focus on only the meaningful activities saving both resources and time. The robotic arm we will utilize for our system has already been approved in the EU and received a CE mark. The Company has begun implementing a quality and regulatory system that will serve as the foundation for U.S., Canadian, European, Australian, Japanese, and Brazilian market access for our medical robotic system. The Medical Device Single Audit Program, which we are employing, is a single inspection that, when completed, is expected to support market access to these six most important medical device marketplaces.

Our regulatory strategy has been designed so that once the first treatment is approved then following treatments, such as those using lasers, should enjoy a much quicker time to approval. Our expected timeline may change depending on available resources and FDA response times.

We plan to be registered via the Medical Device Single Audit Program in accordance with the requirements of the U.S. FDA, Health Canada, Australian TGA, MHLW Japan, ANVISA of Brazil and the EU Medical Device Regulation, and plan to have completed integration testing for the system (controller, computer, arm, cabling, end-effector and the software) for at least two medical systems by the end of 2020.

Depending upon the terms of our agreement with the FDA on the need for and depth of proof of concept and clinical trial testing we believe that we should have completed the proof of concept and human clinical trial portion within one year of our agreement with them. As a result, we expect this to be completed by the end of 2021. We would then hold market clearances for our robotic system from the U.S. FDA, Health Canada, and CE Marking under the European Medical Directive. At around the same time, we believe that we will have made substantial progress toward market clearances in Australia, Japan and Brazil.

Manufacturing and Sources of Supply

We plan to initially assemble our systems in our own facilities and will only begin using contract manufacturers when the volume of systems being sold becomes sufficiently large to justify outsourcing. Most of the components used in our initial medical robotic system consist of existing hardware technologies relatively easily available from multiple sources. We will then make any required modifications to allow them to be assembled on site. Recent advances in such manufacturing techniques as 3D printing should allow us to do so relatively quickly. The software integration into our initial medical robotic system, calibration and testing is expected to be done on site as well. We have already identified potential manufacturers for the modified end-effectors, such as the micro-needling tool, and other components we will integrate into the system.

Intellectual Property

Our proprietary software and algorithms are expected to be one of the greatest value drivers for the Company. The software and AI links all our robotic system’s various sensors, systems and tools and allows them to work seamlessly together to complete procedures autonomously given the treatment parameters provided by the operator.

To date, we have submitted six provisional patents which were subsequently combined into one international utility patent application, filed on June 20, 2017, that brought together the various parts of our AIIGS. The utility patent application covers the combination of a navigation system, including its various sensors such as distance and angle, and different end-effector mechanisms, with a medical robotic arm. The national stages of the international patent application were then submitted in the U.S. on July 19, 2018 and in Brazil on December 28 2018. On April 11, 2018, we also submitted a U.S. design patent application, which covers the robotic arm segment housing. This design patent application was also filed in Canada on October 11, 2019.

We intend to continue filing, as necessary, patent applications in the U.S., as well as in other jurisdictions where we intend to market our products and where the dates of our initial patent applications will give us a right of priority.

We also expect to accumulate a tremendous amount of data as needed for its AI and DL systems. This should result in continuous improvements in patient outcomes. This proprietary data should not only be of value to Avra, but may also be of value to third parties in the aesthetics world.

Research Partnership with UCF

Effective as of May 1, 2016, we entered into a Research Agreement with UCF (the “Research Agreement”) establishing a research partnership for the development of a prototype surgical robotic device supporting minimal invasive surgical facial corrections. Pursuant to the Research Agreement, UCF provided personnel for the development of prototype navigation and control software for the robotic medical device and the integration of all the necessary subcomponents. UCF engineering doctoral students under the direction of Professor of Electrical Engineering Zhihua Qu continue to assist Avra with its research and development efforts in autonomous medical robotics pursuant to the Research Agreement, which has been extended through April 2021. We have provided funding of $163,307 for the project, which has been supplemented by a $68,952 matching funds grant from the Florida High Tech Corridor Council. In addition, Avra has paid UCF $43,548 for outright ownership of work developed by UCF in the collaboration.

Collaborative Research and Development Agreement with Infinite Mind, LLC

On September 10, 2019, we entered into a collaborative research and development agreement with Infinite Mind, LLC (“IM”). IM is in the business of developing the technology of computerized systems for robot operation and automation employing software and AI for applications in various industries. Its owners include Ruthi Pollak (see “Management — Avra Scientific Advisory Board”) and Dr. Fred Moll, a founder of Intuitive Surgical and Auris Health, recently acquired by Johnson & Johnson. Our CEO is also an owner of IM. IM, with the use of Avra’s facilities and cooperation of Avra personnel, will seek to develop software and AI systems for robots that are relevant to the field of medical treatment or diagnostics. As part of the collaboration, IM has granted Avra an exclusive, worldwide, full paid-up, perpetual, royalty-free license to commercialize any technology (including any patents) developed by IM individually or jointly with AVRA during the term of the agreement as well as existing technology of IM in the field of medical robotics. This license survives termination of the agreement. The initial term of the agreement is five years after which it will renew for subsequent five (5) year terms unless terminated by either party upon at least 180 days’ notice prior to expiration of the initial term or any renewal or unless earlier terminated for breach. Either party may also terminate the collaboration agreement, at will, upon 60 days written notice, upon insolvency or upon material breach and failure to cure the breach after 60 days’ notice.

Competition

The development and commercialization of medical devices is highly competitive. We will compete with a variety of multinational companies and specialized medical device companies, as well as technology being developed at universities and other research institutions.

As our technology would replace current handheld solutions, our natural competition would be existing manufacturers of those handheld devices such as Hologic’s Cynosure, Syneron Medical, and Lumenis. The current aesthetics device market is fragmented with no single company dominating the sector, particularly in the laser and micro-needling segments. Based on our research and communications with the FDA, we are not currently aware of any companies developing an autonomous robotic approach to aesthetics procedures.

As our strategy includes building a robotic platform system that would work with any handheld device, we are not tied to any particular treatment or device and could potentially partner with manufacturers of any particular end-effector technology versus competing with them. This strategy also ensures that our aesthetics solutions never become outdated as we would only need to adapt emerging end-effector instrumentation and technology to our robotic system.

Employees

As of the date of this prospectus the Company has six full-time and five part-time employees, including certain executive officers. We also rely on independent third-party consultants to perform additional services as needed. As we implement our business plan and subject to the availability of capital, additional employees will be hired to meet the needs of our growth. We currently have agreements with several individuals, particularly in the software, artificial intelligence and engineering disciplines, who are currently working on a part-time basis, but will become full-time Avra employees upon financing.

Properties

The Company currently does not own any properties, but leases 1,091 square feet of office space from UCF at 3259 Progress Drive Suite 112A, Orlando, FL 32826. The lease expires July 31, 2020.

Legal Proceedings

Currently there are no legal proceedings pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in any such matter may harm our business.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion contains certain forward-looking statements that involve risk and uncertainties. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those set forth under the section titled “Risk Factors,” and other documents we file with the SEC. Historical results are not necessarily indicative of future results.

Introduction

We are a medical robotics company developing a fully autonomous medical robotic system using proprietary software which integrates Artificial Intelligence (“AI”) and Deep Learning, or machine learning, (“DL”). By using an AI and DL enhanced software program, we are creating an intelligent robotic system that we believe can “robotize” a wide range of medical procedures currently being performed by human hands. We are concentrating our research and development efforts to meet rising expectations of patients and practitioners alike for the precision, safety and speed offered by an AI enhanced robotics platform system that can be combined with proven medical devices, end-effectors and surgical instruments.

The financial statements appearing elsewhere in this report have been prepared assuming that we will continue as a going concern. The Company was recently formed and has not established sufficient operations or revenues to sustain the Company. These conditions raise substantial doubt about our ability to continue as a going concern.

To date, we have relied on equity and debt raised in private offerings, as well as shareholder loans, to finance operations and no other sources of capital has been identified. If we experience a shortfall in operating capital, we could be faced with having to limit our research and development activities.

Results of Operations

Six months ended June 30, 2019, as compared to six months ended June 30, 2018

	For the Six Months Ended June 30,
	2019	2018
Revenue	$—	$—
Operating Expenses:
Research and Development	51,874	16,281
General and Administrative	641,197	427,676
Total operating expenses	693,071	443,957

Other Income and (Expenses)
Interest Earned	5	44
Interest Expense	(7,649)	—
Total other income and (expenses)	(7,644)	44
Loss before income tax taxes	(700,715)	(443,913)
Income tax provision	—	—
Net Loss	$(700,715)	$(443,913)
Loss per common share – basic and diluted	(0.03)	(0.02)
Weighted average common shares outstanding – basic and diluted	21,274,498	20,791,685

Revenues.    We had no revenues during either the six months ended June 30, 2019 or the six months ended June 30, 2018.

Research and Development Expenses.    Research and development expenses during the six months ended June 30, 2019 were $51,874, as compared to $16,281 for the six months ended June 30, 2018. Research and development expenses in both the 2019 and 2018 periods, reflect continuing development work on our prototype robotic system at its facilities at UCF’s incubator in Orlando, Florida.

General and Administrative Expenses.    We incurred $641,197 and $427,626 in general and administrative expenses during the six months ended June 30, 2019 and June 30, 2018, respectively. General and administrative expenses include compensation for the management staff, legal and other professional expenses related to our filings as a public company with the SEC and stock-based compensation expense related to our 2016 Incentive Stock Plan.

Other Income/Expenses.    We had $7,644 of other expenses during the six months ended June 30, 2019 consisting of $7,649 in interest expense related to loans, offset by interest earned of $5. This is compared to other income of $44 for the six months ended June 30, 2018, consisting entirely of interest earned.

Net Loss.    We incurred a net loss of $700,715 for the six months ended June 30, 2019, as compared to a net loss of $443,913 for the six months ended June 30, 2018.

Year ended December 31, 2018 as compared to year ended December 31, 2017

	2018	2017
Revenue	$—	$—
Operating Expenses
Research and Development	27,125	71,170
General and Administrative	933,255	939,637
Total operating expenses	960,380	1,010,807
Other Income and Expenses
Interest Earned	58	84
Interest Expense	—	(27,000)
Total other income and (expenses)	58	(26,916)
Loss before income tax taxes	(960,322)	(1,037,723)
Income tax provision	—	—
Net Loss	$(960,322)	$(1,037,723)
Loss per common share – basic and diluted	(0.05)	(0.05)
Weighted average common shares outstanding – basic and diluted	20,863,980	19,538,325

Revenues.    We had no revenues during the years ended December 31, 2018 and December 31, 2017.

Research and Development Expenses.    Research and development expenses for 2018 were $27,121, as compared to $71,170 for 2017, primarily reflecting efforts undertaken pursuant to the Research Agreement with UCF in 2017.

General and Administrative Expenses.    We incurred $933,255 in general and administrative expenses during the year ended December 31, 2018, as compared to $939,637 for the year ended December 31, 2017. The decrease is due to decreases in executive compensation and in stock-based compensation in 2018.

Other Expenses.    We incurred a net positive of $58 of other expenses during 2018, as compared to ($26,916) for 2017, consisting primarily of interest expense related to our convertible notes during 2017.

Net Loss.    We incurred a net loss of $(960,322) for 2018, as compared to a net loss of $(1,037,723) for 2017. The decrease in net loss is primarily due to decreases in general and administrative and interest expenses.

Liquidity and Capital Resources

We expect to require substantial funds for research and development, to continue to develop, secure marketing approval for and ultimately manufacture and market its initial medical robotic system. Until We are able to generate revenues from the sale of its initial medical robotic system, it expects to meet its operating cash flow requirements from the net proceeds of this Offering and, if necessary, from future public or private sales of its securities and, if possible, on favorable terms, by entering into development partnerships to assist us with our technology development activities.

During the period from inception (February 4, 2015) through March 31, 2019, we raised (a) $1,900 from an initial private offering of its common stock in February 2016; (b) $480,000 from the private offering of the convertible notes completed in June 2016; (c) $135,000 from a private offering of 135,000 shares of common stock at a price of $1.00 per share completed in February 2017; (d) $542,260 from a private offering of 433,808 shares of stock in a private offering at a price of $1.25 per share completed in September 2017; and (e) $20,000 from the private sale of 16,000 shares of our common stock at a price of $1.25 per share in August 2018.

In March 2019, we sold 7.5 units in a private offering, with each unit consisting of a $10,000 principal amount six-month promissory note bearing interest at the rate of 5% per annum and a three-year warrant to purchase 5,000 shares of common stock at an exercise price of $1.25 per share.

In addition to the foregoing, in December 2018 we obtained loans from Barry F. Cohen, our Chief Executive Officer and the late A. Christian Schauer, a former director and executive officer, and a third non-affiliated shareholder, in the principal amounts of $15,000, $20,000 and $15,000, respectively. The loans are due December 31, 2019 and do not bear interest, other than the loan obtained from the non-executive shareholder, which bears interest at the rate of 4% per annum, payable upon maturity. In February, May, July, and August 2019, Mr. Cohen made additional one-year interest free loans to the Company in the principal amounts of $17,500, $25,000, $50,000, and $100,000 respectively.

While we have been successful in raising funds to fund our operations since inception and we believe that we will be successful in obtaining the necessary financing to fund our operations going forward from this Offering and otherwise, we do not have any committed sources of funding and there are no assurances that we will be able to secure additional funding. The accompanying financial statements have been prepared assuming that we will continue as a going concern; however, if the efforts noted above are not successful, it would raise substantial doubt about our ability to continue as a going concern. If we cannot obtain financing, then we may be forced to further curtail our operations or consider other strategic alternatives. Even if we are successful in raising the additional financing, there is no assurance regarding the terms of any additional investment and any such investment or other strategic alternative would likely substantially dilute our current shareholders.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included deferred revenue, costs incurred related to deferred revenue, the useful lives of property and equipment and the useful lives of intangible assets.

Income Taxes

We account for income taxes in accordance with ASC 740, Accounting for Income Taxes, as clarified by ASC 740-10, Accounting for Uncertainty in Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of ASC 740.

ASC 740-10 requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the “more likely than not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Directors, Executive Officers and Corporate Governance

Directors and Executive Officers

Our directors and executive officers and their respective ages and titles are as follows:

Name	Age	Position(s) and Office(s) Held
Barry F. Cohen	79	Chief Executive Officer and Director
Dr. Ray Powers, Ed.D.	73	Chief Operating Officer
Dr. Farhan Taghizadeh, M.D.	47	Chief Medical Officer
Dr. Nikhil L. Shah, D.O.	50	Chief Strategy Officer
Nicole Bergman-Fong	60	Corporate Counsel
Peter Carnegie	50	Director
Margaret Gilliam	80	Director Nominee
Jack H. Pechter	84	Director Nominee

Set forth below is a brief description of the background and business experience of our directors and executive officers.

Barry F. Cohen founded the Company and has served as its Chief Executive Officer and a director since February 4, 2015. Between 2006 and 2008, Mr. Cohen was a private investor and founded AVRA Surgical, Inc., a medical technology company. Prior to founding AVRA, Mr. Cohen was a director of Dualis Med-Tech from 2012 to 2014 and was a director of AvraMiro GmbH from 2009 to 2014 and Avra Surgical Robotics, Inc. since 2011, which is currently inactive. From approximately 1979 to 1983 he served as director of Synalloy Corp., a manufacturer of pipe, piping systems and specialty chemicals after which he was appointed to serve as President from 1984 to 1985. Mr. Cohen also served as Chairman of the Executive Board of Wolverine Technologies, Inc., a NYSE listed company from 1979 to 1983 and President of Barry F. Cohen & Co., an NASD member from 1983 to 1999. Mr. Cohen has over 50 years’ experience in managing private and public industrial companies, and 47 years’ experience as a securities executive. This significant experience qualifies Mr. Cohen to serve as a director.

Dr. Ray Powers, Ed.D., who became our Chief Operating Officer on August 1, 2016, was an executive within the Bell System for 30 years prior to moving on to C-level positions in the technology sector serving in both private and public companies. These companies included American MetroComm Corporation (SVP & COO), Corban Networks (EVP), Worldwide Communications (President), and Competitive Companies, Inc. (President & Chairman). He has served as Director of Standards for the Project Management Institute, and on their Board of Directors as well as on several non-profit boards. During the last five years, he has been a full-time professor and administrator in higher education. In December 2015, Dr. Powers and his spouse filed a petition for bankruptcy protection under Chapter 11 of the Bankruptcy Code. Their plan of reorganization was confirmed, and the bankruptcy was discharged in December 2016 Dr. Powers holds a professional project manager credential (PMP); a bachelor-of-science degree in business from Arizona State University; a master-of-arts degree in education; a master-of-arts degree in business (MBA); and a doctorate degree in leadership (EdD).

Dr. Farhan Taghizadeh, M.D., who became our Chief Medical Officer on September 15, 2017, is a physician. He is certified by the American Board of Otolaryngology-Head and Neck Surgery (recertified 2015).  Dr. Taghizadeh is an expert in facial rejuvenation, having performed over 3,000 face lifts and thousands of laser procedures (2005–present). He has authored numerous publications, spoken at many national meetings, and has been involved as a consultant and luminary with various companies in the facial aesthetic arena (2005–present). Examples of companies include Lutronic, Cynosure, and Bovie Medical Corporation. He holds various patents in the field of personalized skincare and automated aesthetic devices (2014–present).  He completed the FDA studies for Vivace, an advanced RF Micro-needling technology from Aesthetics Biomedical, Inc., a company he founded (2015/2016). He is the co-founder of Omni Bioceutical Innovations (2014), and a presenter at MEIDAM in 2017. He is the founder of Amnioaesthetics (2016), a company dedicated to advancing amniotic products in the space of regenerative skin and hair care. He currently serves as the Chief Medical Director of Arizona Facial Plastics (2016–present).  Dr. Taghizadeh’s interest in robotics stems from his 2013 publication outlining the steps to use robots to conduct facial cosmetic procedures. His recent research focuses on advancing various laser applications, robotics and personalized skincare solutions. Dr. Taghizadeh received his undergraduate degree from Yale University and attended medical school at Penn State University. He completed his residency at the University of Rochester in N.Y. and his post-residency fellowship at the University of Bern, Switzerland.

Dr. Nikhil L. Shah, D.O., served as a director of the Company from October 1, 2016 until March 1, 2018, at which time he stepped down from such position and became the Company’s Chief Strategy Officer. Dr. Shah is one of the top global leaders in robotic surgery and has previously served as Avra’s Chief Medical Robotic Advisor. He is currently the Chief of Minimal Access and Robotic Surgery at Piedmont Healthcare in Atlanta, GA. He previously served as the Director of Urology and Urologic Oncology at Piedmont Atlanta Hospital from 2012 to 2016. He holds an Associate Professor (adjunct) at the Georgia Institute of Technology in the College of Computing — Robotics & Intelligent Machines. Prior positions also include the Section Chief of Urology, Department of Surgery, Saint Joseph’s Hospital of Atlanta, and the Director of Robotic Surgery, Saint Joseph’s Hospital of Atlanta. Dr. Shah is founder and board member of the Men’s Health & Wellness Center in Atlanta. This is a 501(3)(c) non-profit that works to educate men on screening and prevention for all health issues affecting the aging male as well as awareness of cancer conditions affecting men and their partners. Given his experience, he has been an invited speaker and advisor for organizations in the financial arena, academia and medical device Industry. Dr. Shah has a Bachelor’s of Science (B.S.) degree in Neurobiology from the University of Michigan in Ann Arbor, a Master’s in Health Management & Health Policy from the University of Michigan in Ann Arbor, and his Doctor of Osteopathic Medicine (D.O.) degree from the Kirksville College of Osteopathic Medicine.

Nicole Bergman-Fong, who became our Corporate Counsel on October 1, 2016, has been advising and supporting the development of a number of start-up businesses and small businesses in New York and across the globe since 2005. She previously was a finance partner in the law firm of Mayer Brown for 10 years. From 1984 through 1991 Ms. Bergman-Fong was a finance associate at Cravath, Swaine & Moore in the M&A to Structured Finance Area. She attended Brown University and was a Harlan Fiske Stone Scholar at Columbia Law School where she graduated with honors. She is a member of the New York Bar.

Peter Carnegie, who became a director on August 15, 2016, is a leader in developing successful robotic surgery programs in institutions like the Cleveland Clinic, the University of Alabama, Birmingham, the University of Pittsburgh Medical Center and West Virginia University Hospitals. He also is an expert in developing robotic and medical device training programs, surgeon training programs, nurse training programs, and clinical and sales training programs. Since 2011, Mr. Carnegie has been the CEO of Minimally Invasive Solutions Consulting, a robotic surgery consulting firm, where he developed successful robotic programs with such clients as the University of Alabama, Birmingham; the University of Pittsburgh Medical Center Presbyterian in Pittsburgh, PA; East Alabama Medical Center in Opelika, AL; Bon Secours St. Mary’s Hospital in Richmond, VA; Bay Medical Center in Panama City, Florida; SSM DePaul in St. Louis, MO; Christiana Care Hospital in Wilmington, DE; the University of Virginia Medical Center in Charlottesville, AV and Jack Ruby Memorial Hospital which is a part of  West Virginia University Hospitals. He also developed clinical and sales mastery training programs for Mazor Robotics and ImaCor Monitoring. Prior to becoming the CEO of MIS, he was its Chief Operating Officer. Before, MIS, he worked at Intuitive Surgical, Inc. as U.S. Program Development Manager for Cardiothoracic, Head & Neck Surgery. Prior to working for Intuitive, he was at Ethicon Endo-Surgery of Johnson & Johnson. He has headed programs in robotic training, including the Symposium on Science, Technology and Advanced Robotics in partnership with the Links Inc. Professional Opportunities Program for Students of the University of Central Florida, the University of South Florida, and Valencia College. He is a decorated war veteran and recipient of the Douglas McArthur Leadership Award and holds a Bachelor of Science degree in engineering from West Point. This significant experience qualifies Mr. Carnegie to serve as a director.

Margaret Gilliam was elected to serve as a member of the Company’s board of directors subject to and effective upon the effectiveness of the registration statement of which this prospectus forms a part. Ms. Gilliam is President of Gilliam & Co., a consulting business that she founded in 1997, and whose clients have included Walmart, Inc., Costco Wholesale Corporation, Nordstrom, Inc., and Home Depot, Inc. Using her 58 years of experience as a Wall Street analyst in retailing and consumer products, at Goldman Sachs and Credit Suisse/First Boston, she assists both corporations and investors in the areas of strategic direction, specific investment decision making and problem solving. She also is the publisher of Gilliam Viewpoint, a monthly publication devoted primarily to grass roots happenings and their longer-range implications on retailing. Gilliam Viewpoint is appreciated for its insights by retail and shopping center executives, analysts and investors. In her consulting work, she is credited with having urged companies into strategic moves that have provided advantages. Ms. Gilliam was cited by Peter Lynch and Sam Walton in their books as an exceptional analyst. She has been the recipient of numerous awards, including the Institutional Investor All-star Team. In 1991, she was the only analyst recognized in three different industries. Ms. Gilliam holds a Bachelor of Science degree from McGill University in Montreal. Given her extensive Wall Street experience, we believe she will be a valuable addition to the board of directors.

Jack H. Pechter was elected to serve as a member of the Company’s board of directors subject to and effective upon the effectiveness of the registration statement of which this prospectus forms a part. A child survivor of the Holocaust, Mr. Pechter eventually settled in Baltimore, where in 1968, he founded J.H.P. Development Company, a real estate construction and develop business. Over the next decades, he substantially grew the business to the point where it held a portfolio of apartments and shopping centers valued at over $500 million. In recent years, Mr. Pechter has turned control of his business over to his children and has focused his energies on various philanthropic efforts in both the Baltimore, Maryland and Boca Raton, Florida areas. We believe that given his over five decades of successful business experience, Mr. Pechter will be an excellent addition to our board of directors.

Terms of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our shareholders and until a successor is appointed and qualified, or until their removal, resignation, or death.  Executive officers serve at the pleasure of the board of directors.

Family Relationships

There are no familial relationships among our officers and directors.

Board Committees and Independence

Subject to and effective upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors has established three standing committees, an audit committee, a compensation committee and a nominating and corporate governance committee. Mr. Carnegie, Ms. Gilliam and Mr. Pechter will be members of each of the committees. Our board of directors has determined that each of these three directors is “independent” within the meaning of the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market.

Our board of directors has determined that Mr. Carnegie qualifies as an “audit committee financial expert” as the term is defined by the applicable rules and regulations of the SEC and the Nasdaq Stock Market listing standards, based on his business and management experience. At the time of the listing of our common stock and warrants for trading on the Nasdaq Capital Market, we will be required to certify to the Nasdaq Stock Market, that our audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Audit Committee

The audit committee assists our board of directors in its oversight of the company’s accounting and financial reporting processes and the audits of the company’s financial statements, including (a) the quality and integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent auditors’ qualifications and independence; and (iv) the performance of our Company’s internal audit functions and independent auditors, as well as other matters which may come before it as directed by the board of directors. Further, the audit committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•        be responsible for the appointment, compensation, retention, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•        discuss the annual audited financial statements and the quarterly unaudited financial statements with management and the independent auditor prior to their filing with the SEC in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•        review with the Company’s financial management on a period basis (a) issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and (b) the effect of any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

•        monitor the Company’s policies for compliance with federal, state, local and foreign laws and regulations and the Company’s policies on corporate conduct;

•        maintain open, continuing and direct communication between the board of directors, the audit committee and our independent auditors; and

•        monitor our compliance with legal and regulatory requirements and shall have the authority to initiate any special investigations of conflicts of interest, and compliance with federal, state and local laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted.

Mr. Carnegie will be the chairperson of the audit committee.

Compensation Committee

The compensation committee aids our board of directors in meeting its responsibilities relating to the compensation of the Company’s executive officers and to administer all incentive compensation plans and equity-based plans of the Company, including the plans under which Company securities may be acquired by directors, executive officers, employees and consultants. Further, the compensation committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•        review periodically the Company’s philosophy regarding executive compensation to (a) ensure the attraction and retention of corporate officers; (b) ensure the motivation of corporate officers to achieve the Company’s business objectives, and (c) align the interests of key management with the long-term interests of our shareholders;

•        review and approve corporate goals and objectives relating to Chief Executive Officer compensation and other executive officers of Avra Medical Robotics;

•        make recommendations to the board of directors regarding compensation for non-employee directors, and review periodically non-employee director compensation in relation to other comparable companies and in light of such factors as the compensation committee may deem appropriate; and

•        review periodically reports from management regarding funding the Company’s pension, retirement, long-term disability and other management welfare and benefit plans.

Ms. Gilliam will be the chairperson of our compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee recommends to the board of directors individuals qualified to serve as directors and on committees of the board of directors to advise the board of directors with respect to the board of directors composition, procedures and committees to develop and recommend to the board of directors a set of corporate governance principles applicable to the Company; and to oversee the evaluation of our board of directors and management.

Further, the nominating and corporate governance committee, to the extent it deems necessary or appropriate, among its several other responsibilities shall:

•        recommend to the board of directors and for approval by a majority of independent directors for election by shareholders or appointment by the board of directors as the case may be, pursuant to our bylaws and consistent with the board of directors’ criteria for selecting new directors;

•        review the suitability for continued service as a director of each member of the board of directors when his or her term expires or when he or she has a significant change in status;

•        review annually the composition of the board of directors and to review periodically the size of the board of directors;

•        make recommendations on the frequency and structure of board of directors’ meetings or any other aspect of procedures of the board of directors;

•        make recommendations regarding the chairmanship and composition of standing committees and monitor their functions;

•        review annually committee assignments and chairmanships;

•        recommend the establishment of special committees as may be necessary or desirable from time to time; and

•        develop and review periodically corporate governance procedures and consider any other corporate governance issue.

Mr. Pechter will be the chairperson of the nominating and corporate governance committee.

Code of Ethics

We have adopted a Code of Ethics that applies to employees, including our principal executive officer, principal financial officer, or persons performing similar functions.

Board of Directors Role in Risk Oversight

Members of the board of directors have periodic meetings with management and the Company’s independent auditors to perform risk oversight with respect to the Company’s internal control processes. The Company believes that the board’s role in risk oversight does not materially affect the leadership structure of the Company.

Medical Advisory Board

The Company has established a medical advisory board, whose members meet periodically in person or by telephone with management and/or the board of directors to advise on scientific, product development and marketing matters. Set forth below is a brief description of the background and business experience of the current members of our medical advisory board.

Dr. Vipul Patel, M.D., is Medical Director of the Global Robotics Institute at Florida Hospital. Founder of the Society of Robotic Surgery, Dr. Patel has personally performed the most robotic surgeries in the world, 12,000+ robotic prostatectomies. He is the editor emeritus of The Journal of Robotic Surgery and editor of the first-ever robotic urology textbook. He is a professor of urology at the University of Central Florida, College of Medicine in Orlando, Florida, and a clinical associate professor of urology at Nova Southeastern University, also in Orlando. He is the founder of the International Prostate Cancer Foundation and a founding member of the Society of Robotic Surgery. He serves as an honorary professor at the University of Milan, Korea University and Ricardo Palma University in Lima, Peru, and was recently made an honorary professor of the Russian Academy of Science. Dr. Patel received his Bachelor of Science degree in Biological Science from the University of Southern California, Los Angeles, California and his Medical Degree from Baylor College of Medicine, Houston, Texas.

Dr. Juan Jose Badimon, Ph.D., is a Professor of Medicine and Director of the Atherothrombosis Research Unit at the Cardiovascular Institute, Mount Sinai School of Medicine, New York. His academic appointments include the Mayo Clinic, Massachusetts General Hospital, Harvard University, Boston, and Mount Sinai School of Medicine, New York. His major research interests are focused on pathogenesis and treatment of atherothrombosis and cardiovascular diseases. Dr. Badimon has published more than 370 peer-reviewed articles in athero-thrombosis, imaging and cardiovascular diseases. He serves as reviewer for 10 of the top journals in cardiovascular diseases. Dr. Badimon holds a Pharmacy degree from the University of Barcelona and a Ph.D. degree in Pharmacology from the University of Barcelona.

Dr. Heywood Y. Epstein, M.D., was Chief Resident in Radiation Therapy at Montefiore Hospital in the Bronx, NY, Assistant Professor of Radiology at Columbia Physicians and Surgeons, New York University, Mount Sinai Medical School in New York City, and SUNY at Stony Brook on Long Island. While in the U.S. Public Health Service (“USPHS”) he was both Director of Staten Island Radiology Residency Program, Director of their Radiology Technologist Training Program, and USPHS radiation safety officer for the Northeast United States. Dr. Epstein helped establish NYU’s first ultrasound section in their Radiology Department and has co-authored 25 articles for juried journals. Dr. Epstein has performed approximately 10,000 angiograms and interventional radiographic procedures, in addition to another 10,000 breast biopsies guided by ultrasound, and stereotactically Dr. Epstein holds a bachelor’s degree in biology from Harvard University and received his Medical Degree from State University of New York.

Dr. Yuman Fong, M.D., is an internationally recognized expert in cancer and is a sought-after consultant on a wide range of medical robotic research. Dr. Fong is currently Chair of the Department of Surgery for City of Hope and previously had various roles at Memorial Sloan-Kettering Cancer Center in New York City for the prior two decades, including being a Tenured Member, Vice Chair of Technology Development and Chief, Gastric and Mixed Tumor Service. Dr. Fong has also developed many new surgical techniques and instruments and written and edited hundreds of academic articles as well as nearly a dozen textbooks. Dr. Fong holds a Bachelor degree from Brown University and his Medical Degree from Weill Cornell Medical School, New York.

Dr. Hiep T. Nguyen, M.D., is a world-renowned Pediatric Urologist specializing in robotic and minimally invasive surgery, ureter pelvic junction obstruction, vesicoureteral reflux and reconstructive surgery. Dr. Nguyen was Director of the Robotic Surgery, Research and Training Center; Rose Zimmerman Mandell Chair in Innovative Urological Technology; and Associate Professor (Surgery), Harvard Medical School, and Boston Children’s Hospital. He is currently a urologist at the Carson Children’s Medical Center in Mesa, Arizona. Dr. Nguyen holds a bachelor’s degree in biochemistry from The University of California, Davis, California, and received his Medical Degree from The University of California Medical Center, San Francisco, California.

Dr. Jochen Binder, M.D., was the first physician worldwide to perform a daVinci® prostate surgery in 2000, and in 2005 Dr. Binder received Recognition of the First daVinci® Prostatectomy, European Robotic Urology Symposium ERUS, Geneva. His live surgeries have been televised via global viewing. He is a published author and the subject of many articles and reviews. He was Chief of the Urology Department at Universitatsklinikum Frankfurt am Main, Klinik fur Urologie und Kinderurologie and Kantonsspital Frauenfeld, Switzerland. He is currently with Klinik Seeschau Kreuzlingen, Klinik Hirslanden Zurich, Spital Mannedorf and Klinik Uroviva Bulach. Dr. Binder has a Professor Doctorate (PD) from the University of Frankfurt and received his Medical Degree from the University of Glessen, Germany.

Members of the medical advisory board are compensated through the grant of a stock option awards under our 2016 Incentive Stock Plan. Current members each received a five-year option to purchase 36,000 shares at an exercise price equal to fair market value as of the date of grant, 6,000 shares of which vested upon grant and the balance of which vest in twelve quarterly installments of 2,500 shares each, subject to continued service.

Scientific Advisory Board

The Company has also established a scientific advisory board, whose members meet periodically in person or by telephone with management and/or the board of directors to advise on scientific, product development and marketing matters. Set forth below is a brief description of the background and business experience of the current members of our scientific advisory board.

Eytan Pollak, Ph.D., has over thirty (30) years’ experience in managing research and development programs, he holds several patents and has published papers in Control Systems, Robotics, Distributed Flight and Ground Simulations/Simulators, Embedded Systems, and Cyber Physical Systems. He served as an M&S Technology Manager, IRAD Technical Director and Principal Investigator at Lockheed Martin. He is currently a research professor at the UCF School of Electrical Engineering and Computer Science, and he is also the Director of Strategic Technologies at L-3 Communications Link Simulation & Training. Dr. Pollak is also a science and technology advisor to the Company and is Chair of the Avra Scientific Advisory Board. Dr. Pollak received his Bachelor of Science and Master’s in Science from Technion in Haifa, Israel and his Ph.D. in Mechanical Engineering from Purdue University.

Andrew M. Economos, Ph.D., initially worked in the aerospace computing industry in Los Angeles, and after some years moved to Princeton to work in RCA’s Sarnoff Labs. From there he went to RCA subsidiary company NBC in New York, where he was Vice President of Management Information Services, managing the immense computing needs of NBC. From there he founded and led a highly successful broadcast software company, Radio Computing Services, which he sold in 2006 to Clear Channel Communications (now iHeartMedia). He has served on The New York Botanical Garden’s Science Committee and Corporation Board, the Board of Selby Gardens in Sarasota, and the Board of the Science Committee of Westchester Community College. Dr. Economos earned his M.S in Mathematics at the University of Florida and his Ph.D. in Mathematical Statistics at UCLA.

Ruthi Pollak, has over 28 years of experience as a senior system and software engineer in high performance advanced image generators for visual simulation applications and mathematical algorithms validation for military and commercial aircrafts, weapons, sensors and automated fingerprint identification systems. She has worked at General Electric, Martin Marietta and Lockheed Martin. She attended Speed Graduate School of Engineering at the University of Louisville, Kentucky and received her B.S. degree at Krannert School of Management at Purdue University.

Fred Nazem, Ph.D., has been building highly disruptive, industry-leading healthcare and technology companies since the late 1970’s. He is best known as the turnaround specialist who, as Chairman, led the successful reorganization of Oxford Health Plans, which was later sold to United Healthcare for more than $6 billion. A number of his start-up ventures, including Cirrus Logic Inc., Bluebird Bio, and Genesis Health Ventures, have grown to become billion-dollar enterprises and more than a dozen of them have achieved multi-billion-dollar revenue status. A scientist turned financier, Mr. Nazem holds a bachelor’s degree in biochemistry from Ohio University, a master’s degree in physical chemistry from the University of Cincinnati, and an MBA in finance from Columbia University.

Bijan Safai, M.D., D.Sc., was trained in internal medicine and dermatology at NYU Medical School and completed a fellowship in immunology at Memorial Sloan Kettering Cancer Center (“MSKCC”). He continued his career at MSKCC where he established a dermatology program to include research, education and patient care.  During his tenure, he developed programs for the management of various skin cancers, lymphoma of the skin and Kaposi’s Sarcoma. Dr. Safai has a bachelor’s degree from the University of Tehran, Iran, a Medical Degree from Tehran University School of Medicine in Iran and a Doctor of Medical Sciences (D.Sc.) in immunology from the University of Gutenberg, Sweden.

Members of the scientific advisory board are compensated through the grant of a stock option awards under our 2016 Incentive Stock Plan. Current members each received a five-year option to purchase shares at an exercise price equal to fair market value as of the date of grant, subject to continued service.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Chief Executive Officer and our other executive officers for the years ended December 31, 2018, December 31, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (#)	Option Awards (#)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barry F. Cohen,	2018	180,000	0	0	0	0	0	0	6,000	186,000
Chairman and Chief	2017	150,000	0	0	0	0	0	0	6,000	156,000
Executive Officer(1)	2016	63,000	0	0	1,000,000	88,026	0	0	0	151,026

Ray Powers,	2018	0	0	0	0	0	0	0	0	0
Chief Operating	2017	0	0	0	0	0	0	0	0	0
Officer(2)	2016	0	0	0	75,000	6,602	0	0	0	6,602

Farhan Taghizadeh, M.D.,	2018	0	0	60,000	0	0	0	0	0	0
Chief Medical	2017	0	0	36,000	0	0	0	0	0	43,750
Officer(3)

Nicole Bergman-Fong,	2018	0	0	0	0	0	0	0	0	0
Corporate	2017	0	0	0	0	0	0	0	0	0
Counsel(4)	2016	0	0	0	60,000	7,922	0	0	0	7,922

Nikhil Shah, M.D.,	2018	0	0	300,000	250,000	0	0	0	0	0
Chief Strategy
Officer(5)

____________

(1)      Mr. Cohen was granted an option for 1,000,000 shares on August 15, 2016 under the Company’s 2016 Incentive Stock Plan, all of which vested immediately. Pursuant to a conversion agreement with the Company, $39,000 in accrued but unpaid salary due Mr. Cohen at December 31, 2017 was converted into 19,500 shares of our common stock.

(2)      Dr. Powers was granted an option for 75,000 shares on August 15, 2016 vesting in equal monthly installments over 36 months.

(3)      Dr. Taghizadeh became the Company’s Chief Medical Officer on September 15, 2017, at which time he was awarded a grant of 20,000 shares of common stock under our 2016 Incentive Stock Plan and a grant of 5,000 shares under our 2016 Incentive Stock Plan for each subsequent month in which he serves in such capacity. As of May 1st, 2019, the 5,000 shares per month was increased to 7,000 shares per month.

(4)      Ms. Bergman-Fong was granted an option for 60,000 shares on October 1, 2016, with 15,000 shares vesting immediately and the balance vesting in equal monthly installments over 36 months.

(5)      Dr. Shah became our Chief Strategy Officer on March 1, 2018, at which time he was awarded a stock grant of 300,000 shares, with 60,000 of those shares vesting on each yearly anniversary of his employment date, as long as he remains employed by the Company. On May 1, 2018, Dr. Shah was awarded an option for 250,000 shares of common stock under our 2016 Incentive Stock Plan vesting in equal monthly installments over 36 months. On April 15th, 2019, Dr. Shah was awarded a stock grant of 300,000 shares, with 100,000 of those shares vesting on each yearly anniversary of the award date, as long as he remains employed by the Company.

Employment Agreements

We are party to an employment agreement with Barry F. Cohen, its Chief Executive Officer. Mr. Cohen’s employment agreement is for a term of four years expiring June 30, 2020 and provides for a base salary currently set at $15,000 per month. The employment agreement also provides for reimbursement of other reasonable business expenses incurred by Mr. Cohen in the performance of his duties and contains confidentiality and non-competition provisions. We are also party to “at will” service agreements with our Chief Strategy Officer, Dr. Nikhil Shah, its Chief Medical Officer, Dr. Farhan Taghizadeh and its Chief Operating Officer, Ray Powers. We also have “at will” service agreements with various individuals that are expected to become full time employees upon consummation of this Offering.

Outstanding Equity Awards at Fiscal Year-End Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each of our executive officers outstanding as of December 31, 2018, the end of our last completed fiscal year.

	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares that have not vested	Market value of shares of stock that have not vested*
Barry F. Cohen	1,000,000	1,000,000	$0.10	08/15/2021	0	0
Dr. Ray Powers	58,333	75,000	$0.10	08/15/2021	16,667	0
Farhan Taghizadeh, M.D.	28,500	36,000	$0.15	10/01/2021	7,500	0
Nikhil L. Shah, D.O.	55,556	250,000	$1.25	05/01/20123	194,444	0
Nicole Bergman-Fong	45,000	60,000	$0.15	10/01/2021	15,000	0
A. Christian Schauer(1)	140,000	70,000	$0.10	08/15/2021	70,000	0
Peter Carnegie	38,333	45,000	$0.10	08/15/2021	6,667	0

____________

*        Volume weighted average exercise/fair value price per share for all options awarded is $0.256

(1)      Mr. Schauer passed away in May 2019. His shares were transferred to a family trust.

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for the year ended December 31, 2018, our last completed fiscal year.

	DIRECTOR COMPENSATION
Name	Fees Earned or paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barry F. Cohen	0	0	0	0	0	0	0
A. Christian Schauer(1)	0	0	0	0	0	0	0
Peter Carnegie	0	0	0	0	0	0	0

____________

(1)      Mr. Schauer passed away in May 2019.

Narrative Disclosure to the Director Compensation Table

Non-employee directors are currently compensated with a grant of options under the 2016 Incentive Stock Plan, in the discretion of the board of directors. Non-employee directors are also reimbursed for travel and lodging expenses in connection with their attendance at in-person meetings of the board. When the Company is sufficiently capitalized, the Company may institute payment of cash directors’ fees to its non-employee directors in amounts to be determined at that time.

2016 Incentive Stock Plan

Our 2016 Incentive Stock Plan provides for equity incentives to be granted to our employees, executive officers or directors or to key advisers or consultants. Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares as determined pursuant to the 2016 Incentive Stock Plan, restricted stock awards, other stock-based awards, or any combination of the foregoing. The 2016 Incentive Stock Plan is administered by the compensation committee, or alternatively, if there is no compensation committee, the board of directors. 3,000,000 shares of our common stock were originally reserved for issuance pursuant to the exercise of awards under the 2016 Incentive Stock Plan. The number of shares so reserved automatically adjusts upward on January 1 of each year, so that the number of shares covered by the 2016 Incentive Stock Plan is equal to 15% of our issued and outstanding common stock, or 3,115,117 shares as of January 1, 2019. In August 2019, the Board of Directors and a shareholder majority increased the shares reserved under the 2016 Incentive Stock Plan to 10,000,000 shares of our common stock. As of the date of this prospectus, we have granted options to purchase 2,871,111 shares under the 2016 Incentive Stock Plan, exercisable at prices ranging from of $0.10 to $2.00 per share and 2,431,000 shares in stock grants.

Security Ownership of Certain Beneficial Owners and Management and Related SHAREHolder Matters

The following table sets forth, as of the date of this report, the beneficial ownership of our common stock (i) by each director. director nominee and executive officer, director nominees and executive officers as a group.

The percentage ownership information shown in the table is based upon 22,107,218 shares of common stock outstanding as of September 1, 2019.  Unless otherwise stated, the address of the persons set forth in the table is c/o the Company, 3259 Progress Drive, Suite 112A, Orlando, FL 32826.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws. In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of September 1, 2019 are deemed beneficially owned by the holders of such options and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

Names and addresses of beneficial owners	Number of shares of common stock	Percentage of class (%)
Barry F. Cohen(1)	7,872,838	35.61
Avra Acquisitions, LLC	2,962,700	13.40
Dr. Ray Powers, Ed.D.(2)	95,000	0.43
Dr. Nikhil L. Shah, D.O.(3)	287,361	1.30
Dr. Farhan Taghizadeh, M.D.(4)	213,000	0.96
Nicole Bergman-Fong(5)	85,000	0.38
Peter Carnegie(6)	245,000	1.11
Margaret Gilliam	93,000	0.42
Jack H. Pechter	330,000	1.49
All directors, director nominees and executive officers as a group (eight persons)	12,183,899	55.11

____________

*        Less than 1%.

(1)      Includes 7,872,838 shares owned by Mr. Cohen directly of which 1,000,000 are shares issuable upon the exercise of stock options, and 2,962,700 shares held by Avra Acquisitions, LLC of which Mr. Cohen is managing member, and over which shares Mr. Cohen exercises voting and dispositive control.

(2)      Includes 95,000 shares owned by Dr. Powers directly of which 75,000 are shares issuable upon the exercise of stock options.

(3)      Includes 287,361 shares owned by Dr. Shah directly of which 227,361 are shares issuable upon the exercise of stock options. In addition, Dr. Shah has 125,000 options that are still vesting and a grant for 540,000 shares that are still vesting.

(4)      Includes 213,000 shares owned by Dr. Taghizadeh directly of which 36,000 are shares issuable upon the exercise of stock options. In addition, Dr. Taghizadeh has a grant for 77,000 shares that are still vesting.

(5)      Includes 85,000 shares owned by Ms. Bergman Fong directly of which 60,000 are shares issuable upon the exercise of stock options.

(6)      Includes 245,000 shares owned by Mr. Carnegie directly of which 45,000 are shares issuable upon the exercise of stock options.

Certain Relationships and Related Transactions, and Director Independence

Related Party Transactions

We describe below transactions since January 1, 2017, to which we were a party or will be a party, in which the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

We have granted stock options to our named executive officers and certain of our directors. See the section titled “Executive Compensation — Outstanding Equity Awards at Year-End” for a description of these stock options.

We have entered into employment and service agreements with certain of our executive officers that provides for certain severance and change in control benefits. See the section titled “Executive Compensation — Employment Agreement” for a description of these agreements.

During 2017, the Company entered into conversion agreements with Barry F. Cohen, our Chief Executive Officer and Chairman, and the late A. Christian Schauer, its former Chief Financial Officer and former director, whereby each agreed to convert the amounts owing to them during 2017 as compensation into common stock of the Company at a price of $2.00 per share. Such conversions resulted in 19,500 and 13,500 shares being issued to Messrs. Cohen and Schauer respectively. In addition, compensation due Mr. Schauer for the period from January 1, 2018, until his resignation as an executive officer on February 28, 2018, was converted into 9,000 shares of our common stock during 2018.

In December 2018, the Company obtained loans from Barry F. Cohen, our Chief Executive Officer and Chairman A. Christian Schauer and a non-affiliated shareholder, in the principal amounts of $15,000, $20,000 and $15,000, respectively. The loans are due December 31, 2019 and do not bear interest, other than the loan obtained from the non-executive shareholder, which bears interest at the rate of 4% per annum, payable upon maturity. In February, May, July, and Aug 2019, Mr. Cohen made additional one-year interest free loans to the Company in the principal amounts of $17,500, $25,000, $50,000, and $100,000, respectively.

On September 10, 2019, we entered into a collaborative research and development agreement with Infinite Mind, LLC (“IM”). IM is in the business of developing the technology of computerized systems for robot operation and automation employing software and AI for applications in various industries. Its owners include Ruthi Pollak (see “Management — Avra Scientific Advisory Board”) and Dr. Fred Moll, a founder of Intuitive Surgical and Auris Health, recently acquired by Johnson & Johnson. Our CEO is also an owner of IM. IM, with the use of Avra’s facilities and cooperation of Avra personnel, will seek to develop software and AI systems for robots that are relevant to the field of medical treatment or diagnostics. As part of the collaboration, IM has granted Avra an exclusive, worldwide, full paid-up, perpetual, royalty-free license to commercialize any technology (including any patents) developed by IM individually or jointly with AVRA during the term of the agreement as well as existing technology of IM in the field of medical robotics. This license survives termination of the agreement. The initial term of the agreement is five years after which it will renew for subsequent five (5) year terms unless terminated by either party upon at least 180 days’ notice prior to expiration of the initial term or any renewal or unless earlier terminated for breach. Either party may also terminate the collaboration agreement, at will, upon 60 days written notice, upon insolvency or upon material breach and failure to cure the breach after 60 days’ notice.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant shareholders.  However, upon effectiveness of the registration statement of which this prospectus forms a part, we will implement a formal policy whereby our executive officers, directors, beneficial holders of more than 5% of our outstanding common stock and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors, if it is inappropriate for our audit committee to review such transaction due to a conflict of interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors to the fullest extent permitted by Florida law.

Information related to the independence of our directors is provided under the section titled “Directors, Executive Officers and Corporate Governance.”

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

In this Offering, we are offering Units, with each Unit consisting of one share of our common stock and a warrant to purchase of our common stock. Our Units will not be certificated and the shares of our common stock and the warrants of such Units are immediately separable and will be issued separately in this Offering. We are also registering the shares of common stock issuable upon exercise of the warrants. These securities are being issued pursuant to an underwriting agreement between us and the underwriters. You should review the underwriting agreement and the form of warrant, each filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The following brief summary of the material terms and provisions of the warrants is subject to, and qualified in its entirety by, the form of warrant.

Units

We are offering Units, with each Unit consisting of one share of our common stock and a warrant to purchase         shares of our common stock, together with the shares of our common stock underlying such warrants, at an assumed public offering price of $___ per Unit. Our Units will not be certificated and the shares of our common stock and the warrants of such Units are immediately separable and will be issued separately in this Offering.

Warrants for Common Stock

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. This summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form of warrant filed as an exhibit to the registration statement of which this prospectus forms a part. The warrants that are purchased in this Offering as part of the units will be issued pursuant to a separate warrant agreement to be entered into between purchasers and the Company.

The warrants issued in this Offering entitle the registered holder to purchase of our common stock at a price equal to $___ per share, subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, years after the closing of this Offering. We have applied to list the warrants offered hereby on the Nasdaq Capital Market under the symbol “AVRAW.”

The warrants will be issued pursuant to a Warrant Agent Agreement between us and VStock Transfer LLC, as Warrant Agent. Certain provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the relevant provisions of such Warrant Agent Agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at prices below its exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the warrants, the holders of the warrants shall have the right to exercise the warrants solely via a cashless exercise feature provided for in the warrants, until such time as there is an effective registration statement and current prospectus. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

A holder may not exercise any portion of a warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price. If multiple warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 and 5,000,000 shares of preferred stock, par value $0.0001.

Common Stock

As of the date of this prospectus, 22,107,218 shares of common stock are outstanding. The shares of common stock presently outstanding are and the shares of common stock being offered and sold in the Offering, when paid for and issued as provided for in this prospectus, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders.  In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding.  The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions.

Holders of common stock are entitled to receive dividends, if and when declared by the board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series or the designation of such series.  While our Amended and Restated Articles of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult. No shares of preferred stock are outstanding as of the date of this prospectus.

Certain Florida Legislation

Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a “control share acquisition” will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” of a publicly held Florida corporation. “Control shares” are shares, which except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (i) at least 20% but less than 33-1/3% of all voting power; (ii) at least 33-1/3% but less than a majority of all voting power; or (iii) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public company and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company’s Amended and Restated Articles of Incorporation and Bylaws also authorize the Company to indemnify the Company’s Amended and Restated Articles of Incorporation and Florida law presently limit the personal liability of corporate directors for monetary damages , except where directors(i) breach their fiduciary duties; and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived and improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

Transfer Agent, Registrar and Warrant Agent

The Company has appointed VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598 as transfer agent and registrar for its common stock and as warrant agent for the warrants offered hereby, Shares of our common stock and warrants will be issued in uncertificated form only, subject to limited circumstances.

Market Listing

Our common stock trades on the OTCQB tier of OTC Markets Group, Inc. under the symbol “AVMR.” We have applied to list our common stock and warrants on the Nasdaq Capital Market under the symbols “AVRA” and “AVRAW,” respectively. No assurance can be given that such listings will be approved or that a trading market will develop for the common stock and/or the warrants.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF OUR COMMON STOCK AND WARRANTS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock and warrants acquired in this Offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock and warrants, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of our common stock and warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax and does not deal with state or local taxes, U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as

•        financial institutions;

•        brokers or dealers in securities or currencies, or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations;

•        pension plans;

•        regulated investment companies, real estate investment trusts;

•        owners that hold our common stock or warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•        insurance companies;

•        persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•        entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and partners or other investors therein);

•        controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock or warrants being taken into account in an applicable financial statement;

•        persons deemed to sell our common stock or warrants under the constructive sale provisions of the Code; and

•        certain U.S. expatriates and certain former citizens or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold our common stock or warrants through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock or warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock or warrants through a partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock and warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of our common stock or warrants that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock or warrants that is not a U.S. Holder or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Allocation of Purchase Price

For U.S. federal income tax purposes, the shares of common stock and warrants acquired in this Offering will be treated as an “investment unit” consisting of one share of common stock and a warrant to acquire one share of our common stock. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of common stock and the warrant included in each unit. The separation of the share of common stock and the warrant included in each unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price for a unit.

Tax Considerations Applicable to U.S. Holders

Exercise and Expiration of Warrants

In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a warrant. The U.S. Holder will take a tax basis in the shares acquired on the exercise of a warrant equal to the exercise price of the warrant, increased by the U.S. Holder’s adjusted tax basis in the warrant exercised (as determined pursuant to the rules discussed above). The U.S. Holder’s holding period in the shares of our common stock acquired on exercise of the warrant will begin on the date of exercise of the warrant and will not include any period for which the U.S. Holder held the warrant.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of warrants into our common stock. The U.S. federal income tax treatment of a cashless exercise of warrants into our common stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

The lapse or expiration of a warrant will be treated as if the U.S. Holder sold or exchanged the warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the warrant. The deductibility of capital losses is subject to limitations.

Certain Adjustments to and Distributions on Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock issued on the exercise of the warrants or an adjustment to the exercise price of the warrants may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property to the holders of warrants. In certain circumstances, if we were to make a distribution in cash or other property with respect to our common stock after the issuance of the warrants, then we may make a corresponding distribution to the holders of the warrants. The taxation of a distribution received with respect to a warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. For more information regarding the U.S. federal income tax considerations related to distributions, see the discussion below regarding “— Distributions.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the warrants and any distributions with respect to the warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our common stock in the foreseeable future. In the event that we do make distributions on our common stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under the section titled “— Disposition of Our Common Stock or Warrants.” Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to the beneficial owner of our common stock who is an individual U.S. Holder and meets certain holding period requirements.

Distributions constituting dividends for U.S. federal income tax purposes that are made to U.S. Holders that are corporate shareholders may qualify for the dividends received deduction, or DRD, which is generally available to corporate shareholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Disposition of Our Common Stock or Warrants

Upon a sale or other taxable disposition of our common stock or warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock or warrants. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock or warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of our common stock or warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the common stock and warrants and to the proceeds of a sale or other disposition of common stock and warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Exercise and Expiration of Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of warrants into shares of common stock. The U.S. federal income tax treatment of a cashless exercise of warrants into our common stock is unclear. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

The expiration of a warrant will be treated as if the Non-U.S. Holder sold or exchanged the warrant and recognized a capital loss equal to the Non-U.S. Holder’s tax basis in the warrant. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to and Distributions on Warrants

As described under “— U.S. Holders — Certain Adjustments to and Distributions on Warrants,” an adjustment to the warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “— Distributions” below, and the tax treatment of distributions on the warrants is unclear. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our common stock in the foreseeable future. In the event that we do make distributions on our common stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as described in “— U.S. Holders — Distributions.”

Any distribution (including constructive distributions) on our common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “— Backup Withholding and Information Reporting” and “— Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of our Common Stock or Warrants

Subject to the discussions below under the sections titled “— Backup Withholding and Information Reporting” and “— Foreign Accounts” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our common stock or warrants unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

•        the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or

•        our common stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period for the common stock or warrants, if shorter), a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the Non-U.S. Holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held our common stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of a warrant. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding our warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a “U.S. real property holding corporation.”

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. The foregoing may also apply to warrants. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of our common stock and warrants.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on our common stock or warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on our common stock or warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable IRS Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “— Dividends,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock or warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on, and gross proceeds from the sale or other disposition of, our common stock and warrants if paid to a non-U.S. entity unless (a) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations; (b) if the non-U.S. entity is a “non-financial foreign entity,” the entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity; or (c) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally (1) applies to payments of dividends (including constructive dividends) on our common stock and warrants and (2) will apply to payments of gross proceeds from a sale or other disposition of our common stock and warrants made after December 31, 2018. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock or warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock or warrants, including the consequences of any proposed changes in applicable laws.

Shares Available for Future Sales

Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, the sale of a portion of our shares will be limited after this Offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions, lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares of our common stock outstanding as of  the date of _______ __, 2019, upon the completion of this Offering, _________ shares of our common stock will be outstanding, assuming no exercise of the underwriters’ overallotment option, or ________________ shares of our common stock will be outstanding, assuming and the underwriters’ over-allotment option is exercised in full.

Except for shares subject to lock-up agreement, substantially all of our outstanding shares will be freely tradable except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

Rule 144

In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, any person who is not our affiliate at any time during the preceding three months, and who has beneficially owned the relevant shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock into the public markets provided current public information about us is available, and, after owning such shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock into the public markets without restriction.

A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•        1% of the number of shares of our common stock then outstanding, which will equal approximately __________ shares, or approximately shares if the underwriters exercise their over-allotment option in full, immediately following this Offering, based on the number of shares of our common stock outstanding as of             , 2019; or

•        the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 notice by such person with respect to such sale, if our class of common stock is listed on Nasdaq, the New York Stock Exchange, or the NYSE American.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-up Agreements

See “Underwriting” for a detailed discussion.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative, Maxim Group LLC, referred to herein as Maxim, have severally agreed to purchase from us on a firm commitment basis the following respective number of Units at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Name	Number of Units
Maxim Group LLC

Total:

The underwriting agreement provides that the obligation of the underwriters to purchase all of the Units being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the Units being offered to the public, other than those covered by the over-allotment option described below, if any of these Units are purchased.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the registration statement, to purchase up to an additional          shares of common stock and/or warrants to purchase up to          shares of common stock solely to cover overallotments, if any, at the price to the public less the underwriting discounts and commissions set forth on the cover of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock and/or warrants as the number of units to be purchased by it in the above table bears to the total number of units offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock and/or warrants to the underwriters to the extent the option is exercised. If any additional shares of common stock and/or warrants are purchased, the underwriters will offer the additional shares of common stock and/or warrants on the same terms as those on which the other units are being offered hereunder.

Commissions and Expenses

The underwriting discounts and commissions are 8.0% of the public offering price. In addition, we have agreed to reimburse Maxim for out-of-pocket accountable expenses it incurs in connection with this Offering for up to $125,000, including “road show” expenses and the fees and disbursements of Maxim’s counsel. We have paid $15,000 to Maxim as an advance to be applied towards out-of-pocket accountable expenses (the “Advance”). Any portion of the Advance shall be returned back to us to the extent not actually incurred.

We have been advised by the representative of the underwriters that the underwriters propose to offer the Units to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $        per Unit under the assumed public offering price of          per Unit. The underwriters may allow, and these dealers may re-allow, a concession of not more than $        per Unit to other dealers. After the public offering, the representative of the underwriters may change the offering price and other selling terms.

The following table shows the per Unit and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per unit	Without Over-Allotment	With Full Over-Allotment
Public offering price	$	$	$
Underwriting discounts and commissions paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $___. This figure includes expense reimbursements we have agreed to pay Maxim for reimbursement of its accountable expenses related to the offering up to a maximum aggregate expense allowance of $_____.

Representative’s Warrants

We have also agreed to issue to Maxim (or its permitted assignees) the warrants to purchase a number of our shares of common stock up to an aggregate of 5.0% of the total number of shares sold in this Offering (the “Representative’s Warrants”). The Representative’s Warrants will have an exercise price equal to 110% of the offering price of the Units sold in this Offering and may be exercised on a cashless basis. The Representative’s Warrants are exercisable commencing 180 days after the effective date of the registration statement related to this Offering and will expire three (3) years after the effective date. The Representative’s Warrants are not redeemable by us. The Representative’s Warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying shares for a period of three (3) years commencing from the effective date of the registration statement related to this Offering. The Representative’s Warrants and the shares underlying the Representative’s Warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying securities for a period of 180 days from the effective date of this Offering, except to any FINRA member participating in this Offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of such Representative’s Warrants (and the shares underlying such Representative’s Warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution or in the event of a future financing undertaken by us.

Lock-Up Agreements

Prior to the completion of this Offering, we and each of our officers, directors, and certain stockholders of our outstanding shares of common stock of the Company (and all holders of securities exercisable for or convertible into shares of common stock) as of the effective date of the registration statement will agree not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without Maxim’s prior written consent, subject to customary exceptions, for a period of 180 days from the effective date of the effective date of the registration statement relating to this Offering.

Right of First Refusal

We have agreed to grant Maxim, upon successful completion of an offering, for the twelve (12) month period following the effective date of the registration statement, a right of first refusal to act as lead managing underwriter and book runner or sole placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings during such twelve (12) months period of the Company or any successor to or any subsidiary of the Company.

Pricing of this Offering

Prior to this Offering, there has not been an active market for our common stock and there has been no public market for our warrants. The public offering price for the Units will be determined through negotiations between us and the underwriter. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price of our Units will correspond to the price at which our common stock will trade in the public market subsequent to this Offering or that an active trading market for our common stock and warrants will develop and continue after this Offering.

Indemnification

The underwriting agreement provides that we will indemnify the underwriter against certain liabilities that may be incurred in connection with this Offering, including liabilities under the Securities Act, or to contribute payments that the underwriter may be required to make in respect thereof.

Listing

Our common stock trades on the OTCQB tier of OTC Markets Group, Inc. under the symbol “AVMR.” We have applied to list our common stock and warrants on the Nasdaq Capital Market under the symbols “AVRA” and “AVRAW,” respectively. No assurance can be given that such listings will be approved or that a trading market will develop for the common stock and/or the warrants.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter of this Offering, or by its affiliates. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this Offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•        Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that it may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising the over-allotment option and/or purchasing securities in the open market.

•        Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase securities through the over-allotment option. If the underwriters sell more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this Offering.

•        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Gutiérrez Bergman Boulris, PLLC, Coral Gables, Florida.  Such law firm beneficially owns 30,000 shares of our common stock and a member of such firm beneficially owns 10,000 shares of our common stock, and holds options granted under the 2016 Incentive Stock Plan to purchase an additional 115,000 shares of our common stock. Certain legal matters in connection with this Offering will be passed upon for the underwriters by Loeb & Loeb LLP, New York, New York.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration have so been included in reliance upon the report of De Leon & Company, P.A., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information respecting our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement of which this prospectus is a part at the SEC’s Internet site.

We make available through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our Internet site, www.avramedical.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Avra Medical Robotics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Avra Medical Robotics, Inc. (the “Company”) as of December 31, 2018 and 2017 and the related statements of operations, shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s ability to raise additional capital through debt and/or equity financing to fund its operating costs is unknown, which raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

DE LEON & COMPANY, P.A.

We have served as the Company’s auditor since 2016.

Pembroke Pines, Florida

April 10, 2019

AVRA MEDICAL ROBOTICS, INC.

BALANCE SHEETS

AS OF DECEMBER 31,

	2018	2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$35,716	$452,572
Other prepaid expenses and deposit	5,830	10,457
Total current assets	41,546	463,029

EQUIPMENT:	44,592	4,174
Accumulated depreciation	(9,252)	(789)
Total equipment	35,340	3,385

OTHER ASSETS:
Intellectual Property	43,548	43,548
Website	36,000	—
Accumulated depreciation	(11,000)	—
Total other assets	68,548	43,548

TOTAL ASSETS	$145,434	$509,962

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$10,020	$6,073
Accrued expenses	328,450	118,046
Stock liability	81,313	284,750
Due to majority shareholder	15,000	—
Promissory notes	15,000	—
Total current liabilities	449,783	408,869

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred Stock, 5,000,000 shares authorized, $.0001 par value, No shares issued and outstanding December 31, 2018 and 2017, respectively	—	—
Common Stock, 100,000,000 shares authorized, $.0001 par value, 21,007,446 and 20,644,746 shares issued and outstanding December 31, 2018 and 2017, respectively	2,101	2,064
Additional Paid in Capital	2,176,643	1,621,800
Common Shares to be issued	—	—
Accumulated Deficit	(2,483,093)	(1,522,771)
Total stockholders’ equity (deficit)	(304,349)	101,093

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$145,434	$509,962

The accompanying notes are an integral part of these financial statements.

AVRA MEDICAL ROBOTICS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

	2018	2017
Revenue	$—	$—

OPERATING EXPENSES
Research and Development	27,125	71,170
General and Administrative	933,255	939,637
Total operating expenses	960,380	1,010,807

OTHER INCOME AND (EXPENSES)
Interest Earned	58	84
Interest Expense	—	(27,000)
Total other income and (expenses)	58	(26,916)

Loss before income tax taxes	(960,322)	(1,037,723)

Income tax provision	—	—

NET LOSS	$(960,322)	$(1,037,723)

Loss per common share – basic and diluted	(0.05)	(0.05)

Weighted average common shares outstanding – basic and diluted	20,863,980	19,538,325

The accompanying notes are an integral part of these financial statements.

AVRA MEDICAL ROBOTICS, INC.

STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Common Stock		Subscriptions Receivable	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Number	Amount
BALANCE AT DECEMBER 31, 2016	19,000,000	$1,900	$—	$128,088	$(485,048)	$(355,060)

Stock based compensation expense	—	—	—	21,429	—	21,429
Sale of stock	568,808	57	—	677,203	—	677,260
Conversion of note payable	960,000	96	—	479,904	—	480,000
Related party accrued expenses converted to common stock	115,938	11	—	267,587	—	267,598
Accrued interest converted into stock warrants	—	—	—	47,589	—	47,589
Net loss					(1,037,723)	(1,037,723)

BALANCE AT DECEMBER 31, 2017	20,644,746	$2,064	$—	$1,621,800	$(1,522,771)	$101,093

Stock based compensation expense	—	—	—	76,005	—	76,005
Sale of stock	16,000	2	—	19,998	—	20,000
Stock issued for services	327,200	33	—	419,842	—	419,875
Related party accrued expenses converted to common stock	19,500	2	—	38,998	—	39,000
Net loss					(960,322)	(960,322)

BALANCE AT DECEMBER 31, 2018	21,007,446	$2,101	$—	$2,176,643	$(2,483,093)	$(304,349)

The accompanying notes are an integral part of these financial statements.

AVRA MEDICAL ROBOTICS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2018	2017
CASH FLOWS OPERATING ACTIVITIES:
Net loss	$(960,322)	$(1,037,723)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	19,463	789
Stock compensation expense	187,068	265,901
Changes in operating assets and liabilities:
Other prepaid expenses and deposit	4,627	(9,991)
Accounts payable and accrued expenses	509,313	49,418
Stock liabilities payable	(203,437)	284,750
NET CASH USED IN OPERATING ACTIVITIES	(443,288)	(446,856)

INVESTING ACTIVITIES:
Website costs	(14,400)	—
Equipment acquisition	(9,168)	(4,174)
NET CASH USED IN INVESTING ACTIVITIES	(23,568)	(4,174)

FINANCING ACTIVITIES:
Increase (repayment) of shareholder loans	15,000	(21,877)
Increase in promissory notes	15,000	—
Sale of common stock for cash	20,000	677,260
NET CASH PROVIDED BY FINANCING ACTIVITIES	50,000	655,383

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(416,856)	204,353

CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	452,572	248,219

CASH AND CASH EQUIVALENTS – END OF PERIOD	$35,716	$452,572

Supplemental information of non-cash investing and financing activities:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Noncash financing activities:
Related party accrued expenses converted into common stock	$39,000	$315,187
Related party note payable converted into common stock	$—	$480,000
Stock issued for website	$21,600	$—
Stock issued for equipment	$31,250	$—
Stock issued for services	$367,025	$—

The accompanying notes are an integral part of these financial statements.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — FINANCIAL STATEMENTS

AVRA Medical Robotics, Inc. (the “Company” or “AVRA”) was incorporated as AVRA Surgical Microsystems, Inc. in the State of Florida on February 4, 2015. Effective November 5, 2015, the Company’s corporate name was changed to AVRA Medical Robotics, Inc. The Company was established to develop advanced medical surgical devices. The Company is structured to invest in four principal areas — surgical robotic systems, surgical tools, implantable devices and surgical robotic training.

The accompanying financial statements are prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The Company is a development-stage enterprise devoting substantial efforts to establishing a new business, financial planning, raising capital, and research into products which may become part of the Company’s product portfolio. The Company has not realized sales through December 31, 2018. A development stage company is defined as one in which all efforts are devoted substantially to establishing a new business and, even if planned principal operations have commenced, revenues are insignificant.

The accompanying financial statements have been prepared assuming the continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to raise additional funding until a registration statement relating to an equity funding facility is in effect. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital, or be successful in the development and commercialization of the products it develops or initiates collaboration agreements thereon. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Stock Compensation Expense

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with Accounting Standards Codification (“ASC”) Topic 505, “Equity.” Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by ASC Topic 505.

Income Taxes

The Company accounts for income taxes pursuant to ASC Topic 740 “Income Taxes.” Under ASC Topic 740, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company applies the provisions of ASC Topic 740-10-05 “Accounting for Uncertainty in Income Taxes.” The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses. The Company regularly evaluates estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made by management.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains its principal cash balance in a financial institution. These balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2018 and 2017, $0 were in excess of the FDIC insured limit, respectively.

Basic and Diluted Loss per Share

In accordance with ASC Topic 260 “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per common share gives effect to dilutive convertible securities, options, warrants and other potential common stock outstanding during the period, only in periods in which such effect is dilutive. The Company only has stock options and convertible promissory notes that may be converted to outstanding potential common shares.

Revenue Recognition

Effective January 1, 2018, the Company adopted guidance issued by the FASB regarding recognizing revenue from contracts with customers. The revenue recognition policies as enumerated below reflect the Company’s accounting policies effective January 1, 2018, which did not have a materially different financial statement result than what the results would have been under the previous accounting policies for revenue recognition.

Research and Development Costs

In accordance with ASC Topic 730 “Research and Development”, with the exception of intellectual property that is purchased from another enterprise and have alternative future use, research and development expenses are charged to operations as incurred. The Company purchased existing Intellectual Property from the University of Central Florida. Management regularly assesses the carrying value of the intellectual property to determine if there has been any diminution of value.

Equipment

Equipment is recorded at cost and depreciated using the straight-line method at rates determined to estimate the useful lives of the assets. The annual rates used in calculating depreciation is as follows:

Equipment – 5 years straight-line

Website

Website is recorded at cost and amortized using the straight-line method over its estimated life of 3 years.

Long-lived Assets

In accordance with ASC 360, “Property Plant and Equipment”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to : significant decreases in the market price

AVRA MEDICAL ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset and current expectation that the asset will more than likely not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the discounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain circumstances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Fair Value of Financial Instruments

Our financial instruments consist principally of accounts receivable, amounts due to related parties and promissory notes payable.

ASC 820 Fair Value Measurements and Disclosures and ASC 825, Financial Instruments establish a framework for measuring fair value, establishes a fair value hierarchy based on the quality of the inputs used to measure fair value, and enhances disclosure requirements for fair value measurements.

Fair Value Hierarchy

The Company has categorized its financial statements, based on the priority of inputs to the valuation technique, into a three-tier fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest level priority to unobservable inputs (Level 3).

Financial assets and liabilities recorded on the balance sheet are categorized based on inputs to the valuation techniques as follows:

Level 1	Financial assets and liabilities for which values are based on unadjusted quoted prices for identical assets or liabilities in an active market that management has the ability to access.
Level 2

Financial assets and liabilities for which values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability (commodity derivatives and interest rate swaps).

Level 3

Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

When the inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety.

The carrying amounts of cash and cash equivalents and promissory notes approximate fair value because of the short-term nature of these items.

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS

Improvements to Employee Share-Based Payment Accounting

In March 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update that amends several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification within the statement of cash flows, and accounting for forfeitures. The amendments in this accounting standard update were effective for periods beginning after December 15, 2016. The provisions of this accounting standard update did not have an impact on our financial statements.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS (cont.)

Simplifying the Goodwill Impairment Test

In January 2017, the FASB issued an accounting standard update that simplifies the subsequent measurement of goodwill by eliminating the second step of the goodwill impairment test. Under the new standard, goodwill impairment should be recognized based on the amount by which the carrying amount of a reporting unit exceeds its fair value, but should not exceed the total amount of goodwill allocated to the reporting unit. The amendments in this accounting standard update are to be applied prospectively and are effective for interim or annual goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The provisions of this accounting standard update did not have an impact on our financial statements.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 amends the accounting guidance on revenue recognition. The amendments in this accounting standard update are intended to provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices, and improve disclosure requirements. Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The principles in the standard should be applied using a five-step model that includes 1) identifying the contract(s) with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when (or as) the performance obligations are satisfied. The standard also requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In addition, the standard amends the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are and are not in a contract with a customer (for example, sales of real estate) to be consistent with the standard’s guidance on recognition and measurement (including the constraint on revenue). The FASB also subsequently issued several amendments to the standard, including clarification on principal versus agent guidance, identifying performance obligations, and immaterial goods and services in a contract.

The Company adopted ASU 2014-09 and its related amendments (collectively known as ASC 606) effective on January 1, 2018 using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods. Therefore, the comparative information has not been adjusted and continues to be reported under ASC Topic 605. Please see refer earlier in Note 2 for a discussion of the Company’s updated policies related to revenue recognition, accounting for costs to obtain and fulfill a customer contract and for the disclosures related to adopting this standard.

Classification of Certain Cash Receipts and Cash Payments

In August 2016, the FASB issued an accounting standard update that provides classification guidance on eight specific cash flow issues, for which guidance previously did not exist or was unclear. The amendments in this accounting standard update are effective for periods beginning after December 15, 2017. Early adoption is permitted for any entity in any interim or annual period. The provisions of this accounting standard update will not have a material impact on our statements of cash flows.

Compensation — Stock Compensation

In May 2017, the FASB issued ASU 2017-09, “Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting,” that provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The new guidance became effective for the

AVRA MEDICAL ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS (cont.)

Company on January 1, 2018 and was applied on a prospective basis, as required. The adoption of this standard did not have an impact on the financial statements or the related disclosures.

Income Statement — Reporting Comprehensive Income

In February 2018, the FASB issued ASU 2018-02, “Income Statement — Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” to address stakeholder concerns about the guidance in current GAAP that requires deferred tax liabilities and assets to be adjusted for the effect of a change in tax laws or rates with the effect included in income from continuing operations in the reporting period that includes the enactment date. The amendments in this update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017 (the “2017 Act”). The ASU must be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate in the 2017 Act is recognized. The Company made the election to early adopt ASU 2018-02 as of January 1, 2018, the standard did not have an impact our financial statements.

Intangibles — Goodwill and Other — Internal-Use Software

In September 2018, the FASB issued ASU 2018-15, “Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract” which requires cloud computing arrangements in a service contact to follow the internal-use software guidance provided by ASC 350-40 in determining the accounting treatment of implementation costs. ASC 350-40 states that only qualifying costs incurred during the application development stage may be capitalized. The Company made the election to early adopt ASU 2018-15 on a retrospective basis, and the standard did not have an impact our financial statements.

Derivatives and Hedging

In August 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities.” The ASU is targeted at simplifying the application of hedge accounting and aims at aligning the recognition and presentation of the effects of hedge instruments and hedge items. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The Company plans to adopt this guidance effective January 1, 2019 and is currently evaluating the potential impact adoption will have on the consolidated financial statements and related disclosures.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). The FASB issued ASU 2016-02 to increase transparency and comparability among organizations recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under ASU 2016-02, lessors will account for leases using an approach that is substantially equivalent to existing GAAP for sales-type leases, direct financing leases and operating leases. Unlike current guidance, however, a lease with collectability uncertainties may be classified as a sales-type lease. If collectability of lease payments, plus any amount necessary to satisfy a lessee residual value guarantee, is not probable, lease payments received will be recognized as a deposit liability and the underlying assets will not be derecognized until collectability of the remaining amounts becomes probable. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted, and must be adopted using a modified retrospective transition. The Company will adopt the standard effective January 1, 2019, utilizing the lessor practical expedient. The Company anticipates this standard will not have a material impact on our balance sheets.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 — Research collaboration agreement

Effective May 1, 2016, the Company entered into a Research Agreement (the “Research Agreement”) with the University of Central Florida (“UCF” or the “University”) for the development of a prototype surgical robotic device supporting minimal invasive surgical facial corrections.

The Agreement provides that the University will provide personnel to accomplish the objectives as stated in the Statement of Work over a period extending to September 30, 2017. Effective May 1, 2017, the research agreement with the University of Central Florida has been extended to September 30, 2019. No additional payments to the University were required.

The Company agreed to extend funding of $163,307 from AVRA’s existing funds.

In addition, AVRA has paid $43,548 for outright ownership of the University’s Intellectual Property resulting from the collaboration, which amount is shown as Intellectual Property. Management has assessed the carrying value of the asset and believes there has been no diminution of its value and accordingly, no adjustment is necessary.

The total cost to the Company is:

Research Expense – funded from existing funds	$163,307
Acquisition of Intellectual Property Rights	43,548
Total	$206,855

In 2018 and 2017, $-0- and $40,826 had been paid under the Agreement, respectively. The balance of the amount owing to the University was fully paid on February 24, 2017 and April 7, 2017. Additionally, a $68,952 matching funds grant from the Florida High Tech Corridor Council (FHTCC) was approved on July 16, 2016 which will provide the University research funds in addition to the Company’s funding obligation to the University. The FHTCC research grant is subject to certain research obligations and action requirements which if not met may result in the loss of the FHTCC research funding. The agreement further provides for the payment of a 1% royalty to the University in any year when the sales of products using the intellectual property exceeds $20,000,000.

NOTE 5 — ACCRUED EXPENSES

Accrued Expenses include $150,000 and $82,500 of accrued officer compensation at December 31, 2018 and 2017, respectively.

NOTE 6 — PROMISSORY NOTES

During the year ended December 31, 2016, the Company borrowed $480,000 under 7.5% Convertible Promissory Note Agreements. The Notes were due September 30, 2017 and bore interest at 7.5%. The noteholders had agreed to extend the maturity to October 31, 2017. The notes were convertible into common stock of the Company at $0.50 per share in the event of a voluntary conversion on or before an optional prepayment or the maturity date, or (1) the lower of $0.50 or (2) a 20% discount to the effective price per share offering price in the event of a mandatory conversion upon consummation of a “Qualified Financing”, as defined. The Company had pledged all assets as security for the notes. In the event of default, the notes would bear interest at 12% per annum.

Based upon the Company’s funding of $542,260, a Qualified Financing, a mandatory conversion of the $480,000 in principal of Convertible Notes was triggered. The $480,000 in principal plus accrued interest were converted into 960,000 common shares and three-year Warrants to purchase 144,000 common shares at $1.25 per share.

Further, the Company borrowed $100,000 from an individual on May 16, 2016 under a note bearing interest at 5%. The note, along with accrued interest, was repaid on September 30, 2016.

On December 31, 2018, the Company borrowed $15,000 under a non-interest bearing promissory note from a related party. The note matures on December 31, 2019. Also on December 31, 2018, the Company borrowed an additional $15,000, with interest payable annually at 4%, maturing on December 31, 2019.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 7 — INCOME TAXES

The Company’s deferred tax assets at December 31, 2018 consist of net operating loss carry forwards of $2,083,255 Using a new federal statutory tax rate of 21%, the valuation allowance balance as of December 31, 2018 total of $437,484 The increase in the valuation allowance balance for the year ended December 31, 2018 of $159,110 is entirely attributable to the net operating loss.

The Company’s deferred tax assets at December 31, 2017 consist of net operating loss carry forwards of $1,325,590. Using a federal statutory tax rate of 21%, the valuation allowance balance as of December 31, 2017 total of $278,374.

Due to the uncertainty of their realization, no income tax benefits have been recorded by the Company for these loss carry forwards as valuation allowances have been established for any such benefits. The increase in the valuation allowance was the result of increases in the net operating losses discussed above. Therefore, the Company’s provision for income taxes is $-0- for the years ended December 31, 2018 and 2017.

At December 31, 2018 and 2017, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. The Company does not expect that its unrecognized tax benefits will materially increase within the next twelve months. The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. At December 31, 2018 and 2017, the Company has not recorded any provisions for accrued interest and penalties related to uncertain tax positions.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations.

NOTE 8 — STOCKHOLDERS’ EQUITY (DEFICIT)

The Company is authorized to issue up to 100,000,000 shares of common stock, $0.0001 par value per share plus 5,000,000 shares of preferred stock, par value $0.0001. On February 1, 2016 subscriptions were issued for 5,899,600 shares of common stock at $0.0001 per share (total $590). In February 2017, the Company raised an additional $135,000 from a private offering of 135,000 shares of common stock at a price of $1.00 per share made to three investors.

On September 30, 2017, the Company raised an additional $542,260, from a private offering of 433,808 shares of common stock at a price of $1.25 per share.

Effective April 1, 2017, the Company entered into Conversion Agreements with its Chairman/CEO and the Chief Financial Officer whereby each agreed to convert the amounts owing to them as of March 31, 2017 as compensation into common stock of the Company at a price of $2.00 per share. Furthermore, the Chief Financial Officer has agreed to convert any future amounts due as compensation per his Employment Agreement effective through August 1, 2017, into shares of common stock at $2.00 per share as such amounts are earned, and the Chairman/CEO has agreed to convert any future amounts in excess of $2,500 per month due as compensation through July 1, 2017, per his Employment Agreement, into shares of common stock at $2.00 per share as such amounts are earned. On April 1, 2017, 57,438 shares were issued under the agreement to convert compensation due to the Chairman/CEO and Chief Financial Officer. Both agreements were renewed upon their respective expirations. As of July 1, 2017, the Chairman/CEO agreed to convert any future amounts in excess of $2,500 per month due as compensation through December 31, 2017, per his Employment Agreement, into shares of common stock at $2.00 per share, as such amounts are earned. As of August 1, 2017, the Chief Financial Officer agreed to convert all cash payments due to the employee per his Employment Agreement, into shares of common stock using a price of $2.00 per share, as such amounts are earned.

On September 30, 2017, the Chairman/CEO and the Chief Financial Officer converted $117,000 of compensation owed into 58,500 common shares.

In addition, on September 30, 2017, the promissory notes of $480,000 were converted into 960,000 shares of common stock (see Note 5). The interest due on the promissory note was exchanged for Warrants to purchase 144,000 common shares at $1.25. The Warrants expire on the third-year anniversary.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

On February 23, 2018, the board of directors of AVRA authorized the issuance of an aggregate of 218,000 shares of AVRA’s common stock (the “Shares”) as follows:

•        150,000 Shares at a value of $1.25 per Share, to six consultants and service providers for services rendered through December 31, 2017;

•        35,000 Shares, at a value of $1.25 per Share, to Farhan Taghizadeh, M.D., AVRA’s Chief Medical Officer, for services rendered during the period September 1, 2017 to December 31, 2017; and

•        19,500 and 13,500 Shares, at a value of $2.00 per Share, to Barry F. Cohen and A. Christian Schauer, our Chief Executive Officer and its former Chief Financial Officer, respectively, pursuant to Conversion Agreements with each of such officers, under which they converted all December 31, 2017 accrued but unpaid compensation due them under their respective employment agreements with the Company into the Shares.

On August 13, 2018 the Company sold 16,000 shares of its common stock for $20,000.

On October 4, 2018, the Board of Directors adopted the following resolutions and took the following actions by unanimous written consent in lieu of a meeting in accordance with the applicable provisions of the Florida business Corporation Act:

•        128,300 shares of restricted common stock required to be issued, to six consultants and service providers for services rendered through September 30, 2018;

•        400 shares of restricted common stock required to be issued, for services rendered through February 28, 2018;

Holders are entitled to one vote for each share of common stock. No preferred stock has been issued.

NOTE 9 — 2016 INCENTIVE STOCK PLAN

On August 1, 2016, the Company adopted the 2016 Incentive Stock Plan (the “Plan”). The Plan provides for the granting of options to employees, directors, consultants and advisors to purchase up to 3,000,000 shares of the Company’s common stock. The Board is responsible for administration of the Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. Incentive stock options may be granted to any officer or employee at an exercise price per share of not less than the fair market value per common share on the date of the grant.

At December 31, 2018 and 2017 options representing 2,243,250 shares and 1,681,750 shares were vested or exercisable, respectively.

No options were exercised during the years ended December 31, 2018 and 2017. Non-vested Options for 97,639 shares were forfeited during March 2018.

For options granted October 1, 2017, the following factors were used: volatility 45.07%; expected term of 3 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $1.25 per share.

For options granted July 1, 2018, the following factors were used: volatility 31.34%; expected term of 3 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $1.25 per share.

For options granted May 1, 2018, the following factors were used: volatility 62.16%; expected term of 3 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $1.25 per share.

On July 1, 2018 options for 75,000 shares were issued to our Counsel for services rendered totaling $21,000. These shares are vested immediately and expire on July 1, 2023. The exercise price is $1.25.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 9 — 2016 INCENTIVE STOCK PLAN (cont.)

All options issued to-date expire after five years from the issue date. Except for the option for one million shares issued to the CEO and to the Company’s counsel for 40,000 shares that vested immediately, all the options issued to date vest over three years.

Stock options are accounted for in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, with option expense amortized over the vesting period based on the Black-Scholes option-pricing model fair value on the grant date, which includes a number of estimates that affect the amount of expense. During the years ended December 31, 2018 and 2017, $187,068 and $265,901 respectively, of expensed stock options has been recorded as stock-based compensation and classified in general and administrative expense on the Statement of Operations. The total amount of unrecognized compensation cost related to non-vested options was $113,903 as of December 31, 2018. This amount will be recognized over a period of 31 months expiring April 2021.

The grant date fair value of options granted during the year of 2016 were estimated on the grant date using the Black-Scholes model with the following assumptions: expected volatility of 181%, expected term of 2.9 years, risk-free interest rate of 2.00% and expected dividend yield of 0% for the options granted on August 15, 2016 with an exercise price of $0.10 per share and; expected volatility of 73.64%, expected term of 2.9 years, risk-free interest rate of 2.00% and expected dividend yield of 0% for the options granted on October 1, 2016 with an exercise price of $0.15 per share. For options granted January 1, 2017, the following factors were used; volatility 63.05%; expected term of 2.9 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $0.15 per share. For options granted August 1, 2017, the following factors were used: volatility 36.18%; expected term of 2.9 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $1.00 per share. For options granted May 1, 2018, the following factors were used; volatility 62.16%; expected term of 3 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $1.25 per share. For options granted July 1, 2018, the following factors were used; volatility 31.34%; expected term of 3 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $1.25 per share.

Expected volatility is based on the average of the historical volatility of the stock prices of a blend of five publicly traded companies operating in a similar industry as that of the Company. The risk-free rate is based on the rate of U.S Treasury zero-coupon issues with a remaining term equal to the expected life of the options. The Company uses historical data to estimate pre-vesting for feature rates.

NOTE 10 — EMPLOYMENT AGREEMENTS

On July 1, 2016, the Company entered into an Employment Agreement with its Chairman and Chief Executive Officer. The agreement provides for an annual salary of $120,000 per year, increasing to $180,000 per year beginning July 2017. Through December 2016, the employee agreed to not receive the compensation in cash until the Board of Directors deemed it prudent to pay some or all of his salary. Further the Agreement provides that the employee will receive a three-year option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.10 per share, and becoming fully vested on August 15, 2016.

On August 1, 2016, the Company entered into a one-year Employment Agreement with its Chief Financial Officer. The agreement provides for an annual salary of $108,000 per year. Through December 2016, the employee agreed to not receive the compensation in cash until the Board of Directors deemed it prudent to pay some or all of his salary. Further the Agreement provides that the employee will receive a three-year option to purchase 210,000 shares of the Company’s common stock at an exercise price of $0.10 per share, with 70,000 shares becoming fully vested upon each yearly anniversary. The options are to be surrendered and cancelled if the Agreement is terminated. The Agreement has expired but its compensation terms continue in effect as long as the employee remains employed by the Company.

On August 1, 2016, the Company entered into a three-year Employment Agreement with its Vice President of Global Business Development. The agreement provides for an annual salary of $96,000 per year, increasing to $144,000 per year beginning July 2017. Through December 2016, the employee agreed to not receive the compensation in cash until the Board of Directors deemed it prudent to pay some or all of his salary. Further the Agreement provides that the employee will receive a three-year option to purchase 300,000 shares of the Company’s common stock at an exercise price of $0.10 per share, with 100,000 shares vested on each yearly anniversary.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 — EMPLOYMENT AGREEMENTS (cont.)

Further, on July 1, 2016, the Company entered into Indemnification Agreements with the Chairman and Chief Executive Officer, and on August 1, 2016 the Chief Financial Officer and the Vice-President of Global Business Development providing for the Company to indemnify the individuals for all expenses, judgments, etc. incurred while serving in various capacities with the Company.

Commencing March 1, 2018, the Company entered into an employment agreement with its new Chief Strategy Officer whereby compensation will be determined upon sufficient funding of the Company. The Company granted a 300,000 share stock award under its 2016 Incentive Stock Plan, which vests in five equal annual installments of 60,000 shares each.

In addition, on May 1, 2018 options for 250,000 shares that vest monthly over 3 years were also issued to our Chief Strategy Officer. These options expire on May 1, 2023 and are exercisable at $1.25.

NOTE 11 — EARNINGS PER SHARE

Basic earnings per share (“basic EPS”) is computed by dividing the net income or loss by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share (“diluted EPS”) gives effect to all dilutive potential shares outstanding. For the year ended December 31, 2018 and 2017, the potential exercise of stock options has been excluded from the computation of loss per share as the effect was anti-dilutive.

NOTE 12 — LEASE COMMITMENT

The Company occupies office and laboratory space in Orlando, Florida under a lease agreement that expired on July 31, 2017. Effective August 1, 2018 and modified on September 1, 2018, the agreement extended the lease term to July 31, 2019. The amended agreement provides that the Company pay insurance, maintenance and taxes with a monthly lease expense of $2,363.05. Either party may cancel the agreement at any time with 30 days’ notice.

NOTE 13 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date that the financial statements were issued and determined that there were subsequent events requiring adjustments to or disclosure in the financial statements.

During January 2019, the Company borrowed $20,000 under a non interest bearing promissory note which matures on December 31, 2019.

On January 4, 2019, the Board of Directors adopted the following resolutions and took the following actions by unanimous written consent in lieu of a meeting in accordance with the applicable provisions of the Florida business Corporation Act:

•        115,050 shares of restricted common stock required to be issued, to eight consultants and service providers for services rendered through December 31, 2018; The total shares of common stock when issued will be fully-paid and non-assessable.

•        The three promissory notes dated December 31, 2018, totalling $50,000 were ratified.

On February 6, 2019, the Company borrowed from its CEO, $17,500 under a non interest bearing promissory note which matures on February 6, 2020.

On March 1, 2019, a Director accelerated his final 70,000 options, and exercised his total 210,000 options at $0.10 per option. The Company received $21,000.

On March 11, 2019, the Company borrowed $25,000 under a promissory note bearing an annual interest rate of 5% and which matures on September 11, 2019. The loan includes a warrant to purchase 12,500 common shares at a strike price of $1.25 per share. The warrant expires in 3 years.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 13 — SUBSEQUENT EVENTS (cont.)

On March 14, 2019, the Company borrowed $25,000 under a promissory note bearing an annual interest rate of 5% and which matures on September 14, 2019. The loan includes a warrant to purchase 12,500 common shares at a strike price of $1.25 per share. The warrant expires in 3 years.

On March 29, 2019, the Company borrowed $25,000 under a promissory note bearing an annual interest rate of 5% and which matures on September 29, 2019. The loan includes a warrant to purchase 12,500 common shares at a strike price of $1.25 per share. The warrant expires in 3 years.

The Company issued a total of 95,050 shares of restricted common stock required to be issued for services through March 31, 2019, per various services agreements.

AVRA MEDICAL ROBOTICS, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$39,095	$35,716
Other prepaid expenses and deposit	6,291	5,830
Total Current Assets	45,386	41,546

EQUIPMENT	119,592	44,592
Accumulated depreciation	(20,298)	(9,252)
	99,294	35,340
OTHER ASSETS
Intellectual Property	43,548	43,548
Website	36,000	36,000
Accumulated amortization	(17,000)	(11,000)
Total Other Assets	62,548	68,548

TOTAL ASSETS	$207,228	$145,434

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts Payable	$105,414	$10,020
Accrued expenses	459,323	328,450
Stock Liability	96,591	81,313
Notes payable – related party	122,500	15,000
Promissory notes, net of discount of $9,914 and $0 at June 30, 2019 and December 31, 2018 respectively	100,086	15,000
Total Current Liabilities	883,914	449,783

STOCKHOLDERS’ DEFICIT
Preferred stock, 5,000,000 shares authorized, $.0001 par value, none issued or outstanding	—	—
Common stock, 100,000,000 shares authorized, $.0001 par value, 21,427,546 and 21,007,446 issued and outstanding at June 30, 2019 and December 31, 2018 respectively	2,143	2,101
Additional paid-in capital	2,504,979	2,176,643
Accumulated Deficit	(3,183,808)	(2,483,093)
Total Stockholders’ Deficit	(676,686)	(304,349)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$207,228	$145,434

See accompanying notes to unaudited Condensed Financial Statements.

AVRA MEDICAL ROBOTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Six Months Ended June 30,
	2019	2018
Revenue	$—	$—

OPERATING EXPENSES
Research and Development	51,874	16,281
General and Administrative	641,197	427,676
Total operating expenses	693,071	443,957

OTHER INCOME AND (EXPENSES)
Interest Earned	5	44
Interest Expense	(7,649)	—
Total other income and (expenses)	(7,644)	44

Loss before income tax taxes	(700,715)	(443,913)

Income tax provision	—	—

NET LOSS	$(700,715)	$(443,913)

Loss per common share – basic and diluted	(0.03)	(0.02)

Weighted average common shares outstanding – basic and diluted	21,274,498	20,791,685

See accompanying notes to unaudited Condensed Financial Statements.

AVRA MEDICAL ROBOTICS, INC.

CONDENSED STATEMENT OF SHAREHOLDERS’ (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Number	Amount
BALANCE AT DECEMBER 31, 2018	21,007,446	$2,101	$2,176,643	$(2,483,093)	$(304,349)

Stock based compensation expense	—	—	(3,369)	—	(3,369)
Net (loss) – 3 months ended March 31, 2019	—	—	—	(310,718)	(310,718)
Stock issued for services	115,050	11	143,802	—	143,813
Stock warrants	—	—	16,221	—	16,221
BALANCE AT MARCH 31, 2019	21,122,496	$2,112	$2,333,297	$(2,793,811)	$(458,402)

Net (loss) – 3 months ended June 30, 2019				$(389,997)	(389,997)
Exercise of stock options	210,000	21	39,464	—	39,485
Stock issued for services	35,050	4	43,809	—	43,813
Stock issued for services	60,000	6	74,994	—	75,000
Stock based compensation expense	—	—	13,415	—	13,415

BALANCE AS AT JUNE 30, 2019	21,427,546	2143	$2,504,979	$(3,183,808)	$(676,686)

BALANCE AT DECEMBER 31, 2017	20,644,746	$2,064	$1,621,800	$(1,522,771)	$101,093

Stock based compensation expense	—	—	37,731	—	37,731
Related party accrued expenses converted into stock	19,500	2	38,998	—	39,000
Stock issued for services	198,500	20	225,480	—	225,500
Net (loss) – 3 months ended March 31, 2018	—	—	—	(238,404)	(238,404)
BALANCE AT MARCH 31, 2018	20,862,746	$2,086	$1,924,009	$(1,761,175)	$164,920

Stock based compensation expense	—	—	7,050	—	7,050
Net (loss) – 3 months ended June 30, 2018	—	—	—	(205,509)	(205,509)

BALANCE AS AT JUNE 30, 2018	20,862,746	2,086	$1,931,059	$(1,966,684)	$(33,539)

The accompanying notes are an integral part of these financial statements.

AVRA MEDICAL ROBOTICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2019	2018
CASH FLOWS OPERATING ACTIVITIES:
Net loss	$(700,715)	$(443,913)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	17,046	5,845
Stock compensation expense	198,935	44,781
Non-cash interest	6,307	—
Changes in operating assets and liabilities:
Prepaid expenses	(461)	(1,372)
Accounts payable and accrued expenses	333,767	152,347
NET CASH USED IN OPERATING ACTIVITIES	(145,121)	(242,312)

INVESTING ACTIVITIES:
Website costs	—	(14,400)
Equipment acquisition	(75,000)	(4,167)
NET CASH USED IN INVESTING ACTIVITIES	(75,000)	(18,567)

FINANCING ACTIVITIES:
Exercise of stock options	21,000	—
Proceeds from shareholder loans	107,500	—
Proceeds from promissory notes	95,000	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	223,500	—

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,379	(260,879)

CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	35,716	452,572

CASH AND CASH EQUIVALENTS – END OF PERIOD	$39,095	$191,693

Supplemental information of non-cash investing and financing activities:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Noncash financing activities:
Stock issued for website and services	$262,626	$24,000
Related party note payable converted to common stock	$—	$18,000

See accompanying notes to unaudited Condensed Financial Statements.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 — FINANCIAL STATEMENTS

AVRA Medical Robotics, Inc. (the “Company” or “Avra”) was incorporated as AVRA Surgical Microsystems, Inc. in the State of Florida on February 4, 2015. Effective November 5, 2015, the Company’s corporate name was changed to AVRA Medical Robotics, Inc. The Company was established to develop advanced medical surgical devices. The Company is structured to invest in four principal areas — surgical robotic systems, surgical tools, implantable devices and surgical robotic training.

The significant accounting policies of Avra were described in Note 1 to the audited financial statements included in the Company’s 2018 Annual Report on Form 10-K (the “2018 Form 10-K”). There have been no significant changes in the Company’s significant accounting policies for the three months ended June 30, 2019.

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission. Therefore, they do not include all information and footnotes normally included in annual consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto included in the 2018 Form 10-K for the year ended December 31, 2018. In the opinion of the Company’s management, the accompanying unaudited condensed financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of June 30, 2019 and the results of operations and cash flows for the periods presented. The results of operations for the three and six months ended June 30, 2019 are not necessarily indicative of the operating results for the full fiscal year or any future period.

The accompanying financial statements have been prepared assuming the continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to raise additional funding until a registration statement relating to an equity funding facility is in effect. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital, or be successful in the development and commercialization of the products it develops or initiates collaboration agreements thereon. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Stock Compensation Expense

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with Accounting Standards Codification (“ASC”) Topic 505, “Equity.” Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by ASC Topic 505.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes pursuant to ASC Topic 740 “Income Taxes.” Under ASC Topic 740, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company applies the provisions of ASC Topic 740-10-05 “Accounting for Uncertainty in Income Taxes.” The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses. The Company regularly evaluates estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made by management.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains its principal cash balance in a financial institution. These balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At June 30, 2019 and December 31, 2018, $0 were in excess of the FDIC insured limit, respectively.

Basic and Diluted Loss per Share

In accordance with ASC Topic 260 “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per common share gives effect to dilutive convertible securities, options, warrants and other potential common stock outstanding during the period, only in periods in which such effect is dilutive. The Company only has stock options and convertible promissory notes that may be converted to outstanding potential common shares.

Revenue Recognition

Effective January 1, 2018, the Company adopted guidance issued by the FASB regarding recognizing revenue from contracts with customers. The revenue recognition policies as enumerated below reflect the Company’s accounting policies effective January 1, 2018, which did not have a materially different financial statement result than what the results would have been under the previous accounting policies for revenue recognition.

Research and Development Costs

In accordance with ASC Topic 730 “Research and Development”, with the exception of intellectual property that is purchased from another enterprise and have alternative future use, research and development expenses are charged to operations as incurred. The Company purchased existing Intellectual Property from the University of Central Florida. Management regularly assesses the carrying value of the intellectual property to determine if there has been any diminution of value.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Equipment

Equipment is recorded at cost and depreciated using the straight-line method at rates determined to estimate the useful lives of the assets. The annual rates used in calculating depreciation is as follows:

Equipment – 5 years straight-line

Website

Website is recorded at cost and amortized using the straight-line method over its estimated life of 3 years.

Long-lived Assets

In accordance with ASC 360, “Property Plant and Equipment”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to : significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset and current expectation that the asset will more than likely not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the discounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain circumstances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Fair Value of Financial Instruments

Our financial instruments consist principally of accounts receivable, amounts due to related parties and promissory notes payable.

ASC 820 Fair Value Measurements and Disclosures and ASC 825, Financial Instruments establish a framework for measuring fair value, establishes a fair value hierarchy based on the quality of the inputs used to measure fair value, and enhances disclosure requirements for fair value measurements.

Fair Value Hierarchy

The Company has categorized its financial statements, based on the priority of inputs to the valuation technique, into a three-tier fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest level priority to unobservable inputs (Level 3).

Financial assets and liabilities recorded on the balance sheet are categorized based on inputs to the valuation techniques as follows:

Level 1	Financial assets and liabilities for which values are based on unadjusted quoted prices for identical assets or liabilities in an active market that management has the ability to access.
Level 2

Financial assets and liabilities for which values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability (commodity derivatives and interest rate swaps).

Level 3

Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

When the inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety.

The carrying amounts of cash and cash equivalents and promissory notes approximate fair value because of the short-term nature of these items.

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS

Simplifying the Goodwill Impairment Test

In January 2017, the FASB issued an accounting standard update that simplifies the subsequent measurement of goodwill by eliminating the second step of the goodwill impairment test. Under the new standard, goodwill impairment should be recognized based on the amount by which the carrying amount of a reporting unit exceeds its fair value, but should not exceed the total amount of goodwill allocated to the reporting unit. The amendments in this accounting standard update are to be applied prospectively and are effective for interim or annual goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The provisions of this accounting standard update did not have an impact on our financial statements.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 amends the accounting guidance on revenue recognition. The amendments in this accounting standard update are intended to provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices, and improve disclosure requirements. Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The principles in the standard should be applied using a five-step model that includes 1) identifying the contract(s) with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when (or as) the performance obligations are satisfied. The standard also requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In addition, the standard amends the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are and are not in a contract with a customer (for example, sales of real estate) to be consistent with the standard’s guidance on recognition and measurement (including the constraint on revenue). The FASB also subsequently issued several amendments to the standard, including clarification on principal versus agent guidance, identifying performance obligations, and immaterial goods and services in a contract.

The Company adopted ASU 2014-09 and its related amendments (collectively known as ASC 606) effective on January 1, 2018 using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods. Therefore, the comparative information has not been adjusted and continues to be reported under ASC Topic 605. Please see refer earlier in Note 2 for a discussion of the Company’s updated policies related to revenue recognition, accounting for costs to obtain and fulfill a customer contract and for the disclosures related to adopting this standard.

Classification of Certain Cash Receipts and Cash Payments

In August 2016, the FASB issued an accounting standard update that provides classification guidance on eight specific cash flow issues, for which guidance previously did not exist or was unclear. The amendments in this accounting standard update are effective for periods beginning after December 15, 2017. Early adoption is permitted for any entity in any interim or annual period. The provisions of this accounting standard update did not have a material impact on our statements of cash flows.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS (cont.)

Compensation — Stock Compensation

In May 2017, the FASB issued ASU 2017-09, “Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting,” that provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The new guidance became effective for the Company on January 1, 2018 and was applied on a prospective basis, as required. The adoption of this standard did not have an impact on the financial statements or the related disclosures.

Income Statement — Reporting Comprehensive Income

In February 2018, the FASB issued ASU 2018-02, “Income Statement — Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” to address stakeholder concerns about the guidance in current GAAP that requires deferred tax liabilities and assets to be adjusted for the effect of a change in tax laws or rates with the effect included in income from continuing operations in the reporting period that includes the enactment date. The amendments in this update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017 (the “2017 Act”). The ASU must be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate in the 2017 Act is recognized. The Company made the election to early adopt ASU 2018-02 as of January 1, 2018, the standard did not have an impact our financial statements.

Intangibles — Goodwill and Other — Internal-Use Software

In September 2018, the FASB issued ASU 2018-15, “Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract” which requires cloud computing arrangements in a service contact to follow the internal-use software guidance provided by ASC 350-40 in determining the accounting treatment of implementation costs. ASC 350-40 states that only qualifying costs incurred during the application development stage may be capitalized. The Company made the election to early adopt ASU 2018-15 on a retrospective basis, and the standard did not have an impact our financial statements.

Derivatives and Hedging

In August 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities.” The ASU is targeted at simplifying the application of hedge accounting and aims at aligning the recognition and presentation of the effects of hedge instruments and hedge items. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The Company adopted this guidance effective January 1, 2019 and it did not have an impact on the financial statements and related disclosures.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). The FASB issued ASU 2016-02 to increase transparency and comparability among organizations recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under ASU 2016-02, lessors will account for leases using an approach that is substantially equivalent to existing GAAP for sales-type leases, direct financing leases and operating leases. Unlike current guidance, however, a lease with collectability uncertainties may be classified as a sales-type lease. If collectability of lease payments, plus any amount necessary to satisfy a lessee residual value guarantee, is not probable, lease payments received will be recognized as a deposit liability and the underlying assets will not be derecognized until collectability of the remaining amounts becomes probable. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted, and must be adopted using a modified retrospective transition. The Company adopted the standard effective January 1, 2019, utilizing the lessor practical expedient. Since the Company has only one lease and it is short term, the standard did not have an impact on our balance sheets or statements of operations.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 4 — Research collaboration agreement

Effective May 1, 2016, the Company entered into a Research Agreement (the “Research Agreement”) with the University of Central Florida (“UCF” or the “University”) for the development of a prototype surgical robotic device supporting minimal invasive surgical facial corrections.

The Agreement provides that the University will provide personnel to accomplish the objectives as stated in the Statement of Work over a period extending to September 30, 2017. Effective May 1, 2017, the research agreement with the University of Central Florida has been extended to April 30, 2021. No additional payments to the University were required.

The Company agreed to extend funding of $163,307 from Avra’s existing funds.

In addition, Avra has paid $43,548 for outright ownership of the University’s Intellectual Property resulting from the collaboration, which amount is shown as Intellectual Property. Management has assessed the carrying value of the asset and believes there has been no diminution of its value and accordingly, no adjustment is necessary.

The total cost to the Company is:

Research Expense – funded from existing funds	$163,307
Acquisition of Intellectual Property Rights	43,548
Total	$206,855

For the six and three months ended June 30, 2019, $51,874 and $27,812 had been paid under the Agreement, respectively. For the six and three months ended June 30, 2018, $4,229 and $16,281 had been paid under the Agreement, respectively. The balance of the amount owing to the University was fully paid on February 24, 2017 and April 7, 2017. Additionally, a $68,952 matching funds grant from the Florida High Tech Corridor Council (FHTCC) was approved on July 16, 2016 which will provide the University research funds in addition to the Company’s funding obligation to the University. The FHTCC research grant is subject to certain research obligations and action requirements which if not met may result in the loss of the FHTCC research funding. The agreement further provides for the payment of a 1% royalty to the University in any year when the sales of products using the intellectual property exceeds $20,000,000.

NOTE 5 — ACCRUED EXPENSES

Accrued Expenses include $240,000 and $150,000 of accrued officer compensation at June 30, 2019 and December 31, 2018 respectively.

NOTE 6 — PROMISSORY NOTES

During the year ended December 31, 2016, the Company borrowed $480,000 under 7.5% Convertible Promissory Note Agreements. The Notes were due September 30, 2017 and bore interest at 7.5%. The noteholders had agreed to extend the maturity to October 31, 2017. The notes were convertible into common stock of the Company at $0.50 per share in the event of a voluntary conversion on or before an optional prepayment or the maturity date, or (1) the lower of $0.50 or (2) a 20% discount to the effective price per share offering price in the event of a mandatory conversion upon consummation of a “Qualified Financing”, as defined. The Company had pledged all assets as security for the notes. In the event of default, the notes would bear interest at 12% per annum.

Based upon the Company’s funding of $542,260, a Qualified Financing, a mandatory conversion of the $480,000 in principal of Convertible Notes was triggered. The $480,000 in principal plus accrued interest were converted into 960,000 common shares and three-year Warrants to purchase 144,000 common shares at $1.25 per share.

Further, the Company borrowed $100,000 from an individual on May 16, 2016 under a note bearing interest at 5%. The note, along with accrued interest, was repaid on September 30, 2016.

On December 31, 2018, the Company borrowed $15,000 under a non-interest bearing promissory note from a related party. The note matures on December 31, 2019. Also, on December 31, 2018, the Company borrowed an additional $15,000, with interest payable annually at 4%, maturing on December 31, 2019.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 6 — PROMISSORY NOTES (cont.)

During January 2019, the Company borrowed $20,000 under a non interest bearing promissory note which matures on December 31, 2019.

On February 6, 2019, the Company borrowed from its CEO, $17,500 under a non interest bearing promissory note which matures on February 6, 2020.

On March 11, 2019, the Company borrowed $25,000 under a promissory note bearing an annual interest rate of 5% and which matures on September 11, 2019. The loan includes a warrant to purchase 12,500 common shares at a strike price of $1.25 per share. The warrant expires in 3 years.

On March 14, 2019, the Company borrowed $25,000 under a promissory note bearing an annual interest rate of 5% and which matures on September 14, 2019. The loan includes a warrant to purchase 12,500 common shares at a strike price of $1.25 per share. The warrant expires in 3 years.

On March 29, 2019, the Company borrowed $25,000 under a promissory note bearing an annual interest rate of 5% and which matures on September 29, 2019. The loan includes a warrant to purchase 12,500 common shares at a strike price of $1.25 per share. The warrant expires in 3 years.

On May 8, 2019, the Company borrowed from its CEO, $25,000 under a non interest bearing promissory note which matures on May 8, 2020.

On May 29, 2019, the Company borrowed from its CEO, $25,000 under a non interest bearing promissory note which matures on May 29, 2020.

On June 26, 2019, the Company borrowed from its CEO, $40,000 under a non interest bearing promissory note which matures on June 26, 2020.

The warrants are valued at $16,221 using Black Scholes and such amount has been recorded as Unamortized Discount on Notes Payable and is being amortized over six months, the maturity term of the notes payable. During the six and three months ended June 30, 2019, $6,307 and $5,406 respectively of the discount was amortized and charged to interest expense.

NOTE 7 — INCOME TAXES

The Company’s deferred tax assets at June 30, 2019 consist of net operating loss carry forwards of $2,579,192. Using a new federal statutory tax rate of 21%, the valuation allowance balance as of June 30, 2019 total of $541,630. The increase in the valuation allowance balance for the six months ended June 30, 2019 of $62,505 is entirely attributable to the net operating loss.

The Company’s deferred tax assets at December 31, 2018 consist of net operating loss carry forwards of $2,083,255. Using a federal statutory tax rate of 21%, the valuation allowance balance as of December 31, 2018 total of $437,484.

Due to the uncertainty of their realization, no income tax benefits have been recorded by the Company for these loss carry forwards as valuation allowances have been established for any such benefits. The increase in the valuation allowance was the result of increases in the net operating losses discussed above. Therefore, the Company’s provision for income taxes is $-0- for the three and six months ended June 30, 2019 and 2018.

At June 30, 2019 and December 31, 2018, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. The Company does not expect that its unrecognized tax benefits will materially increase within the next twelve months. The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. At June 30, 2019 and December 31, 2018, the Company has not recorded any provisions for accrued interest and penalties related to uncertain tax positions.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations.

AVRA MEDICAL ROBOTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDERS’ EQUITY (DEFICIT)

The Company is authorized to issue up to 100,000,000 shares of common stock, $0.0001 par value per share plus 5,000,000 shares of preferred stock, par value $0.0001. On February 1, 2016 subscriptions were issued for 5,899,600 shares of common stock at $0.0001 per share (total $590). In February 2017, the Company raised an additional $135,000 from a private offering of 135,000 shares of common stock at a price of $1.00 per share made to three investors.

On September 30, 2017, the Company raised an additional $542,260, from a private offering of 433,808 shares of common stock at a price of $1.25 per share.

Effective April 1, 2017, the Company entered into Conversion Agreements with its Chairman/CEO and its former Chief Financial Officer whereby each agreed to convert the amounts owing to them as of March 31, 2017 as compensation into common stock of the Company at a price of $2.00 per share. Furthermore, the former Chief Financial Officer had agreed to convert any future amounts due as compensation per his Employment Agreement effective through August 1, 2017, into shares of common stock at $2.00 per share as such amounts are earned, and the Chairman/CEO had agreed to convert any future amounts in excess of $2,500 per month due as compensation through July 1, 2017, per his Employment Agreement, into shares of common stock at $2.00 per share as such amounts are earned. On April 1, 2017, 57,438 shares were issued under the agreement to convert compensation due to the Chairman/CEO and its former Chief Financial Officer. Both agreements were renewed upon their respective expirations. As of July 1, 2017, the Chairman/CEO agreed to convert any future amounts in excess of $2,500 per month due as compensation through December 31, 2017, per his Employment Agreement, into shares of common stock at $2.00 per share, as such amounts are earned. As of August 1, 2017, its former Chief Financial Officer agreed to convert all cash payments due to the employee per his Employment Agreement, into shares of common stock using a price of $2.00 per share, as such amounts are earned.

On September 30, 2017, the Chairman/CEO and its former Chief Financial Officer converted $117,000 of compensation owed into 58,500 common shares.

In addition, on September 30, 2017, the promissory notes of $480,000 were converted into 960,000 shares of common stock (see Note 5). The interest due on the promissory note was exchanged for Warrants to purchase 144,000 common shares at $1.25. The Warrants expire on the third-year anniversary.

On February 23, 2018, the board of directors of Avra authorized the issuance of an aggregate of 218,000 shares of Avra’s common stock (the “Shares”) as follows:

•        150,000 Shares at a value of $1.25 per Share, to six consultants and service providers for services rendered through December 31, 2017;

•        35,000 Shares, at a value of $1.25 per Share, to Farhan Taghizadeh, M.D., Avra’s Chief Medical Officer, for services rendered during the period September 1, 2017 to December 31, 2017; and

•        19,500 and 13,500 Shares, at a value of $2.00 per Share, to Barry F. Cohen and A. Christian Schauer, our Chief Executive Officer and its former Chief Financial Officer, respectively, pursuant to Conversion Agreements with each of such officers, under which they converted all December 31, 2017 accrued but unpaid compensation due them under their respective employment agreements with the Company into the Shares.

On August 13, 2018 the Company sold 16,000 shares of its common stock for $20,000.

On October 4, 2018, the Board of Directors adopted the following resolutions and took the following actions by unanimous written consent in lieu of a meeting in accordance with the applicable provisions of the Florida business Corporation Act:

•        128,300 shares of restricted common stock required to be issued, to six consultants and service providers for services rendered through September 30, 2018;

•        400 shares of restricted common stock required to be issued, for services rendered through February 28, 2018;

AVRA MEDICAL ROBOTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

On January 4, 2019, 115,050 Shares at a value of $1.25 per Share was issued for service rendered.

On April 1, 2019, 95,050 Shares at a value of $1.25 per Share was issued for services rendered.

Holders are entitled to one vote for each share of common stock. No preferred stock has been issued.

NOTE 9 — 2016 INCENTIVE STOCK PLAN

On August 1, 2016, the Company adopted the 2016 Incentive Stock Plan (the “Plan”). The Plan provides for the granting of options to employees, directors, consultants and advisors to purchase up to 3,000,000 shares of the Company’s common stock. The Board is responsible for administration of the Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. Incentive stock options may be granted to any officer or employee at an exercise price per share of not less than the fair market value per common share on the date of the grant.

For options granted October 1, 2017, the following factors were used: volatility 45.07%; expected term of 3 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $1.25 per share.

For options granted May 1, 2018, the following factors were used: volatility 62.16%; expected term of 3 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $1.25 per share.

For options granted July 1, 2018, the following factors were used: volatility 31.34%; expected term of 3 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $1.25 per share.

On July 1, 2018 options for 75,000 shares were issued to our Counsel for services rendered totaling $21,000. These shares are vested immediately and expire on July 1, 2023. The exercise price is $1.25.

For the six months ended June 30, 2019 and 2018, 210,000 and zero options were exercised. Non-vested Options for 97,639 shares were forfeited during March 2018.

At June 30, 2019 and December 31, 2018 options representing 2,280,417 shares and 2,243,250 shares were vested or exercisable, respectively.

All options issued to-date expire after five years from the issue date. Except for the option for one million shares issued to the CEO and to the Company’s counsel for 115,000 shares that vested immediately, all the options issued to date vest over three years.

Stock options are accounted for in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, with option expense amortized over the vesting period based on the Black-Scholes option-pricing model fair value on the grant date, which includes a number of estimates that affect the amount of expense. During the three months ended June 30, 2019 and 2018, $15,117 and $7,981 respectively, of expensed stock options has been recorded as stock-based compensation and classified in general and administrative expense on the Statement of Operations. The total amount of unrecognized compensation cost related to non-vested options was $98,787 as of June 30, 2019. This amount will be recognized over a period of 25 months expiring April 2021.

The grant date fair value of options granted during the year of 2016 were estimated on the grant date using the Black-Scholes model with the following assumptions: expected volatility of 181%, expected term of 2.9 years, risk-free interest rate of 2.00% and expected dividend yield of 0% for the options granted on August 15, 2016 with an exercise price of $0.10 per share and; expected volatility of 73.64%, expected term of 2.9 years, risk-free interest rate of 2.00% and expected dividend yield of 0% for the options granted on October 1, 2016 with an exercise price of $0.15 per share. For options granted January 1, 2017, the following factors were used; volatility 63.05%; expected term of 2.9 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $0.15 per share. For options granted August 1, 2017, the following factors were used: volatility 36.18%; expected term of 2.9 years, risk-free

AVRA MEDICAL ROBOTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 9 — 2016 INCENTIVE STOCK PLAN (cont.)

interest rate of 2.00%, dividend yield of 0% and exercise price of $1.00 per share. For options granted May 1, 2018, the following factors were used; volatility 62.16%; expected term of 3 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $1.25 per share. For options granted July 1, 2018, the following factors were used; volatility 31.34%; expected term of 3 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $1.25 per share. For options issued on February 1, 2019, volatility 50.58%; expected term of 3 years, risk-free interest rate of 2.00%, dividend yield of 0% and exercise price of $2.00 per share.

Expected volatility is based on the average of the historical volatility of the stock prices of a blend of five publicly traded companies operating in a similar industry as that of the Company. The risk-free rate is based on the rate of U.S Treasury zero-coupon issues with a remaining term equal to the expected life of the options. The Company uses historical data to estimate pre-vesting for feature rates.

NOTE 10 — EMPLOYMENT AGREEMENTS

On July 1, 2016, the Company entered into an Employment Agreement with its Chairman and Chief Executive Officer. The agreement provides for an annual salary of $120,000 per year, increasing to $180,000 per year beginning July 2017. Through December 2016, the employee agreed to not receive the compensation in cash until the Board of Directors deemed it prudent to pay some or all of his salary. Further the Agreement provides that the employee will receive a three-year option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.10 per share, and becoming fully vested on August 15, 2016.

On August 1, 2016, the Company entered into a one-year Employment Agreement with its Chief Financial Officer. The agreement provides for an annual salary of $108,000 per year. Through December 2016, the employee agreed to not receive the compensation in cash until the Board of Directors deemed it prudent to pay some or all of his salary. Further the Agreement provides that the employee will receive a three-year option to purchase 210,000 shares of the Company’s common stock at an exercise price of $0.10 per share, with 70,000 shares becoming fully vested upon each yearly anniversary. The options are to be surrendered and cancelled if the Agreement is terminated. The Agreement has expired but its compensation terms continue in effect as long as the employee remains employed by the Company.

On August 1, 2016, the Company entered into a three-year Employment Agreement with its Vice President of Global Business Development. The agreement provides for an annual salary of $96,000 per year, increasing to $144,000 per year beginning July 2017. Through December 2016, the employee agreed to not receive the compensation in cash until the Board of Directors deemed it prudent to pay some or all of his salary. Further the Agreement provides that the employee will receive a three-year option to purchase 300,000 shares of the Company’s common stock at an exercise price of $0.10 per share, with 100,000 shares vested on each yearly anniversary.

Further, on July 1, 2016, the Company entered into Indemnification Agreements with the Chairman and Chief Executive Officer, and on August 1, 2016 the Chief Financial Officer and the Vice-President of Global Business Development providing for the Company to indemnify the individuals for all expenses, judgments, etc. incurred while serving in various capacities with the Company.

Commencing March 1, 2018, the Company entered into an employment agreement with its new Chief Strategy Officer whereby compensation will be determined upon sufficient funding of the Company. The Company granted a 300,000 share stock award under its 2016 Incentive Stock Plan, which vests in five equal annual installments of 60,000 shares each.

In addition, on May 1, 2018 options for 250,000 shares that vest monthly over 3 years were also issued to our Chief Strategy Officer. These options expire on May 1, 2023 and are exercisable at $1.25.

Commencing January 1, 2019, the Company entered into a consulting agreement with an IR/PR Company whereby compensation will be $1,500 per month for six months. Also, the Company will issue 36,000 restricted common shares as part of the compensation (see Note 13).

AVRA MEDICAL ROBOTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 11 — EARNINGS PER SHARE

Basic earnings per share (“basic EPS”) is computed by dividing the net income or loss by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share (“diluted EPS”) gives effect to all dilutive potential shares outstanding. For the six months ended June 30, 2019 and 2018, the potential exercise of stock options has been excluded from the computation of loss per share as the effect was anti-dilutive.

NOTE 12 — LEASE COMMITMENT

The Company occupies office and laboratory space in Orlando, Florida under a lease agreement that expired on July 31, 2017. Effective August 1, 2018 and modified on September 1, 2018, the agreement extended the lease term to July 31, 2019. The amended agreement provides that the Company pay insurance, maintenance and taxes with a monthly lease expense of $2,363.05. Either party may cancel the agreement at any time with 30 days’ notice.

NOTE 13 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date that the financial statements were issued and determined that there were subsequent events requiring adjustments to or disclosure in the financial statements.

On July 1, 2019, the Board of Directors adopted the following resolutions and took the following actions by unanimous written consent in lieu of a meeting in accordance with the applicable provisions of the Florida Business Corporation Act:

•        43,672 shares of restricted common stock required to be issued, to seven consultants and service providers for services rendered through June 30, 2019;

On July 1, 2019, 36,000 shares of restricted common stock was issued, to its IR/PR Company per the consulting agreement (see Note 10).

On July 19, 2019, the Company borrowed from its CEO, $50,000 under a non interest bearing promissory note which matures on July 19, 2020.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

         Units, Each Unit Consisting of

One Share of Common Stock and

a Warrant to Purchase         shares of Common Stock

____________________

PROSPECTUS

____________________

Sole Book-Running Manager

Maxim Group LLC

_________ __, 2019

Until             , 2019 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, upon the completion of this Offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee		$2,863.00
FINRA filing fee		$3,807.50
Nasdaq listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*
Total	$	*

____________

*        To be filed by amendment.

Item 14.     Indemnification of Directors and Officers

Under Section 607.0850 of the Florida Business Corporation Act, the Company has the authority to indemnify its directors and officers to the extent provided for in such statute. Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, employment agreements and non-employee director appointment letters provide for indemnification of our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

See also the undertakings set out in response to Item 17 herein.

Item 15.     Recent Sales of Unregistered Securities

During the past two years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act, as amended:

(a)     On September 30, 2017, the Company raised an additional $542,260, from a private offering of 433,808 shares of common stock at a price of $1.25 per share.

(b)    On September 30, 2017, the Chairman/CEO and the Chief Financial Officer converted $117,000 of compensation owed into 58,500 common shares.

(c)     Between July 1, 2016 and through the date of this registration statement, we have issued options to purchase 2,871,111 shares under our 2016 Incentive Stock Plan, of which 210,000 were exercised, and stock awards of 2,431,000 shares to 14 employees and outside consultants, including the following directors and executive officers:

Name	Title	Number of Shares
Barry F. Cohen	Chairman/Chief Executive Officer	1,250,000
Dr. Nikhil L. Shah, D.O.	Chief Strategy Officer	952,361
Dr. Ray Powers, Ed.D.	Chief Operating Officer	75,000
Dr. Farhan Taghizadeh, M.D.	Chief Medical Officer	270,000
Nicole Bergman-Fong	General Counsel	60,000
Peter Carnegie	Director	45,000
A. Christian Schauer	Director	210,000

(d)    Effective March 31, 2017, we converted $42,876 and $72,000 in accrued compensation due to our Chairman/CEO and our Chief Financial Officer into 21,438 shares and 36,000 shares of our common stock, respectively, at a conversion price of $2.00 per share.

(e)     On February 23, 2018, the board of directors of Avra authorized the issuance of the following shares of our common stock:

•        150,000 shares at a value of $1.25 per share, to six consultants and service providers for services rendered through December 31, 2017;

•        35,000 shares, at a value of $1.25 per share, to Farhan Taghizadeh, M.D., Avra’s Chief Medical Officer, for services rendered during the period September 1, 2017 to December 31, 2017; and

•        19,500 and 13,500 shares, at a value of $2.00 per Share, to Barry F. Cohen and A. Christian Schauer, our Chief Executive Officer and Chief Financial Officer, respectively, pursuant to Conversion Agreements with each of such officers, under which they converted all December 31, 2017 accrued but unpaid compensation due them under their respective employment agreements with the Company into the shares.

(g)    On March 31, 2018, our Chief Financial Officer at the time converted $18,000 of accrued compensation into 9,000 shares.

(h)    On August 13, 2018 the Company sold 16,000 shares of its common stock for $20,000.

(i)     On October 4, 2018, the Board of Directors authorized the issuance of an aggregate of 128,700 shares of Avra’s common stock as follows:

•        128,300 shares to six consultants and service providers for services rendered through September 30, 2018;

•        400 shares to one individual for services rendered through February 28, 2018;

(j)     On November 1, 2018, we issued 30,000 shares to a law firm for legal services rendered.

(k)    During the fourth quarter of 2018, the Company issued the following shares of our common stock:):

•        25,000 shares to Farhan Taghizadeh, our Chief Medical Officer as compensation for his services as an employee of the Company;

•        19,600 shares to three non-affiliated consultants for services rendered;

•        12,000 shares to a non-affiliated service provider;

•        18,000 shares to patent counsel for services rendered;

•        25,000 shares to a non-affiliated equipment provider for the purchase of certain equipment;

•        16,000 shares to a single investor at a price of $1.25 per share; and

•        9,000 shares to A. Christian Schauer, our former Chief Financial Officer and past director in payment of accrued but unpaid salary through February28, 2018.

(l)     During the first quarter of 2019, the Company issued the following shares of our common stock:

•        15,000 shares to Farhan Taghizadeh, our Chief Medical Officer as compensation for his services as an employee of the Company;

•        13,800 shares to four non-affiliated consultants for services rendered;

•        56,250 shares to a non-affiliated service provider; and

•        30,000 shares to patent counsel for services rendered.

(m)   During the second quarter of 2019, the Company issued the following shares of our common stock:

•        19,000 shares to Farhan Taghizadeh, our Chief Medical Officer as compensation for his services as an employee of the Company; and

•        124,672 shares to four non-affiliated consultants for services rendered.

(n)    In August 2019, the Company issued the following shares of our common stock:

•        250,000 shares to Barry Cohen, our Chief Executive Officer as compensation for his services as an employee of the Company; and

•        350,000 shares to a non-affiliated consultant for services rendered.

All of the foregoing securities were issued in accordance with the exemption from registration afforded by Section 4(a) (2) of and/or Regulation D or Rule 701 promulgated under the Securities Act, as amended, as the persons receiving such shares having provided the Company with appropriate representations as to their investment intent and their status as “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Item 16.     Exhibits and Financial Statement Schedules.

(a)     See the Exhibit Index on the page immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)    No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.     Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement*
3.1(i)	Amended and Restated Articles of Incorporation**
3.2	ByLaws**
4.1	Form of Common Stock Purchase Warrant*
4.2	Form of Underwriters’ Warrant (included in Exhibit 1.1)*
5.1	Opinion of Gutiérrez Bergman Boulris, PLLC*
10.1	2016 Incentive Stock Plan**(1)
10.2	Research Agreement with the University of Central Florida**
10.3	Employment Agreement with Barry F. Cohen**(1)
10.6	Form of Director Appointment Agreement**(1)
10.7	Form of Indemnification Agreement**(1)
10.8	Conversion Agreement between the Company and Barry F. Cohen**(1)
10.9	Conversion Agreement between the Company and A. Christian Schauer**(1)
10.10	Collaborative Research and Development Agreement between the Company and Infinite Mind, LLC***
10.11	Service Agreement between the Company and Dr. Ray Powers***
10.12	Service Agreement between the Company and Dr. Farhan Taghizadeh***
10.13	Service Agreement between the Company and Dr. Nikhil L. Shah***
10.14	Service Agreement between the Company and Nicole Bergman-Fong***
10.15	Unsecured Promissory Note dated December 31, 2018, made by the Company in favor of Barry F. Cohen***
10.16	Unsecured Promissory Note dated February 6, 2019, made by the Company in favor of Barry F. Cohen***
10.17	Unsecured Promissory Note dated May 8, 2019, made by the Company in favor of Barry F. Cohen***
10.18	Unsecured Promissory Note dated May 29, 2019, made by the Company in favor of Barry F. Cohen ***
10.19	Unsecured Promissory Note dated June 26, 2019, made by the Company in favor of Barry F. Cohen***
10.20	Unsecured Promissory Note dated July 19, 2019, made by the Company in favor of Barry F. Cohen***
10.21	Unsecured Promissory Note dated August 26, 2019, made by the Company in favor of Barry F. Cohen***
14.1	Code of Ethical Conduct**
23.1	Consent of De Leon & Company, P.A.***
23.2	Consent of Gutiérrez Bergman Boulris, PLLC (Included in Exhibit 5.1)*
23.3	Consent of Margaret Gilliam***
23.4	Consent of Jack H. Pechter***
24.1	Power of Attorney (see signature page to this Registration Statement on Form S-1)

____________

*        To be filed by amendment.

**      Filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-216054) and incorporated herein by reference.

***    Filed herewith.

(1)      Indicates management contract or compensatory plan or arrangement.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Orlando, Florida, on October 2, 2019.

AVRA MEDICAL ROBOTICS, INC.
By:	/s/ Barry F. Cohen
Barry F. Cohen, Chief Executive Officer and Acting Chief Financial Officer
(Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry F. Cohen and Peter Carnegie and each of them, as a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for each of them and in each name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following person in the capacities and on the dates stated.

Signatures		Title(s)	Date
By:	/s/ Barry F. Cohen	Chief Executive Officer, Acting Chief	October 2, 2019
	Barry F. Cohen	Financial Officer and Director (Principal Executive, Financial and Accounting Officer)
By:	/s/ Peter Carnegie	Director	October 2, 2019
Peter Carnegie